  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1996

                                                REGISTRATION NO. 333-05525
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------

                           E*TRADE GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                       6211                    94-2844166
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
  JURISDICTION OF         CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
  INCORPORATION OR
   ORGANIZATION)

                            FOUR EMBARCADERO PLACE
                                2400 GENG ROAD
                              PALO ALTO, CA 94303
                                (415) 842-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                             CHRISTOS M. COTSAKOS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           E*TRADE GROUP, INC.
                            FOUR EMBARCADERO PLACE
                                2400 GENG ROAD
                              PALO ALTO, CA 94303
                                (415) 842-2500
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
        THOMAS A. BEVILACQUA                  KENNETH L. GUERNSEY
           THOMAS J. LIMA                       KARYN R. SMITH
         VALERIE J. HORWITZ                  JONATHAN S. DICKSTEIN
   BROBECK, PHLEGER & HARRISON LLP
   ONE MARKET, SPEAR STREET TOWER         COOLEY GODWARD CASTRO HUDDLESON
                                                    & TATUM
       SAN FRANCISCO, CA 94105          ONE MARITIME PLAZA, 20TH FLOOR
           (415) 442-0900                   SAN FRANCISCO, CA 94111
                               ---------------
                                                (415) 693-2000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF     AMOUNT     PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)        PRICE(2)         FEE(3)
- -------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share.........   5,364,750        $12.00         $64,377,000       $22,199

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 699,750 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee.

(3) A registration fee of $35,056 was previously paid with the initial filing of the Registration Statement on June 7, 1996.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            E*TRADE GROUP, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS ON FORM S-1

 ITEM NUMBER AND HEADING
 IN FORM S-1 REGISTRATION                       LOCATION IN PROSPECTUS
- -------------------------------------------------------------------------------
  1.Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus..  Outside Front Cover Page

  2.Inside Front and Outside Back Cover Pages
      of Prospectus...........................  Inside Front and Outside Back
                                                Cover Pages


  3.Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk
                                                Factors; Inside Front Cover
                                                Page

  4.Use of Proceeds...........................  Prospectus Summary; Use of
                                                Proceeds

  5.Determination of Offering Price...........  Outside Front Cover Page;
                                                Underwriting

  6.Dilution..................................  Dilution
                                                Principal and Selling

  7.Selling Security Holders..................  Stockholders
                                                Outside Front Cover Page;

  8.Plan of Distribution......................  Underwriting
                                                Prospectus Summary;

  9.Description of Securities to be
      Registered..............................  Capitalization; Description of
                                                Capital Stock

 10.Interests of Named Experts and Counsel....  Management

 11.Information with Respect to the
      Registrant..............................  Outside Front Cover Page;
                                                Prospectus Summary; Risk
                                                Factors; Dividend Policy;
                                                Capitalization; Selected
                                                Financial Data; Management's
                                                Discussion and Analysis of
                                                Financial Condition and Results
                                                of Operations; Business;
                                                Management; Certain
                                                Transactions; Principal and
                                                Selling Stockholders;
                                                Description of Capital Stock;
                                                Shares Eligible for Future
                                                Sale; Experts; Additional
                                                Information; Consolidated
                                                Financial Statements
 12.Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 22, 1996

                              [E*TRADE LOGO]

                             4,665,000 SHARES

                                  COMMON STOCK

  Of the 4,665,000 shares of Common Stock offered hereby, 4,000,000 shares are being sold by E*TRADE Group, Inc. ("E*TRADE" or the "Company") and 665,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                     --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                     --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       UNDERWRITING                  PROCEEDS
                           PRICE TO    DISCOUNTS AND  PROCEEDS TO   TO SELLING
                            PUBLIC      COMMISSIONS   COMPANY(1)   STOCKHOLDERS
- -------------------------------------------------------------------------------
Per Share.............. $              $             $             $
- -------------------------------------------------------------------------------
Total(2)............... $              $             $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1)Before deducting expenses payable by the Company, estimated at $1,745,000.

(2) The Company and a Selling Stockholder have granted to the Underwriters a 30-day option to purchase up to an additional 699,750 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Stockholders will be $   , $   , $    and $   , respectively.

                     --------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about       , 1996.

ROBERTSON, STEPHENS & COMPANY

                               HAMBRECHT & QUIST

                                                        DEUTSCHE MORGAN GRENFELL

                   The date of this Prospectus is      , 1996

                  JOIN THE ELECTRONIC TRADING REVOLUTION

                              WWW.ETRADE.COM

                  [GRAPHIC OF GLOBE WITH CIRCLING RINGS]

INFORMATION CONTAINED IN THE COMPANY'S WEB SITE SHALL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

E*TRADE: INNOVATION, TECHNOLOGY, SERVICE, VALUE

E*TRADE is a leading provider of cost-effective, secure online discount brokerage services, offering its customers a combination of innovation, technology, service and value.

  Its services feature an easy-to-use graphical user interface, the ability to create personalized environments reflecting users' individual needs and interests and unbundled services for cost-effective pricing.

  Customers can access E*TRADE through the Internet, direct modem link, online service providers America Online and CompuServe and touch-tone telephone. Automated order placement, portfolio tracking, related market information and news are available 24 hours a day, seven days a week.

ELECTRONIC
  COMMERCE







THE INTERNET: INNOVATIVE BUSINESS OPPORTUNITIES

Just as the microprocessor changed computing, the emergence of the Internet as a tool for communication and commerce is driving a revolution in online transactions and information services, providing organizations and individuals around the world with new ways of conducting business.

SOLUTIONS

       [collage graphic/photos, including computer hardware, globe in palm]


TECHNOLOGY

ELECTRONIC COMMERCE: FASTER, LESS EXPENSIVE, MORE CONVENIENT

With the proliferation of personal computers and modems and the rise of the Internet, companies that have traditionally conducted business in person, through the mail or by telephone are utilizing electronic commerce. Consumers are recognizing that self-directed online transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.


E*TRADE'S MISSION: TO BE A RECOGNIZED LEADER IN ELECTRONIC COMMERCE

E*TRADE offers electronic access virtually anywhere, at any time, thereby shifting the financial services paradigm from a business hours only, intermediary-based model to one in which consumers have ultimate control over when and where they initiate transactions. The Company's technology can be adapted to other aspects of electronic commerce. Leveraging this technology and its position as a leading provider of online discount brokerage services, E*TRADE's mission is to be a recognized leader in electronic commerce.

                                INNOVATION




  [collage graphic/photos, including globe in palm, clock, money, person with briefcase]

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL     , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                 -------------

                            TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    7
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   32
Management................................................................   54
Certain Transactions......................................................   64
Principal and Selling Stockholders........................................   66
Description of Capital Stock..............................................   69
Shares Eligible for Future Sale...........................................   72
Underwriting..............................................................   74
Legal Matters.............................................................   76
Experts...................................................................   76
Additional Information....................................................   76
Index to Consolidated Financial Statements................................  F-1

                                 -------------

  The Company intends to mail to all of its stockholders an annual report containing financial statements audited by its independent accountants for each fiscal year and quarterly reports containing unaudited summary information for each of the first three quarters of each fiscal year.

  E*TRADE (R) is a registered trademark of the Company. TELE*MASTER(TM), among other marks, is an additional common law trademark of the Company. This Prospectus also includes trademarks of entities other than the Company.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Investors should consider carefully the information discussed under the heading "Risk Factors."

                                  THE COMPANY

  E*TRADE Group, Inc. ("E*TRADE or the "Company") is a leading provider of cost-effective, secure online discount brokerage services. The Company offers automated order placement, portfolio tracking and related market information, news and other information services 24 hours a day, seven days a week by means of the Internet, online service providers CompuServe and America Online, direct modem access, touch-tone telephone and, to a lesser extent, interactive television. E*TRADE's proprietary transaction processing technology enables it to offer highly automated, easy-to-use and cost-effective services that empower its customers to take control of their own financial transactions. Further, the Company's technology can be adapted to provide information and transaction processing services related to other aspects of electronic commerce, such as the processing of insurance transactions and electronic cash transfers. See "Business--Strategic Relationships and Business Development."

  Advancements in telecommunications and information technology have fundamentally altered the way individuals conduct business. Just as the microprocessor dramatically changed the way individuals use computers, the emergence of the Internet as a tool for communications and commerce is bringing about a revolution in the world of financial transactions and information services. This phenomenon is providing individual investors with direct access to information and transaction processing capabilities once available only through full-commission securities brokerage firms. As a result, consumers are increasingly taking direct control over their personal investment transactions, not simply because they are able to, but because they find it more convenient and cost-effective than relying on full-commission or even traditional discount brokers.

  E*TRADE provides its customers with the ability to place orders for stock trades and other investment transactions directly, and at a lower, more predictable transaction cost than traditional full-commission or discount brokerage firms. The Company's services feature an easy-to-use graphical user interface, the ability to create "personalized environments" reflecting users' individual needs and interests, accessibility from virtually anywhere at any time via multiple gateways, unbundled services for cost-effective pricing and highly secure services through the use of encryption and authentication technology.

  The Company had over 73,000 accounts as of June 30, 1996, with an average monthly growth in accounts of 11% since January 1, 1996, and had an average daily trading volume of approximately 8,000 transactions in June 1996, as compared to 4,200 transactions in December 1995, representing an average monthly growth of 11% over that period. The Internet is the Company's most rapidly growing gateway, with trading volume increasing from approximately 1,300 Internet trades for the first full week the Company offered trading through the Internet (the week ended February 23, 1996) to over 10,900 for the week ended June 28, 1996.

  E*TRADE's objective is to leverage its leading position as a provider of electronic brokerage and information services through automation, innovation, technology, service and value. The Company's strategy to accomplish this objective includes continued aggressive marketing of its electronic brokerage services to further establish E*TRADE's brand name recognition and increase its share of the electronic brokerage market, continual broadening of the functionality of its services and enhancement of its customers' online experience, leveraging the benefits of its highly automated services to enhance their cost-effectiveness, establishing additional strategic relationships with online service, software and information service providers, and expanding into international markets and new electronic commerce applications.

  In June 1996, SOFTBANK Holdings Inc. ("SOFTBANK"), an affiliate of SOFTBANK Corporation, purchased Preferred Stock which will convert automatically upon the completion of this offering into 670,800 shares of Common Stock for an aggregate price of $9.0 million, or $13.42 per share (the "SOFTBANK Investment"). As a result, SOFTBANK will own approximately 2.2% of the Company's outstanding Common Stock upon the completion of this offering. SOFTBANK Corporation is Japan's largest distributor of computer software, peripherals and systems, as well as Japan's largest publisher of computer-related magazines and books. See "Certain Transactions."

  The Company was incorporated in California in 1982 and will be reincorporated in Delaware prior to the commencement of this offering. Its principal corporate offices are located at Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303, and its telephone number is (415) 842-2500. Unless otherwise indicated, all references in this Prospectus to "E*TRADE" or the "Company" refer to E*TRADE Group, Inc., a Delaware corporation, E*TRADE Securities, Inc., its principal broker-dealer subsidiary ("E*TRADE Securities"), its other subsidiaries and its predecessor California corporation. The Company's World Wide Web ("Web") site is located at http://www.etrade.com. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

 Common Stock offered by the Company........  4,000,000 shares
 Common Stock offered by the Selling
  Stockholders..............................    665,000 shares
 Common Stock to be outstanding after the
  Offering.................................. 28,392,597 shares(1)
 Use of Proceeds............................ To repay debt and for working capital and general corporate
                                             purposes, including capital
                                             expenditures and potential
                                             acquisitions. See "Use of
                                             Proceeds."
 Proposed Nasdaq National Market symbol..... EGRP

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (in thousands, except per share and operating data)

                                                                     NINE MONTHS
                                                                        ENDED
                                YEAR ENDED SEPTEMBER 30,              JUNE 30,
                         ----------------------------------------- ---------------
                          1991     1992     1993    1994    1995    1995    1996
                         -------  -------  ------- ------- ------- ------- -------
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Total revenues.......... $   832  $   848  $ 2,974 $10,905 $23,340 $15,149 $34,483
Pre-tax income (loss)...    (108)    (283)     103     244   4,309   3,590  (2,224)
Net income (loss).......    (110)    (285)      99     785   2,581   2,150  (1,334)
Net income (loss) per
 share(2)............... $ (0.01) $ (0.01) $    -- $  0.03 $  0.10 $  0.08 $ (0.05)
Shares used to compute
 per share data(2)......  23,954   24,954   26,803  26,312  26,608  25,577  28,550
OPERATING DATA:
Average customer trades
 per day................      --       12      194     869   2,335   1,926   5,606

                                                                JUNE 30, 1996
                                                             -------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(3)
                                                             ------- -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents........................................ $15,409   $52,251
Total assets................................................  29,685    66,527
Long-term obligations.......................................   1,860        27
Stockholders' equity........................................  22,379    61,554

(footnotes on following page)

- --------

(footnotes from preceding page)

(1) Excludes 5,619,840 shares of Common Stock issuable upon the exercise of outstanding options as of June 30, 1996. See "Management--Associate Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements.

(3) Adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price per share of $11.00 and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ----------------

Except as set forth in the Consolidated Financial Statements or as otherwise indicated, all information in this Prospectus (i) gives effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering, (ii) assumes no exercise of the Underwriters' over-allotment option and (iii) reflects the filing of the Restated Certificate of Incorporation, the reincorporation of the Company in Delaware in July 1996 and the related conversion of each share of Common Stock of the Company into 60 shares of Common Stock of the Delaware corporation and adjustment of the conversion ratio of all outstanding shares of Preferred Stock so that each share of Preferred Stock is convertible into 60 shares of Common Stock.

This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

RISKS ASSOCIATED WITH MANAGEMENT OF A CHANGING BUSINESS

  The Company has experienced substantial changes in and expansion of its business and operations since it began offering electronic brokerage services in 1992 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional skilled personnel in 1996 and later years, including persons with experience in both the computer and brokerage industries, and, in particular, persons with Series 7 or other broker-dealer licenses. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified senior managers and technical persons in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to hire, train, motivate and manage its associates. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Associates" and "Management."

  The rapid growth in the use of the Company's services has strained its ability to adequately expand technologically. The haste required in acquiring new equipment and applications may result in less rigorous testing and validation of hardware and software, which could lead to performance problems. In addition, the Company relies on a number of third parties to process its transactions, including online access providers, back office processing organizations, services providers and market makers, all of which will need to expand the scope of the operations they perform for the Company. Any backlog caused by a third party's inability to expand at the rate necessary to meet the Company's needs could have a material adverse effect on the Company's business, financial condition and operating results. As trading volume increases, the Company may have difficulty hiring, training and integrating qualified personnel at the necessary pace, and the shortage of licensed personnel could cause a backlog in the processing of orders requiring review, exposing the Company not only to unsatisfied customers, but also to liability for transactions that were ordered but not executed on a timely basis.

RISKS OF SYSTEMS FAILURE

  The Company receives and processes trade orders principally through the Internet, online services and touch-tone telephone. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Orders placed from the close of the stock markets one day until the opening the next business day must be processed through the Company's system in a short period of time prior to the opening of the stock markets. Heavy stress placed on the Company's systems during peak trading times could cause the Company's systems to operate at unacceptably low speed or fail. Any significant degradation or failure of the Company's systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. The Company has experienced such systems failures and degradation in the past and, most recently, experienced two such failures in May 1996. In order to promote customer satisfaction and protect the E*TRADE brand name, the Company has compensated customers for verifiable losses arising in connection with such systems failures. The Company sustained losses in excess of $1.7 million for such systems failures in May 1996. Notwithstanding these payments, the Company is aware of electronic third-party communications in which a potential class action lawsuit against the Company relating to such systems failures is discussed. Any such lawsuit would require the attention of senior management and could have a material adverse effect on the Company's business, financial condition and operating results. During a systems failure, the Company may be able to take orders by telephone. However, under applicable regulations, all Company associates accepting telephone orders must have securities brokers' licenses. An adequate number of personnel with securities brokers' licenses may not be available to take calls in the event of a systems failure. There can be no assurance that the Company's network structure will operate appropriately in the event of a sub-system, component or software failure or that, in the event of an earthquake, fire or any other natural disaster, power or telecommunications failure, act of God or act of war, the Company will be able to prevent an extended systems failure. Any systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company has recently received adverse publicity in the financial press primarily relating to systems failures. See "Business--E*TRADE Processing Technology."

RISKS ASSOCIATED WITH THE SECURITIES BUSINESS; CONCENTRATION OF SERVICES

  Substantially all of the Company's revenues in recent years have been from electronic brokerage services, and the Company expects its electronic brokerage services to continue to account for substantially all of its revenues for the foreseeable future. E*TRADE, like other securities firms, is directly affected by national and international economic and political conditions, broad trends in business and finance and substantial fluctuations in volume and price levels of securities and futures transactions. In October 1987 and October 1989, the stock market suffered two of the largest declines in history. As a result of these declines, many firms in the industry suffered financial losses, and the level of individual investor trading activity decreased. Reduced trading volume and prices have historically resulted in reduced transaction revenues. In periods of low volume, the Company's profitability would be adversely affected because certain expenses, consisting primarily of salaries and benefits, computer hardware and software costs and occupancy expenses, remain relatively fixed. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results. Certain of the Company's competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry. See "-- Substantial Competition."

  E*TRADE's brokerage business, by its nature, is subject to various other risks, including customer default and employees' misconduct and errors. In addition, to the extent E*TRADE permits customers to purchase securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by the Company could fall below the amount of a customer's indebtedness. Under specific regulatory guidelines, the borrowing and lending of securities by E*TRADE are accompanied, respectively, by the disbursement and receipt of cash deposits. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject E*TRADE to risk of loss, should there be sharp changes in market values of substantial amounts of securities and parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Operations."

DEPENDENCE ON IMPROVED CUSTOMER SERVICE OPERATIONS

  The Company believes that providing an effective customer service team to handle customer needs is critical to its success. The Company's customer service capacity has been and may continue to be severely strained at times. During the three months ended June 30, 1996, the Company's customer service department serviced approximately 80% of its inquiries through telephone calls and approximately 20% through e-mail. This department handles only non-revenue interactions with customers needing extra assistance and generally is not involved in order processing. The Company frequently has fallen far short of its target response time for customer service calls, with callers waiting over 20 minutes during peak times. Continued sub-optimal customer service could damage the E*TRADE name and lead some customers to transfer their business to other, less congested online brokers, limit their trading activity or refrain from electronic trading entirely. Although the Company is addressing the problem through significant investments in technology and personnel and recently experienced a meaningful improvement in the time required to respond to customer service calls, such attempts have remained short of targeted response times. Even if the Company is able to remedy its current capacity problems, on any given day a surge of activity could cause the Company to fail to provide adequate customer service. There can be no assurance that the Company will be able to remedy its customer service capacity constraints, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Customer Service."

RISKS ASSOCIATED WITH ENTERING NEW MARKETS

  One element of the Company's strategy is to leverage the E*TRADE brand and technology to enter new markets. No assurance can be given that the Company will be able to successfully adapt its proprietary processing technology to provide information and transaction processing services in other markets or that, if successful with such adaptation, it will compete successfully in any such new markets. E*TRADE Securities plans, subject to regulatory approval, to establish investment banking operations, raising public and private equity capital for companies over the Internet and other electronic media. In addition, the Company's strategy is to pursue opportunities, through its subsidiary E*TRADE Online Ventures, Inc. ("E*TRADE Online Ventures"), to increase the Company's customer base and the transaction value and number of products and services offered to the Company's customers. There can be no assurance that the Company will be successful in its pursuit of these opportunities or that such pursuit will not divert management attention or inefficiently utilize Company resources. See "Business--Strategic Relationships and Business Development."

RISKS ASSOCIATED WITH CONVERSION TO SELF-CLEARING OPERATIONS

  The Company implemented self-clearing operations in July 1996. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Prior to its conversion to self-clearing operations, the Company cleared all of its customer trades as a fully-disclosed correspondent of Herzog, Heine, Geduld, Inc. ("Herzog"), a broker-dealer that provides clearing services. Because clearing for itself is a new area of operations for the Company, there can be no assurance that the Company will perform these operations as accurately and efficiently as they have been performed by third parties. Self-clearing securities firms are subject to substantially more regulatory control and examination than the Company has experienced in the past. Errors in performing clearing functions or reporting could lead to civil penalties imposed by the Securities and Exchange Commission (the "SEC") or the National Association of Securities Dealers, Inc. (the "NASD"). Self-clearing operations, especially where conducted by firms such as the Company, without significant prior experience, involve substantial risks of losses due to clerical errors related to the handling of customer funds and securities. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of such errors. Any liability that arises as a result of self-clearing operations could have a material adverse effect on the Company's business, financial condition and operating results. Clearing operations have accounted for a significant portion of the Company's cost of services, and there can be no assurance that clearing for itself will not result in significantly higher clearing costs in the future. During the Company's transition to self-clearing operations, it ran conversion tests to verify the accuracy of its internal systems, while at the same time continuing to incur substantial expenses to Herzog for clearing services. There can be no assurance that such activities accurately tested the reliability of the Company's clearing operations. The failure of the Company to perform self-clearing operations accurately and cost-effectively could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Operations."

  As a self-clearing firm, the Company assumes direct responsibility for the possession and control of customer securities and other assets and the clearance of customer securities transactions. Having this responsibility requires the Company to record on its balance sheet the customer receivables and customer payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities in the customers' margin accounts at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances exceed customer free credit balances, the Company must obtain financing for any excess debit balance. As a result, effective upon conversion to its self-clearing operations, the Company recorded receivables from customers, payables to customers and collateralized bank loans, which has had a significant effect on the Company's total assets and total liabilities. The Company recorded receivables from customers of $185 million and payables to customers of $113 million. In addition, as a self-clearing firm, the Company contracted with a third-party service bureau, Beta Systems, Inc., a subsidiary of Thomson Information Services, Inc. ("Beta Systems"), for its customer record keeping and data processing services. The Company previously relied on Herzog and its data processor for these services. The Company is one of Beta Systems' largest customers and is receiving certain services from Beta Systems that are in addition to and unlike the services Beta Systems provides to any of its other customers. There can be no assurance that Beta Systems will be able to provide these services in an efficient, cost-effective manner and will be able to adequately expand its services to meet the Company's needs. A loss in the availability of these services from Beta Systems and the inability of the Company to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on the Company's business, financial condition and operating results.

POTENTIAL LOSS OF FUTURE ORDER FLOW PAYMENTS

  The Company has arrangements with various Nasdaq market makers, third market firms and exchanges to receive cash payments in exchange for routing trade orders to these firms for execution. This practice of receiving payments for order flow is widespread in the securities industry. Under applicable SEC regulations, receipt of these payments requires disclosure of such payments by the Company to its customers. The revenues received by the Company under these arrangements for the year ended September 30, 1995 and the nine months ended June 30, 1996 amounted to 20% and 22% of total revenues, respectively. There can be no assurance that these revenues will continue at their present levels or that the Company will be able to continue its present arrangements and terms for such payments for order flow. In addition, there can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Operations."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; LOSS IN QUARTER ENDED JUNE 30, 1996

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions or enhancements of online brokerage services and products by the Company or its competitors; market acceptance of online brokerage services and products; the pace of development of the market for online commerce; changes in trading volume in the securities markets; trends in the securities markets; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic sales; changes in the level of operating expenses to support projected growth; and general economic conditions.

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which may have an adverse effect on the market price of the Company's Common Stock.

  In connection with its transition to self-clearing operations, the Company began hiring consultants, in fiscal 1995, to perform clearing functions that previously were performed by Herzog. As a consequence, the Company has incurred not only significant nonrecurring costs associated with the hiring and training of its associates, but also ongoing personnel and other costs associated with its transition to self-clearing operations and the integration of its own systems. At the same time, the Company continued to incur expenses to Herzog for clearing operations through June 1996.

  As a result of the costs associated with the Company's conversion to self-clearing operations and its recent systems failures, the Company incurred a loss of $2.4 million in the quarter ended June 30, 1996. See "-- Risks of Systems Failure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Operations."

SUBSTANTIAL COMPETITION

  The market for electronic brokerage services, particularly over the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to continue and intensify in the future. E*TRADE encounters direct competition from other discount brokerage firms providing either touch-tone telephone or online brokerage services, or both. Discount brokerage firms generally effect transactions for their customers on an "execution only" basis, without offering other services such as portfolio valuation, investment recommendations and research. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc. ("Charles Schwab"), Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Inc. ("Quick & Reilly"), Pacific Brokerage Services, Inc., National Discount Brokers (a subsidiary of Sherwood Securities Corp.), Lombard Institutional Brokerage, Inc., firms owned by TransTerra Co. (including All-American Brokers, also known as eBroker) and PC Financial Network (a division of Donaldson, Lufkin & Jenrette Securities Corporation), among others. The Company also encounters competition from established full-commission brokerage firms such as Dean Witter Reynolds Inc., Paine Webber Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Smith Barney, Inc., among others. In addition, the Company competes with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

  There are virtually no barriers to entry in the market in which the Company operates. Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to customers than the Company and adopt more aggressive pricing policies, possibly even sparking a price war in the electronic brokerage business. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, Charles Schwab's One-Source mutual fund service and similar, more complete services may discourage potential customers from using the Company's brokerage services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. Management believes that such success will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. Commercial banks and other financial institutions have become a competitive factor in the securities industry by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of the Company's business. Commercial banks generally are expanding their securities activities, as well as their activities relating to the provision of financial services. While it is not possible to predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition or legislation. Particularly as financial services and products proliferate, to the extent the Company's competitors are able to attract and retain customers on the basis of the convenience of one-stop shopping, the Company's business or its ability to grow could be adversely affected. In many instances, the Company is competing with such organizations for the same customers. In addition, competition among financial services firms exists for experienced technical and other personnel.

  There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Competition."

EARLY STAGE OF MARKET DEVELOPMENT; DEPENDENCE ON ONLINE COMMERCE AND THE
INTERNET

  The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. With respect to the Company, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit the Company to succeed.

  Sales of many of the Company's services and products will depend upon the adoption of the Internet by consumers as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially adversely affected.

  Adoption of online commerce, particularly by those individuals that have historically relied upon traditional means of commerce, will require a broad acceptance by such individuals of new and substantially different methods of conducting business. Moreover, the Company's brokerage services over the Internet involve a new approach to securities trading and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's brokerage services and products. For example, consumers who already obtain brokerage services from more traditional full-commission brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of online commerce generally, and online brokerage trading in particular, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Background."

RAPID TECHNOLOGICAL CHANGE; DELAYS IN INTRODUCTION OF NEW SERVICES AND
PRODUCTS

  The information and financial services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing services and products, develop new services and products that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of new services and products or enhanced versions of existing services and products entails significant technical risks. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services and products to emerging industry standards, developing, introducing and marketing service and product enhancements, or new services and products, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected. See "Business--Strategy," "--Brokerage and Information Services and Products" and "--E*TRADE Processing Technology."

RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY

  A significant barrier to online commerce and communication is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA Data Security, Inc. ("RSA"), to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Brokerage and Information Services and Products."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS

  The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. Effective trademark protection may not be available for the Company's trademarks. Although the Company has registered the trademark "E*TRADE" in the United States and certain other countries, and has certain other registered trademarks, there can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "E*TRADE," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. Notwithstanding the precautions taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Intellectual Property and Other Proprietary Rights."

RISK OF INFRINGEMENT

  The Company may in the future receive notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Intellectual Property and Other Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

  The Company's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain qualified additional senior and middle managers and key personnel in the future. The Company does not have "key person" life insurance policies on any of its officers or associates. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other highly qualified technical and managerial personnel, including qualified customer service personnel, in the future could have a material adverse effect on the Company's business, financial condition and operating results. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Associates" and "Management."

GOVERNMENT REGULATION

  The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. The Company is required to comply with many complex laws and rules to which it previously has not been subject as a fully-disclosed broker-dealer, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions.

  Additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, the NASD or other self-regulatory organizations and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. The Company's ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as the Company's ability to attract and retain qualified compliance personnel. The Company's growth has placed considerable strain on its ability to ensure such compliance, and it has experienced recent turnover in its compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The Company could in the future be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has initiated an aggressive marketing campaign designed to bring brand name recognition to E*TRADE. All marketing activities by E*TRADE Securities are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by E*TRADE Securities' compliance officer prior to release. The Company has in the past been requested by the NASD to discontinue the use of certain marketing materials. The NASD can impose certain penalties, including censure, fine, suspension of all advertising the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees for violations of the NASD's advertising regulations. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

  It is the Company's intent to expand its business in United States securities to other countries through the Internet and other gateways. For the nine months ended June 30, 1996, the Company received approximately 2.5% of its commission revenues from customers with addresses in over 60 foreign countries. In order to expand its services globally, E*TRADE Securities must comply with the regulatory controls of each specific country in which it conducts business. E*TRADE Securities is regulated in the United States primarily by the NASD and the SEC. The varying compliance requirements of other national regulatory jurisdictions will impose a limit to the Company's rate of international expansion.

  There can be no assurance that other federal, state or foreign agencies will not attempt to regulate the Company's online and other electronic activities. The Company anticipates that it may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise, and the Company may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. The Company also may be subject to federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or burdensome, less efficient or even impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content and quality of products and services. The Telecommunications Act of 1996, which was enacted in January 1996, prohibits the transmission over the Internet of certain types of information and content. Although certain of these prohibitions have been held unconstitutional by a federal trial court, that ruling is expected to be appealed, and, in any event the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for the Company's services or could otherwise have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation; Net Capital Requirements."

EFFECT OF NET CAPITAL REQUIREMENTS

  The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule (the "Net Capital Rule"), which governs both E*TRADE Securities and E*TRADE Capital, Inc. (formerly ET Execution Services), a non-operational broker-dealer subsidiary of E*TRADE Group, Inc.

("E*TRADE Capital"). Net capital is the net worth of a broker or dealer (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation; Net Capital Requirements."

  As of June 30, 1996, E*TRADE Securities was required to maintain minimum net capital of $250,000 and had total net capital of approximately $13.9 million, or approximately $13.6 million in excess of the minimum amount required. In February 1996, E*TRADE Capital, then doing business as ET Execution Services, undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services, Inc. This undertaking caused E*TRADE Capital to fall short of its minimum net capital requirement and thus be in violation of the Net Capital Rule through May 30, 1996 when E*TRADE Capital was released from the guarantee. The Company has reported the violation of E*TRADE Capital to the SEC and the NASD and is awaiting their decisions. There can be no assurance that either or both the SEC or the NASD will not impose a penalty upon E*TRADE Capital, including fines, restrictions on business activities or suspension of trading activities, or that the imposition of any such penalty will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that a violation of the Net Capital Rule will not occur in the future. See "Business--Government Regulation--Net Capital Requirements."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that its available cash resources and credit facilities, combined with the net proceeds to the Company from this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the Company's business, financial condition and operating results. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS, JOINT VENTURES AND OTHER STRATEGIC RELATIONSHIPS

  While the Company has no current agreements or negotiations underway with respect to any potential acquisitions, the Company may make acquisitions of other companies or technologies in the future, and the Company regularly evaluates such opportunities. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company has no experience in assimilating acquired organizations into the Company's operations. No assurance can be given as to the ability of the Company to integrate successfully any operations, personnel, services or products that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has established a number of strategic relationships with online service providers and software and information service providers. A significant number of such relationships have only recently been entered into. There can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable, or that the Company will develop any new such relationships. See "Business-- Strategic Relationships and Business Development."

RISKS ASSOCIATED WITH INTERNATIONAL STRATEGY

  A component of the Company's strategy is its planned increase in efforts to attract more international customers. To date, the Company has limited experience in providing brokerage services internationally. There can be no assurance that the Company will be able to market successfully its services and products in international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition and operating results. See "Business--Strategy" and
"--Marketing."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

  The Company has designated only limited specific use for the net proceeds from the sale of Common Stock described in this Prospectus. The Company expects to use approximately $2.3 million of the net proceeds to repay debt and the remainder for working capital and general corporate purposes. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating a significant portion of the net proceeds of this offering. See "Use of Proceeds."

CONCENTRATION OF STOCK OWNERSHIP

  Upon the completion of this offering, the Company's present directors (including the director emeritus) and executive officers and their respective affiliates will beneficially own approximately 53.0% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have veto power with respect to any stockholder action or approval requiring a majority vote. Such concentration of ownership also may have the effect of delaying, preventing or deterring a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock--Certain Provisions Affecting Stockholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiation among the Company, representatives of the Selling Stockholders and the representatives of the Underwriters based upon several factors. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software, services or products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon the completion of this offering, the Company will have outstanding an aggregate of 28,392,597 shares of Common Stock, based upon the number of shares outstanding as of June 30, 1996. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 23,727,597 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows:
(i) approximately 933,060 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 569,820 Restricted Shares will be eligible for sale 90 days after the date of this Prospects; (iii) approximately 12,627,450 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods. Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 13,663,560 shares of Common Stock, these holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors participating in this offering will incur immediate and substantial dilution in the amount of $8.83 per share. To the extent that outstanding options or warrants to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Board of Directors has the authority to issue up to an additional 868,484 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company and entrenching existing management. In addition, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts certain "business combinations" with "interested stockholders" for three years following the date the person becomes an interested stockholder, unless the Board of Directors approves the business combination. By delaying and deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. Certain other provisions of the Company's Restated Certificate of Incorporation or Restated Bylaws, including elimination of the ability of stockholders to act by written consent, a staggered Board of Directors and advance notice for stockholder proposals and director nominations , may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $39.2 million ($43.9 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

  The principal purposes of the offering are to increase the Company's working capital and equity base, to provide a public market for its Common Stock, to permit future acquisitions using cash or publicly tradeable Common Stock and to facilitate future access to public capital markets. The net proceeds will be used to repay approximately $2.3 million of debt and for working capital and general corporate purposes, which will include capital expenditures, increasing capacity and funding potential acquisitions. The loan being repaid was obtained in February 1996 from Merrill Lynch Business Financial Services Inc. to provide financing for equipment purchases. The loan can be drawn in installments of a minimum of $100,000 and with a maximum outstanding of $2.5 million. The loan bears an interest rate equal to 2.70% over the 30-day commercial paper rate as published in the Wall Street Journal and was 8.2% at June 28, 1996.

  The Company continues to evaluate potential acquisition opportunities; however, none are presently under active consideration. Pending such uses, the Company will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon a number of factors, including future earnings, the success of the Company's business activities, capital requirements, the general financial condition and future prospects of the Company, general business conditions and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis, (ii) on a pro forma basis to reflect the automatic conversion of all outstanding shares of Preferred Stock into 7,890,960 shares of Common Stock upon the completion of this offering and
(iii) on such pro forma basis as adjusted to reflect the sale by the Company of 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the receipt and application of the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                                           JUNE 30, 1996
                                                      --------------------------
                                                                 PRO       AS
                                                      ACTUAL    FORMA   ADJUSTED
                                                      -------  -------  --------
                                                           (in thousands)
Current portion of long-term obligations(1).........  $   523  $   523  $    23
                                                      =======  =======  =======
Long-term obligations, net of current portion(1)....  $ 1,860  $ 1,860  $    27
                                                      =======  =======  =======
Stockholders' equity:
Preferred Stock, issuable in series, $.01 par value;
 1,000,000 shares authorized, 131,516 shares
 outstanding, actual; no shares outstanding, pro
 forma and as adjusted..............................        1      --       --
Common Stock, $.01 par value, 50,000,000 shares
 authorized, 16,501,637 shares outstanding, actual;
 24,392,597 shares outstanding, pro forma; and
 28,392,597 shares outstanding, as adjusted(2)......      165      244      284
Additional paid-in capital .........................   22,448   22,370   61,505
Retained earnings (deficit).........................     (235)    (235)    (235)
                                                      -------  -------  -------
    Total stockholders' equity......................   22,379   22,379   61,554
                                                      -------  -------  -------
      Total capitalization..........................  $24,762  $24,762  $61,604
                                                      =======  =======  =======

- --------
(1) See Notes 3 and 7 of Notes to Consolidated Financial Statements.

(2) Excludes 4,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, options to purchase 54,000 of which were outstanding as of June 30, 1996, and also excludes 5,565,840 shares of Common Stock as of June 30, 1996 reserved for issuance pursuant to the exercise of options granted under the Company's 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan. Also excludes 650,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Purchase Plan. See "Management--Associate Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1996 was $22.4 million, or $0.92 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding, after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and after deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $61.6 million, or $2.17 per share. This represents an immediate increase in pro forma net tangible book value of $1.25 per share to the existing stockholders and an immediate dilution of $8.83 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:

     Assumed initial public offering price per share..............       $11.00
      Pro forma net tangible book value per share as of June 30,
       1996....................................................... $0.92
      Increase per share attributable to new stockholders.........  1.25
                                                                   -----
     Pro forma net tangible book value per share at June 30, 1996
      after the offering..........................................         2.17
                                                                         ------
     Dilution per share to new stockholders.......................       $ 8.83
                                                                         ======

  The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new stockholders purchasing shares of Common Stock in this offering (based on an assumed initial public offering price of $11.00 per share and before the deduction of estimated underwriting discounts, commissions and offering expenses):

                            SHARES PURCHASED(1)    TOTAL CONSIDERATION  AVERAGE
                            ------------------------------------------   PRICE
                              NUMBER     PERCENT     AMOUNT    PERCENT PER SHARE
                            ------------ --------------------- ------- ---------
Existing stockholders(1)...   24,392,597     85.9% $35,629,502   44.7%  $ 1.46
New stockholders...........    4,000,000     14.1   44,000,000   55.3    11.00
                            ------------  -------  -----------  -----
  Total....................   28,392,597    100.0% $79,629,502  100.0%
                            ============  =======  ===========  =====

- --------

(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 23,727,597 shares, or 83.6% (23,487,597 shares, or 81.4%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new stockholders to 4,665,000 shares, or 16.4% (5,364,750 shares, or 18.6%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after the offering. See "Principal and Selling Stockholders."

  The foregoing assumes no exercise of options to purchase Common Stock after June 30, 1996. As of June 30, 1996, there were options outstanding to purchase a total of 5,619,840 shares of Common Stock under the Company's 1996 Stock Incentive Plan, 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan, at a weighted average exercise price of $2.33 per share. To the extent that any of these options or other options granted after June 30, 1996 are exercised, there will be further dilution to new stockholders. See "Management--Associate Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth for the periods indicated selected consolidated financial data for the Company. The consolidated statement of income data for the years ended September 30, 1993, 1994 and 1995 and the consolidated balance sheet data at September 30, 1994 and 1995 have been derived from the Company's consolidated financial statements included elsewhere in this Prospectus. The following selected consolidated financial data are qualified by the more detailed consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of income data for the year ended September 30, 1992 and the consolidated balance sheet data at September 30, 1993 has been derived from audited financial statements not included in this Prospectus. The consolidated statement of income data for the year ended September 30, 1991 and for the nine months ended June 30, 1995 and 1996 and the consolidated balance sheet data at September 30, 1991 and 1992 and June 30, 1996 are derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of results to be expected for the full year.

                                                                      NINE MONTHS ENDED
                                  YEAR ENDED SEPTEMBER 30,                JUNE 30,
                          ------------------------------------------- -----------------
                            1991     1992     1993    1994     1995     1995     1996
                          ------------------ ------- -------  ------- -------- --------
CONSOLIDATED STATEMENT OF INCOME
DATA:                                       (in thousands, except per share data)
Revenues
  Transaction revenues... $    184  $   327  $ 2,158 $ 9,548  $20,835 $ 13,592 $ 30,208
  Computer services......      455      480      709     953    1,425      911    1,794
  Interest and other.....      193       41      107     404    1,080      646    2,481
                          --------  -------  ------- -------  ------- -------- --------
    Total revenues.......      832      848    2,974  10,905   23,340   15,149   34,483
                          --------  -------  ------- -------  ------- -------- --------
Cost of services
  Cost of services.......      470      579    1,973   6,796   12,678    8,011   21,105
  Self-clearing start-up
   costs.................       --       --       --      --      141       85    1,844
                          --------  -------  ------- -------  ------- -------- --------
    Total cost of
     services............      470      579    1,973   6,796   12,819    8,096   22,949
                          --------  -------  ------- -------  ------- -------- --------
Operating expenses
  Selling and marketing..       17      116      282     998    2,466    1,539    5,749
  Technology development.      189      176      216     335      943      538    1,322
  General and
   administrative........      264      260      400   2,532    2,803    1,386    6,687
                          --------  -------  ------- -------  ------- -------- --------
    Total operating
     expenses............      470      552      898   3,865    6,212    3,463   13,758
                          --------  -------  ------- -------  ------- -------- --------
    Total cost of
     services
     and operating
     expenses............      940    1,131    2,871  10,661   19,031   11,559   36,707
                          --------  -------  ------- -------  ------- -------- --------
Pre-tax income (loss)....     (108)    (283)     103     244    4,309    3,590   (2,224)
Income tax expense
 (benefit)...............        2        2        4    (541)   1,728    1,440     (890)
                          --------  -------  ------- -------  ------- -------- --------
    Net income (loss).... $   (110) $  (285) $    99 $   785  $ 2,581 $  2,150 $ (1,334)
                          ========  =======  ======= =======  ======= ======== ========
Net income (loss) per
 share................... $  (0.01) $ (0.01) $    -- $  0.03  $  0.10 $   0.08 $  (0.05)
                          ========  =======  ======= =======  ======= ======== ========
Shares used to compute
 per share data..........   23,954   24,954   26,803  26,312   26,608   25,577   28,550
                          ========  =======  ======= =======  ======= ======== ========

                                        SEPTEMBER 30,
                            ------------------------------------------ JUNE 30,
                             1991    1992     1993     1994     1995     1996
                            ------  -------  -------  -------  ------- --------
                                            (in thousands)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and equivalents....... $   50  $    48  $    36  $   692  $ 9,624 $15,409
Total assets...............    140      226      728    2,163   14,164  29,685
Long-term obligations......  1,085    1,165    1,310       64       45   1,860
Stockholders' equity
 (deficiency).............. (1,022)  (1,107)    (788)     (92)  11,148  22,379

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  E*TRADE is a leading provider of cost-effective, secure electronic brokerage services. Founded in 1982, the Company operated initially as a service bureau, providing automated online stock trading services to various brokerage firms, including Fidelity Brokerage Services, Inc., Quick & Reilly and, through an agreement with Bank of America for Charles Schwab. In 1992, the Company formed E*TRADE Securities and began to offer retail brokerage services, with automated order placement now available 24 hours a day, seven days a week by means of the Internet, direct modem access, online service providers America Online Inc. ("America Online") and CompuServe, Inc. ("CompuServe"), touch-tone telephone and, to a lesser extent, interactive television.

  The Company's revenues consist principally of transaction revenues, which include securities brokerage commissions and payments based on order flow (described below), interest and certain other fees related to the Company's product offerings. The Company has experienced substantial growth in its revenues since the inception of E*TRADE Securities. At the end of fiscal 1992, the Company was processing slightly over 100 trades per day, and by September 30, 1995, the end of the Company's most recent fiscal year, the Company was processing in excess of 3,800 trades per day. By June 30, 1996, the Company's average daily trade volume had grown to 8,000 trades per day. Although increases in the overall activity in the securities markets have contributed to the Company's growth, the Company believes that its growth has also been due in part to the success of its advertising campaign to bring brand name recognition to the E*TRADE name, the launch of Internet access to E*TRADE and the continuing successful integration of new system developments.

  The Company uses other broker-dealers to execute its customers' orders and, in recent years, has derived a significant portion of its revenues from these broker-dealers for such order flow. The revenues received by the Company under these arrangements for the year ended September 30, 1995 and the nine months ended June 30, 1996 amounted to 20% and 22% of total revenues, respectively. There can be no assurance that these revenues will continue at their present levels or that the Company will be able to continue its present relationships and terms for such payments for order flow. In addition, there can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company is making significant investments in systems technology and has designed a "hot" back-up site in Rancho Cordova, California. The Rancho Cordova site will become fully operational in late July 1996. This new facility will support systems, network and transaction redundancy between the Company's Palo Alto and Rancho Cordova data centers, thereby providing a fully operational system in the event of a service interruption at either facility. The Company also is making significant investments in its customer service department. The Company's customer service capacity has been severely strained at times and the Company is seeking to address this problem through significant investments in technology and personnel. See "Risk Factors--Risks Associated with Management of a Changing Business, "--Risks of System Failure" and "--Dependence on Improved Customer Service Operations."


  The Company implemented self-clearing operations in July 1996. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Prior to its conversion to self-clearing operations, the Company cleared all of its customer trades as a fully-disclosed correspondent of Herzog. In the first quarter of fiscal 1996, the Company began hiring and training associates to perform the clearing functions that previously were performed by Herzog. As a consequence, the Company has incurred not only significant non-recurring costs associated with the hiring and training of its associates, but also ongoing personnel and other costs associated with the transition to self-clearing operations and the integration of its own systems. At the same time, the Company continued to incur expenses to Herzog for clearing operations through June 1996. The Company believes that its conversion to self-clearing operations is a strategic investment in the Company's future that will allow the Company to realize significant future savings, although there can be no assurance in that regard. See "Risk Factors--Risks of Systems Failures" and "--Risks Associated with Conversion to Self-clearing Operations."

  As a self-clearing firm, the Company assumes direct responsibility for the possession and control of customer securities and other assets and the clearance of customers securities transactions. Having this responsibility requires the Company to record on its balance sheet the customer receivables and customer payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities held in the customers' margin accounts at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances exceed customer free credit balances, the Company must obtain financing for any excess debit balance. As a result, effective upon conversion to its self-clearing operations, the Company recorded receivables from customers, payables to customers and collateralized bank loans, which has had a significant effect on the Company's total assets and total liabilities. The Company recorded receivables from customers of $185 million and payables to customers of $113 million. The difference between receivables from customers and payables to customers is being financed through a combination of corporate resources, settlement facilities and customer collateralized bank loans. In connection with the transition to self-clearing operations, the Company obtained bank financing to finance its customer balances. In addition, as a self-clearing firm, the Company contracted with a third-party service bureau, Beta Systems, for its customer record keeping and data processing services. The Company previously relied on Herzog and its data processor for these services. A loss in the availability of these services from Beta Systems and the inability of the Company to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on the Company's business, financial condition and operating results. See "--Liquidity and Capital Resources" and "Risk Factors--Risks Associated with Conversion to Self-clearing Operations."

  The Company's transaction revenues have grown from $327,000 in fiscal 1992, the first year that the Company began to offer retail brokerage services, to $20.8 million in fiscal 1995. Transaction revenues include securities brokerage transactions and, since late fiscal 1994, payments based on order flow. Computer service revenues have grown from $480,000 in fiscal 1992 to $1.4 million in fiscal 1995, and are comprised primarily of fees for the time customers are connected to the Company online. Interest and other revenues have grown from $41,000 in fiscal 1992 to $1.1 million in fiscal 1995. The Company previously participated in the interest spread on its customer debit and credit balances through its clearing agreement with Herzog. The Company began receiving fees on its customers' assets invested in money market accounts in September 1994. Other revenues represent the Company's return on its investment in Roundtable Partners LLC, a consortium of broker-dealers that provides the Company with an alternative broker-dealer through which to route its customers' orders for execution. The Company also participates in the operating results of Roundtable Partners LLC as an equity owner.

  The Company's cost of services has grown from $579,000 in fiscal 1992 to $12.8 million in fiscal 1995. Cost of services includes clearing fees paid to the Company's clearing broker, system maintenance and communication expenses, and expenses related to the Company's order operations and customer service departments. In connection with its conversion to self-clearing operations, the Company incurred ongoing expenses such as payroll and systems expenditures.

  Selling and marketing expenses have grown from $116,000 in fiscal 1992 to $2.5 million in fiscal 1995 and consist primarily of the costs associated with the actual placement expenses as well as the creative development of advertising.

  Technology development expenses have grown from $176,000 in fiscal 1992 to $943,000 in fiscal 1995 and consist of payroll and consulting costs associated with the development and enhancement of the Company's product offerings.

  General and administrative expenses have grown from $260,000 in fiscal 1992 to $2.8 million in fiscal 1995 and consist primarily of facilities costs, equipment and maintenance expenses, as well as corporate management costs, including accounting, human resources and other administrative expenses.

  The Company has experienced substantial changes in and expansion of its business and operations since it began offering electronic brokerage services in 1992 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional skilled personnel in 1996 and later years, including persons with experience in both the computer and brokerage industries, and, in particular, persons with Series 7 or other broker-dealer licenses. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified senior managers and technical persons in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to hire, train, motivate and manage its associates. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Risks Associated with Management of a Changing Business," "Business--Associates" and "Management."


RESULTS OF OPERATIONS

  The following table sets forth the percentage of total revenues represented by certain items on the Company's consolidated statements of income for the periods indicated:

                                                                  NINE MONTHS
                                                YEAR ENDED           ENDED
                                               SEPTEMBER 30,       JUNE 30,
                                             -------------------  ------------
                                             1993   1994   1995   1995   1996
                                             -----  -----  -----  -----  -----
Revenues
  Transaction revenues......................  72.6%  87.6%  89.3%  89.7%  87.6%
  Computer services.........................  23.8    8.7    6.1    6.0    5.2
  Interest and other........................   3.6    3.7    4.6    4.3    7.2
                                             -----  -----  -----  -----  -----
    Total revenues.......................... 100.0  100.0  100.0  100.0  100.0
                                             -----  -----  -----  -----  -----
Cost of services
  Cost of services..........................  66.3   62.3   54.3   52.9   61.2
  Self-clearing start-up costs..............    --     --    0.6    0.6    5.4
                                             -----  -----  -----  -----  -----
    Total cost of services..................  66.3   62.3   54.9   53.5   66.6
                                             -----  -----  -----  -----  -----
Operating expenses
  Selling and marketing.....................   9.5    9.2   10.6   10.2   16.7
  Technology development....................   7.3    3.1    4.0    3.6    3.8
  General and administrative................  13.4   23.2   12.0    9.0   19.4
                                             -----  -----  -----  -----  -----
    Total operating expenses................  30.2   35.5   26.6   22.8   39.9
                                             -----  -----  -----  -----  -----
    Total cost of services and
     operating expenses.....................  96.5   97.8   81.5   76.3  106.5
                                             -----  -----  -----  -----  -----
Pre-tax income (loss) ......................   3.5    2.2   18.5   23.7   (6.5)
Income tax expense (benefit)................   0.2   (5.0)   7.4    9.5   (2.6)
                                             -----  -----  -----  -----  -----
    Net income (loss).......................   3.3%   7.2%  11.1%  14.2%  (3.9)%
                                             =====  =====  =====  =====  =====

 Nine Months Ended June 30, 1996 and 1995

  Revenues

  Transaction revenues increased 122% to $30.2 million for the nine months ended June 30, 1996 from $13.6 million for the comparable period in 1995. Of that amount, payments for order flow increased 167% to $7.5 million for the nine months ended June 30, 1996 from $2.8 million for the comparable period in 1995. The increase in transaction revenues was primarily the result of the rise in the number of securities transactions processed by the Company, offset in part by reductions in the commission rates charged for certain transactions. The average revenue per securities transaction was $31.76 for the nine months ended June 30, 1996 compared with $36.16 during the same period in the prior year. Computer services revenues increased 97% to $1.8 million for the nine months ended June 30, 1996 from $911,000 for the comparable period in 1995, primarily due to an increase in the amount of connect time utilized by customers. Interest and other revenues increased 284% to $2.5 million for the nine months ended June 30, 1996 from $646,000 for the comparable period in 1995. The increase was largely due to an increase in customer margin debt of 181% to $135 million, an increase in customer free credit balances of 330% to $77 million and an increase in customer money market fund balances of 85% to $317 million.

  Cost of Services

  Cost of services increased 163% to $21.1 million for the nine months ended June 30, 1996 from $8.0 million for the comparable period in 1995, due to both the increase in the number of securities transactions processed by the Company and the increase in customer service calls following the May 1996 systems failures. Self-clearing start-up costs increased to $1.8 million for the nine months ended June 30, 1996 from $85,000 for the comparable period in 1995. The Company incurred these expenses as it continued to hire associates and utilize consultants in preparation of the conversion to self-clearing operations.

  Operating Expenses

  Selling and marketing expenses increased 274% to $5.7 million for the nine months ended June 30, 1996 from $1.5 million for the comparable period in 1995. This increase reflects the brand name advertising campaign that was initiated by the Company during the nine months ended June 30, 1996, as well as the advertising costs associated with the launch of the Company's Web site in February 1996. The Company expects that these expenses will fluctuate as a percent of revenue from period to period.

  Technology development expenses increased 146% to $1.3 million for the nine months ended June 30, 1996 from $538,000 for the comparable period in 1995. This increase was attributable to an acceleration of the Company's development efforts associated with the launch of the Web site in February 1996, as well as the work associated with designing and implementing the Company's "hot" back-up site in Rancho Cordova, California.

  General and administrative expenses increased 382% to $6.7 million for the nine months ended June 30, 1996 from $1.4 million for the comparable period in 1995. This increase was a result of increased costs associated with personnel additions in the finance, human resources, facilities and compliance departments, a $3.0 million increase in customer claims and bad debt reserves, a relocation to larger facilities and an increased use of consultants by the Company. The increase in personnel and the Company's relocation to new facilities were undertaken to accommodate the growth experienced during the period.

  Income Tax Expense (Benefit)

  Income tax benefit represents federal and state income taxes at an effective rate of 40.0% for the nine months ended June 30, 1996 and 40.1% income tax expense for the comparable period in 1995.

 Fiscal Years Ended September 30, 1995 and 1994

  Revenues

  Transaction revenues increased 118% to $20.8 million for fiscal 1995 from $9.5 million for fiscal 1994. The increase was attributable to an increase in the number of securities transactions processed by the

Company. The average revenue per securities transaction increased to $31.61 in fiscal 1995 from $29.68 in fiscal 1994 because of the initiation of order flow payments partially offset by reductions of the base commission rate charged to customers for securities transactions late in fiscal 1994. Computer services revenues increased 50% to $1.4 million for fiscal 1995 from $953,000 for fiscal 1994. The increase was due to an increase in amount of connect time utilized by customers. Interest and other revenues increased 167% to $1.1 million for fiscal 1995 from $404,000 for fiscal 1994. The increase was largely due to an increase of 172% in customer margin debt to $68.9 million, an increase of 85% in customer credit balances to $18.7 million and an increase of 160% in customer money market fund balances to $209.4 million.

  Cost of Services

  Cost of services increased 87% to $12.7 million for fiscal 1995 from $6.8 million for fiscal 1994. The increase was largely attributable to an increase in the Company's payments to its clearing broker and, to a lesser extent, modest increases in brokerage operations and quotation expenses. Self-clearing start-up costs were $141,000 for fiscal 1995, as the Company began to utilize consultants in preparation of its conversion to self-clearing operations. No such expenses were incurred in fiscal 1994.

  Operating Expenses

  Selling and marketing expenses increased 147% to $2.5 million for fiscal 1995 from $998,000 for the comparable period in fiscal 1994. This increase was due to increased expenditures on advertising placements, creative development and collateral materials.

  Technology development expenses increased 181% to $943,000 for fiscal 1995 from $335,000 for the comparable period in fiscal 1994. This increase was attributable to activities associated with enhancing the Company's existing product offerings, as well as costs associated with the development of the Company's Web site, which was launched in February 1996.

  General and administrative expenses increased 11% to $2.8 million for fiscal 1995 from $2.5 million for the comparable period in fiscal 1994. In fiscal 1994, the Company settled claims in the amount of $850,000 made by its former clearing broker. Excluding this claim, fiscal 1995 general and administrative expenses increased 67% over fiscal 1994. This increase was a result of additional expenses incurred for customer bad debts, claims resulting from a systems failure in the fourth quarter of fiscal 1995 and increases in the number of corporate associates needed to accommodate the growth experienced by the Company during the period.

  Income Tax Expense

  Income tax expense represents the provision for federal and state income taxes at an effective rate of 40.1% for fiscal 1995. The Company recorded a net income tax benefit of $541,000 for fiscal 1994, due to full recognition of net operating loss carryforwards generated in prior years.

 Fiscal Years Ended September 30, 1994 and 1993

  Revenues

  Transaction revenues increased 342% to $9.5 million for fiscal 1994 from $2.2 million for fiscal 1993. The increase was attributable to an increase in the number of securities transactions processed by the Company. Computer services revenues increased 34% to $953,000 for fiscal 1994 from $709,000 for fiscal 1993. This increase was due to an increase in the connect time access charges utilized by the customers. Interest and other revenue increased 279% to $404,000 for fiscal 1994 from $107,000 for fiscal 1993. The increase was due to an overall increase in customer margin debit and free credit balances.

  Cost of Services

  Cost of services increased 245% to $6.8 million for fiscal 1994 from $2.0 million for fiscal 1993. This increase was attributable to increases in clearing fees and communication expenses.

  Operating Expenses

  Selling and marketing expenses increased 253% to $998,000 for the fiscal 1994 from $282,000 for fiscal 1993. This increase was a result of increased advertising expenses. Technology development expenses increased 55% to $335,000 for fiscal 1994 from $216,000 for fiscal 1993. This increase was a result of additional resources being applied to product development. General and administrative expenses increased 532% to $2.5 million for fiscal 1994 from $401,000 for fiscal 1993. This increase was attributable to increases in customer claims and bad debt reserves as well as the $850,000 settlement in fiscal 1994 noted above.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly financial data for the seven quarters ended June 30, 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the consolidated financial statements and footnotes. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                      THREE MONTHS ENDED
                         -----------------------------------------------------------------------------
                         DECEMBER 31, MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,
                             1994       1995      1995       1995          1995       1996      1996
                         ------------ --------- -------- ------------- ------------ --------- --------
                                                    (dollars in thousands)
Revenues
  Transaction revenues..    $3,272     $4,206    $6,114     $7,243        $7,329     $ 9,160  $13,719
  Computer services.....       267        280       364        514           455         624      715
  Interest and other....       162        204       280        434           644         666    1,171
                            ------     ------    ------     ------        ------     -------  -------
    Total revenues......     3,701      4,690     6,758      8,191         8,428      10,450   15,605
                            ------     ------    ------     ------        ------     -------  -------
Cost of services
  Cost of services......     2,049      2,480     3,482      4,667         4,373       5,855   10,877
  Self-clearing start-up
   costs................         2         39        44         56           166         469    1,209
                            ------     ------    ------     ------        ------     -------  -------
    Total cost of
     services...........     2,051      2,519     3,526      4,723         4,539       6,324   12,086
                            ------     ------    ------     ------        ------     -------  -------
Operating expenses
  Selling and marketing.       459        578       502        927         1,127       2,391    2,231
  Technology
   development..........        63         65       410        405           253         359      710
  General and
   administrative.......       415        438       533      1,417         1,042       1,058    4,587
                            ------     ------    ------     ------        ------     -------  -------
    Total operating
     expenses...........       937      1,081     1,445      2,749         2,422       3,808    7,528
                            ------     ------    ------     ------        ------     -------  -------
    Total cost of
     services and
     operating expenses.     2,988      3,600     4,971      7,472         6,961      10,132   19,614
                            ------     ------    ------     ------        ------     -------  -------
Pre-tax income (loss)...       713      1,090     1,787        719         1,467         318   (4,009)
Income tax expense
 (benefit)..............       286        437       717        288           589         133   (1,612)
                            ------     ------    ------     ------        ------     -------  -------
    Net income (loss)...    $  427     $  653    $1,070     $  431        $  878     $   185  $(2,397)
                            ======     ======    ======     ======        ======     =======  =======
                                               AS A PERCENTAGE OF TOTAL REVENUES
                         -----------------------------------------------------------------------------
Revenues
  Transaction revenues..      88.4%      89.7%     90.5%      88.4%         87.0%       87.7%    87.9%
  Computer services.....       7.2        6.0       5.4        6.3           5.4         6.0      4.6
  Interest and other....       4.4        4.3       4.1        5.3           7.6         6.3      7.5
                            ------     ------    ------     ------        ------     -------  -------
    Total revenues......     100.0      100.0     100.0      100.0         100.0       100.0    100.0
                            ------     ------    ------     ------        ------     -------  -------
Cost of services
  Cost of services......      55.4       52.9      51.5       57.0          51.9        56.0     69.7
  Self-clearing start-up
   costs................        --        0.8       0.7        0.7           2.0         4.5      7.7
                            ------     ------    ------     ------        ------     -------  -------
    Total cost of
     services...........      55.4       53.7      52.2       57.7          53.9        60.5     77.4
                            ------     ------    ------     ------        ------     -------  -------
Operating expenses
  Selling and marketing.      12.4       12.3       7.4       11.3          13.4        22.9     14.3
  Technology
   development..........       1.7        1.4       6.1        4.9           3.0         3.4      4.6
  General and
   administrative.......      11.2        9.3       7.9       17.3          12.3        10.1     29.4
                            ------     ------    ------     ------        ------     -------  -------
    Total operating
     expenses...........      25.3       23.0      21.4       33.5          28.7        36.4     48.3
                            ------     ------    ------     ------        ------     -------  -------
    Total cost of
     services and
     operating expenses.      80.7       76.7      73.6       91.2          82.6        96.9    125.7
                            ------     ------    ------     ------        ------     -------  -------
Pre-tax income (loss)...      19.3       23.3      26.4        8.8          17.4         3.1    (25.7)
Income tax expense
 (benefit)..............       7.8        9.4      10.6        3.5           7.0         1.3    (10.3)
                            ------     ------    ------     ------        ------     -------  -------
    Net income (loss)...      11.5%      13.9%     15.8%       5.3%         10.4%        1.8%   (15.4)%
                            ======     ======    ======     ======        ======     =======  =======

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions or enhancements of online brokerage services and products by the Company or its competitors; market acceptance of online brokerage services and products; the pace of development of the market for online commerce; changes in trading volume on the securities markets; trends in the securities markets; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic sales; changes in the level of operating expenses to support projected growth; and general economic conditions.

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which may have an adverse effect on the market price of the Company's Common Stock. During fiscal 1995, in connection with its transition to self-clearing operations, the Company began hiring consultants to perform clearing functions that previously were performed by Herzog. As a consequence, the Company has incurred not only significant non-recurring costs associated with the hiring and training of its associates, but also ongoing personnel and other costs associated with the transition to self-clearing operations and the integration of its own systems, while still incurring expenses to Herzog for clearing operations.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its activities through cash provided by operations, the private placement of Common Stock and Preferred Stock and, to a lesser extent, equipment financing. In September 1995, the Company privately placed $12.3 million of convertible Preferred Stock, of which $3.8 million was used to repurchase and retire outstanding Common Stock from existing stockholders. In April 1996, the Company sold an additional 20,336 shares of convertible Preferred Stock for $2.8 million. In June 1996, the Company sold an additional 11,180 shares of convertible Preferred Stock to SOFTBANK for $9.0 million.

  In February 1996, the Company obtained $2.5 million in equipment financing from Merrill Lynch Business Financial Services, Inc. to finance the purchase of equipment and facilities at the Company's new corporate headquarters in Palo Alto, California. In May 1996, the Company obtained $100 million in authorized financing, to be collateralized by customer securities, which became available in July 1996 upon completion of its conversion to self-clearing operations. In addition, the Company has entered into numerous agreements with other broker-dealers to provide financing for the Company's stock loan activities.

  The Company currently anticipates that its available cash resources and credit facilities, combined with the net proceeds to the Company from this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Cash provided by (used in) operating activities was $(4.1) million for the nine months ended June 30, 1996 compared to $3.1 million for the comparable period in 1995. The cash provided by (used in) operating activities of both periods was primarily the result of net income (loss), respectively, which for the nine months ended June 30, 1996 was reduced by an increase in deposits with clearing organizations and other long-term assets. Cash provided by (used in) operating activities was $(112,000), $891,000 and $3.4 million in fiscal 1993, 1994 and 1995, respectively. The increases were due to higher net income during the periods.

  Cash used in investing activities was $2.1 million for the nine months ended June 30, 1996 compared to $1.3 million for the comparable period in 1995 and was $114,000, $124,000 and $1.7 million in fiscal 1993, 1994 and 1995, respectively. The increases were primarily a result of additional purchases of office facilities, equipment and leasehold improvements.

  Cash provided by financing activities was $12.0 million for the nine months ended June 30, 1996 compared to cash used in financing activities of $703,000 for the comparable period in 1995. The Company sold stock and received the proceeds from exercised warrants in the nine months ended June 30, 1996 and retired long-term notes payable in the comparable period in 1995. Cash provided by (used in) financing activities was $215,000, ($111,000) and $7.3 million in fiscal 1993, 1994 and 1995, respectively. The increases and decreases in each fiscal period are the net result of the issuance and retirement of Company securities, respectively.

  The Company expects that it will have $10.0 million of capital expenditures through June 30, 1997.

RECENTLY ISSUED ACCOUNTING STANDARDS

  The Company is required to adopt SFAS No. 123, Accounting for Stock-Based Compensation, in fiscal 1997. SFAS No. 123 establishes accounting and disclosure requirements using a fair-value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair-value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore, such adoption will have no effect on the Company's consolidated net income or cash flows.

  The Company is also required to adopt SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in fiscal 1997. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.

                                   BUSINESS

  The following discussion of the Company's business contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  E*TRADE Group, Inc. ("E*TRADE or the "Company") is a leading provider of cost-effective, secure online discount brokerage services. The Company offers automated order placement, portfolio tracking and related market information, news and other information services 24 hours a day, seven days a week by means of the Internet, online service providers CompuServe and America Online, direct modem access, touch-tone telephone and, to a lesser extent, interactive television. E*TRADE's proprietary transaction processing technology enables it to offer highly automated, easy-to-use and cost-effective services that empower its customers to take control of their own financial transactions. Further, the Company's technology can be adapted to provide information and transaction processing services related to other aspects of electronic commerce, such as the processing of insurance transactions and electronic cash transfers. See "--Strategic Relationships and Business Development."

  E*TRADE provides its customers with the ability to place orders for stock trades and other investment transactions directly, and at a lower, more predictable transaction cost than traditional full-commission or discount brokerage firms. The Company's services feature an easy-to-use graphical user interface, the ability to create "personalized environments" reflecting users' individual needs and interests, accessibility from virtually anywhere at any time via multiple gateways, unbundled services for cost-effective pricing, and highly secure services through the use of encryption and authentication technology.

  The Company had over 73,000 accounts as of June 30, 1996, with an average monthly growth in accounts of 11% since January 1, 1996, and had an average daily trading volume of approximately 8,000 in June 1996, as compared to 4,200 transactions in December 1995, representing an average monthly growth of 11% over that period. The Internet is the Company's most rapidly growing gateway, with trading volume increasing from approximately 1,300 Internet trades for the first full week the Company offered trading through the Internet (the week ended February 23, 1996) to over 10,900 for the week ended June 28, 1996.

  E*TRADE's objective is to leverage its leading position as a provider of electronic brokerage and information services through automation, innovation, technology, service and value. The Company's strategy to accomplish this objective includes continued aggressive marketing of its electronic brokerage services to further establish E*TRADE's brand name recognition and increase its share of the electronic brokerage market, continual broadening of the functionality of its services and enhancement of its customers' online experience, leveraging the benefits of its highly automated services to enhance their cost-effectiveness, establishing additional strategic relationships with online service, software and information service providers, and expanding into international markets and new electronic commerce applications.

BACKGROUND

  Advancements in telecommunications and information technology have fundamentally altered the way individuals conduct business. For example, the development of the microprocessor and the personal computer revolutionized the way individuals use computers by providing inexpensive and powerful capabilities to them. Consumers have embraced the personal computer and expressed strong preferences for the convenience and control it provides. In a similar fashion, consumers also have begun using a variety of other electronic devices such as the automatic teller machine ("ATM") and the facsimile machine, which are now seen as valuable tools for expediting and controlling transactions and eliminating human intermediaries.

  Just as the microprocessor changed the use of computers, the emergence of the Internet as a tool for communications and commerce is driving a revolution in the world of financial transactions and information services. Consumers are rapidly embracing the Internet because it is simple to access, makes vast amounts of information available instantaneously, and allows individuals to communicate with one another regardless of location. With the proliferation of personal computers and modems and the development of easy-to-use Web browsers, use of the Internet grew to 56 million users worldwide by the end of 1995, according to International Data Corporation, which estimates that the number will reach approximately 200 million by the end of 1999.

 The Emergence of Electronic Commerce

  The Internet and online services have provided organizations and individuals with innovative ways of conducting business. With the emergence of the Internet as a globally accessible, fully interactive and individually addressable communications and computing medium, companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly utilizing electronic commerce. Increased use of credit cards, ATMs, the incidence of electronic funds transfers and online banking and bill paying has automated, simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. Consumers are showing strong preferences for transacting certain types of business--such as paying bills, buying insurance, booking airline tickets and trading securities--electronically, rather than in person or over the telephone. These transactions are being streamlined through online commerce and can now be performed directly by individuals virtually anywhere at any time. Consumers have accepted and even welcomed self-directed online transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

 Development of Online Brokerage Services

  In the past, the individual investor could access the financial markets only through a full-commission broker, who would give investment advice and place trades. With the deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent of the discount brokerage firm, which provided an alternative investment approach by completing trades at a reduced cost.

  With the emergence of electronic brokerage services, investors are being given the ability to further unbundle the costs associated with the human interaction required by full-commission and traditional discount brokerage firms. By requiring personnel to handle each transaction, most traditional brokerage firms restrict their customers' access to trading and information to the availability of the person processing the transaction. In addition, although full-commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branch offices and the associated infrastructure for a major part of their business prevents them from reducing their cost structure to the lower level achievable through an all electronic model. As a result of these factors, online brokerage accounts are gaining popularity, and Forrester Research, Inc. reports that by the year 2000, over $46 billion of financial assets is expected to be managed on the Internet.

  The Company believes that a shift in demographics and societal norms is fundamentally altering the way consumers manage their personal financial assets. The Company also believes that consumers are increasingly taking direct control over their personal financial affairs, not simply because they are able to do so, but because they find it more convenient and less expensive than relying on financial intermediaries. Investors want the flexibility to transact business at times and places that are convenient for them. In addition, the broad availability of financial information online has dramatically narrowed the gap between the resources available to the individual investor and the institutional investor. Individual investors have become increasingly sophisticated and knowledgeable about investing, having experienced greater access to stock quotes, company financial information, investment advice and other investment information on the Web or through other online services. As investors obtain even more access to investment information, the Company believes they will desire greater control over their financial decisions and seek alternative ways to invest more conveniently and cost-effectively and with less interaction with brokers and other financial services professionals. The Company believes that this trend has created a growing opportunity to provide online trading services that are easy to access, easy to use, cost-effective and secure.

THE E*TRADE SOLUTION

  E*TRADE uses its proprietary processing technology to provide consumers with easy-to-use and cost-effective online securities brokerage services. E*TRADE's service is accessible through multiple gateways: the Internet, direct modem access, online service providers CompuServe and America Online, touch-tone telephone and, to a lesser extent, interactive television. The Company offers order placement services 24 hours a day, seven days a week, thereby shifting the financial transactions paradigm from a business hours only, intermediary-based model to one in which consumers have the ultimate control over where and when they initiate transactions.

  The Company's services are highly automated, with most customer orders being entered, processed and confirmed electronically and without human intervention. By avoiding the inefficiencies and personnel requirements and associated costs of non-automated order entry and processing, the Company is able to provide its services at a lower cost than traditional full-commission or discount brokerage firms. The Company's technology is based on a modular architecture which is scalable to handle increasing transaction volumes. Modular architecture allows for application programs to be quickly modified in response to changing business requirements. In addition, a modular architecture which utilizes multiple components and tiers is designed to scale quickly without requiring fundamental changes to the application programs. The Company's first target market for the application of its proprietary processing technology is the electronic brokerage industry. However, this technology can be adapted to provide information and transaction processing services related to other electronic commerce applications.

  E*TRADE empowers its customers to take control of their own financial transactions through the following features:

  . User-Friendly Web Trading Interface. Through its easy-to-use graphical trading interface, E*TRADE has made online trading simple, fast and fun. Consumers accessing E*TRADE for the first time are able to understand quickly the wide variety of services available and how to access those services. The barriers to first-time trading online have been reduced, enabling new users to feel just as comfortable trading online as technologically savvy early adopters. The look and feel of the graphical user interface on the Web is being replicated on other gateways.

  . Personalized Environments. Customers are able to create "personalized environments," including personalized watch lists and portfolios for tracking securities. A customer's trading experience is enhanced with portfolio, account and market information readily available prior to initiating a trade. The Company plans to enable customers to customize further their user interfaces by allowing them to select the market indicators, portfolio views and value-added information services, including news, charts and market analysis, that are most valuable to them.

  . Anywhere Any Time Access. By maintaining multiple gateways through which customers may access E*TRADE virtually anywhere at any time, the Company can increase the number of customers served and transactions processed. As depicted below, customers are able to trade securities through the Internet, direct modem access, online service providers CompuServe and America Online, touch-tone telephone and, to a lesser extent, interactive television.

CONNECT ANYWHERE, ANY TIME
E*TRADE Transacts Business Through Multiple Gateways
[Graphical depiction of multiple gateways with E*TRADE logo]

  . Cost-effective Services. By unbundling the services that many full-commission and discount brokerage firms include in their high transaction costs, the Company is able to offer customers just the services that they want at lower costs. The Company, through its proprietary processing technology, is able to charge a lower price, yet provide value-added products and services.

  . Secure Operations. The Company believes that account security is one of the key factors for success in the brokerage industry. By offering highly secure services through the use of encryption and authentication technology, the Company has achieved a leadership position in the secure provision of online brokerage services.

  The Company believes that the robust processing technology that it has developed for the provision of online electronic brokerage services can be adapted for the provision of additional services within that market segment, as well as for application to other aspects of electronic commerce.

STRATEGY

  The Company's objective is to be a leader in the provision of commercial transaction processing services through automation, innovation, technology, service and value. The key elements of the Company's strategy to accomplish this objective include the following:

  . Enhance E*TRADE Brand Awareness. The Company intends to continue to aggressively market its online brokerage services to further establish E*TRADE's brand name recognition through media reports, both in print and on television, and through advertisements in mass market publications.

  . Increase Electronic Brokerage Market Share. Through aggressive mass market advertising, the Company intends to raise consumer awareness and generate new accounts to increase its share of the electronic brokerage market. The Company's brokerage accounts increased from over 39,000 at January 1, 1996 to over 73,000 at June 30, 1996, representing an average monthly growth in accounts of 11% during that period.

  . Continue to Broaden Service Offerings. The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance its customers' online experience. For example, the Company currently provides portfolio tracking and records management, market data and access to delayed quotes through the Internet at no additional cost, while real-time quotes can be obtained online for a small fee. The Company recently entered into an agreement with Quote.com to provide current news and charting capabilities to the Company's customers expected to be available by August 1996. In addition, the Company intends to expand its existing services to include immediate access to research reports and company financial information and an automatic deposit program. The Company also plans to adapt its proprietary processing technology to provide additional online brokerage services, such as mutual fund trading, fixed income securities trading, 401(k) plan administration and stock option plan management. In addition, E*TRADE Securities intends to commence, subject to regulatory approval, investment banking operations, raising public and private equity capital for companies over the Internet and other electronic media.

  . Leverage Benefits of Highly Automated Operations. The Company's services are highly automated, with most customer orders being entered, processed and confirmed electronically and without human intervention. By avoiding the inefficiencies, personnel requirements and associated costs of non-automated order entry and processing, the Company is able to provide its services at a lower cost than traditional full-commission and discount brokerage firms. The Company continually seeks ways to automate other aspects of its business, such as the customer new account application, lead fulfillment cashiering and customer service functions. In addition, the Company recently implemented self-clearing operations, which it expects will further reduce the cost of providing its services to customers.

  . Develop and Maintain Strategic Relationships. In order to enhance accessibility of its services and provide new service offerings, the Company has established strategic relationships with online service providers CompuServe and America Online, whose subscribers are potential consumers for online brokerage services, as well as certain software and information service providers. The Company believes that these relationships help build E*TRADE's brand name recognition and enable the low-cost acquisition of additional customers. E*TRADE also seeks to develop and maintain alternative distribution channels through the expansion of its service bureau business.

  . Leverage E*TRADE Brand and Technology to Enter New Markets. E*TRADE seeks to capitalize on its brand name recognition by leveraging its branded proprietary processing technology to provide other individual and business-to-business clients with electronic services. E*TRADE's proprietary processing technology, while currently used for the processing of online brokerage transactions, can be adapted to provide information and transaction processing services related to other electronic commerce applications.

  . Penetrate International Customer Base. The Internet, America Online and CompuServe permit the Company's customers to access its system without regard to geographic location. Although E*TRADE currently has no marketing program directed specifically at consumers outside the United States, it already has over 400 accounts for customers with addresses in over 60 foreign countries, and it plans to increase its marketing efforts to attract more international customers. The Company plans to create "localized" user interfaces using local languages and offering services tailored to regional requirements and customs. The Company has been discussing possible alliances with local institutions such as brokers and banks to make the portfolio tracking, purchase and sale, and funds transfer processes easier for foreign investors, to facilitate the handling of foreign securities, and to ensure the Company is in compliance with local laws and regulations.

  The Company's strategy involves substantial risks and uncertainties. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and operating results would be materially adversely affected.

BROKERAGE AND INFORMATION SERVICES AND PRODUCTS

  The Company's consumer services are based on proprietary processing technology and are designed to meet the needs of individuals who make their own investment decisions. The Company's services include fully automated stock and option order processing via personal computer or touch-tone telephone, online investment portfolio tracking and financial market news and information. The Company offers its services to consumers through a broad range of electronic access points, including the Internet, direct modem access, online service providers CompuServe and America Online, touch-tone telephone and, to a lesser extent, interactive television. All records are maintained on one centralized system, so that customers have access to current account information and can place orders through multiple gateways.

  The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance its customers' online trading experiences. The Company's services give consumers increased control of their personal investments by providing a direct link to the financial markets through a customized user interface. The Company's existing and anticipated services and product offerings include those described below:

 Stock and Option Trading

  Customers can directly place orders to buy and sell Nasdaq and exchange-listed securities, as well as equity options, through the E*TRADE automated order processing system. E*TRADE supports a range of order types, including market orders, limit orders (good-till-cancelled or day), stop orders and short sales. System intelligence automatically checks the parameters of an order, together with the customer's buying power and positions held, prior to executing an order. All trade transaction and portfolio records are automatically updated to reflect trading activity. Buy and sell orders placed when the markets are closed are automatically submitted prior to the next day's market opening. Account holders receive electronic notification of order executions, printed trade confirmations and detailed monthly statements. Customers also receive annual reports, which are distributed by E*TRADE as received from the respective companies and proxy statements from those companies that supply them to E*TRADE for distribution.

  Customer payments are received through the mail or federal wire system and are credited to customer accounts upon receipt. The Company is currently reviewing various electronic funds transfer systems. The Company intends to implement a "frequent trader" program in which high-volume customers are given credit for a number of free trades or free access to services that are ordinarily priced separately, such as real-time quotes and market data. In addition, the Company is exploring the provision of mutual fund trading capabilities in the future.

  All listed market orders (subject to certain size limitations) are executed at the National Best Bid/Offer ("NBBO") at the time of receipt by the third market firm or exchange. The NBBO is a dynamically updated representation of the combined highest bid and lowest offer quoted across all United States stock exchanges and market makers registered in a specific stock. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders (subject to certain size limitations) are executed at the Best Bid/Offer (Inside Market) at the time of receipt by the market-maker.

 Market Data

  During trading hours, E*TRADE continually receives a direct feed of detailed quote data, market information and news. Customers can create their own personal lists of stocks and options for quick access to current pricing information. E*TRADE provides its customers free access 20-minute delayed data, including quotes, major market indices, most active issues, and largest gainers and losers for the major exchanges. Users are alerted when there is current news on an identified stock and when a stock has reached a user-defined price threshold.

  Upon placing an order, the customer is provided with a real-time bid and ask quote, at no extra charge. For $30 per month, individual investors can obtain unlimited real-time quotes and market data on the

Company's system. The Company's Web site provides links to other business and financial Web sites, including the CNN Financial Network and the SEC's EDGAR database, which provides access to SEC filings of public companies. The Company is expanding its existing services to include immediate access to breaking news, charts and company financial information.

 Portfolio Tracking and Records Management

  Customers have online access to a listing of all their portfolio assets held through E*TRADE, including data on the date of purchase, cost basis, current price and current market value. The system automatically calculates unrealized profits and losses for each asset held. Detailed account balance and transaction information includes cash and money fund balances, buying power, net market portfolio value, dividends paid, interest earned, deposits and withdrawals. Brokerage history includes all orders, changes and cancellations. Tax records include total short-term or long-term gain/loss and commissions paid. Customers can also create "shadow" portfolios to include any number of financial instruments a customer is interested in tracking --for example, portfolio assets held at another firm. These shadow portfolios can include stocks, options, bonds and mutual funds.

 Cash Management Services

  The Company provides certain cash management services to its customers. For example, uninvested funds earn interest in a credit interest program or can be invested in one of five money market funds. In addition, the Company provides limited checking services through a commercial bank and is exploring the expansion of these services. The Company plans to expand its cash management offerings to include electronic funds transfer via the Internet and an automatic deposit program to allow scheduled periodic transfers of funds into customers' accounts.

 Account Security

  The Company uses a combination of proprietary and industry standard security measures to protect customers' assets. Customers are assigned unique account numbers, user identifications and passwords that must be used each time they log on to the system. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA, to provide the security and authentication necessary to effect the secure exchange of information. Telephone transactions are secured through a personal identification number (PIN)--the same technology used in ATMs. A second level of password protection is used prior to order placement.

 Access and Delivery of Services

  The Company's services are widely accessible through multiple gateways, with automated order placement available 24 hours a day, seven days a week by personal computer. In addition, customers can access E*TRADE by touch-tone telephone and, in a limited number of markets, through interactive television.

  Personal Computer. Customers using personal computers can access the E*TRADE system through the Internet, online service providers CompuServe and America Online, or direct modem access. Accessing the E*TRADE Web site via the Internet offers the customer platform independence. The Company's Web site combines an easy-to-use graphical user interface with the trading capabilities that experienced investors demand. The Web-based system also includes direct links to many investment-related resources on the Web. Alternatively, accessing E*TRADE by dialing directly through a modem offers an efficient method for connecting to the trading system independent of either the Internet or a proprietary online service.

  Touch-tone Telephone. TELE*MASTER, E*TRADE's interactive voice response system, provides a convenient way for customers to access quote information, place stock and options trades, review account balances and check messages through any touch-tone telephone.

  Interactive Television. GTE MainStreet, an interactive television system operated by GTE Corporation, is available as a gateway to the Company's brokerage service. GTE MainStreet has been on the air over certain cable television franchises on a pilot basis for approximately four years and is now operational in three test markets. Revenues and volume of trades through GTE MainStreet represent an immaterial portion of the Company's business.

E*TRADE PROCESSING TECHNOLOGY

  The E*TRADE engine is a proprietary transaction processor that automates traditionally labor-intensive transactions. Because it was custom-tailored for electronic marketplace use, the E*TRADE engine provides customers with efficient service and has the added advantage of being scalable and adaptable as usage increases and service offerings are expanded. Beyond these features, the design of the E*TRADE engine and related software allows for rapid expansion of network and computing capacity without interrupting service or requiring replacement of existing hardware or software. Although the E*TRADE engine can be adapted to provide information and transaction processing services related to electronic commerce applications other than brokerage, there can be no assurance that the Company will be able to successfully adapt its technology to other markets or that, if successful with such adaptation, it will compete successfully in any such new markets.



[Graphical depiction of E*TRADE engine showing gateway servers; interface server and automated transaction processor]

 The E*TRADE Engine

  The E*TRADE transaction processing engine includes a wide variety of functions and services that allow customers to open and monitor brokerage accounts and to place orders for equity and option transactions. The engine also has been structured so that it can be adapted for use by other service providers, enabling them to integrate E*TRADE's transaction processor into their own front-end applications to create or expand their electronic services.

  E*TRADE's core technology, developed over a period of several years, is comprised of three parts: the graphical user interface that the customer sees; the interface server that connects the customer to the processor; and the automated processor that processes the transactions.

  . Graphical User Interface ("GUI"). E*TRADE's GUI environment is based on Netscape's Secure Commerce Server and today can run on any Netscape-enabled computer. It is also being adapted to a second Internet browser, Microsoft Internet Explorer. E*TRADE's GUI connects to the interface server through a bank of Sun Sparc servers. These "gateway servers" provide a round-robin method for load balancing and offer immediate scalability. Access is restricted through the use of secured network servers and routers and by requiring two applications of passwords--one for access to the secured Web site, and a second before an order is placed.

  . The Interface Server. The Interface Server's primary function is to provide access to an efficient, standard transaction processor from all gateways. The server enables communications through multiple platforms and allows different platforms to communicate with each other. Beyond these features, the Interface Server also has been designed to be scalable and portable and runs in an environment that is both fully redundant and secure.

  . The Automated Processor. The core of the E*TRADE engine is the Automated Processor, designed to provide the highest degree of automation for all E*TRADE transactions. The Automated Processor was written for the Digital Equipment Corporation ("DEC") hardware and operating system to rapidly read data files, process transactions and transmit information back to the customer. Because of this, the Company is able to process approximately 80% of its transactions without any manual intervention. Dual facilities that run independently share load balancing and provide redundancy, as well as scalability. The proprietary nature of the system, along with internal security from DEC and user ID and password protection at the application level, provide security for the Automated Processor. Internet access to the processor is through the Company's Web site, which restricts access through the use of secured network servers and routers.

  The Company maintains an internal development staff to continually enhance its software and develop new services and transactions. The Company's software is designed to be versatile and adaptable, so that the E*TRADE engine can be configured to meet the differing demands of strategic relationships or individual customer needs.

  The Company is establishing a remote back-up data center in Rancho Cordova, California. This facility will replace the current back-up facility in Palo Alto, California, in late July 1996. This new facility will support systems, network and transaction redundancy between the Company's Palo Alto and Rancho Cordova data centers, thereby providing a fully operational system in the event of a service interruption at either facility. To provide for system continuity during short outages, the Company also has equipped its computer facilities with uninterruptible power supply units as well as back-up generators.

STRATEGIC RELATIONSHIPS AND BUSINESS DEVELOPMENT

  The Company recently formed a subsidiary, E*TRADE Online Ventures, with the objective of leveraging its transaction-processing capabilities, access to online consumers and brand name recognition into growth and diversification opportunities. E*TRADE Online Ventures continues the Company's focus on strategic alliances and represents a new emphasis on acquisitions and internal development of new businesses. These efforts are designed to expand the Company's core business, offer new products and services to its online customers and diversify its customer base and revenue stream by providing transaction processing services in areas outside its core business.

 Core Business Expansion

  With the objective of expanding the Company's core business, E*TRADE Online Ventures has secured or is actively pursuing alliances with (i) Internet access and service providers, (ii) Internet software providers, (iii) providers of home and online banking services, (iv) financial advisors and money managers, (v) electronic commerce and currency companies and (vi) other companies either requiring an efficient operation or wanting to offer new services to their established customer bases. Although the focus with these alliances is on utilizing the Company's brand name, private branding opportunities are considered on occasion. The Company intends that these alliances will increase its core customer base, trading volume and operational efficiency and will further enhance its brand name recognition.

  To date, the Company has concentrated principally on securing alliances with online service providers. While a majority of the Company's customers access its services directly through the Internet, direct modem access or touch-tone telephone, many go through online service providers CompuServe and America Online. Strategic relationships with such service providers allow the Company to access a greater number of potential customers and allow the online service providers to offer their subscribers a broader range of service options.

              America Online. America Online and the Company have had a
[LOGO         business relationship for over nine years. The Company is
APPEARS       negotiating a non-exclusive agreement with America Online to
HERE]         place E*TRADE in America Online's new Investment Area,
              currently scheduled for release in mid-summer 1996. E*TRADE would receive a more prominent presence, accessible through an icon to an upgraded graphical user interface. E*TRADE's current non-graphical, ASCII interface through the America Online service can be accessed only through a key word search. There can be no assurance that the Company will reach agreement with America Online on terms favorable to the Company, or at all, or that, absent a formal written agreement with America Online, the Company's relationship with America Online will continue on the same basis as it has in the past, or at all.

              CompuServe. CompuServe and the Company have had a non-exclusive
[LOGO         contractual relationship for over ten years. Initially,
APPEARS       CompuServe served as an access point for the Company's service
HERE]         bureau business. The Company's current agreement with
              CompuServe permits CompuServe customers to open brokerage
   accounts with E*TRADE and access those accounts either through CompuServe or via the Company's TELE*MASTER service. The economics of this relationship were recently restructured in a three-year contract to provide for the Company to pay CompuServe a fee for these trades. The Company has also entered into a three-year network agreement with CompuServe Network Services for the provision of network access for the Company's customers who wish to access E*TRADE using direct modem software.

              Data Broadcasting Corporation. Data Broadcasting Corporation
[LOGO         ("DBC"), a provider of financial and sports information to
APPEARS       individual investors, has entered into an agreement with the
HERE]         Company whereby DBC will provide direct access to E*TRADE's services from its own Internet Web site and that of the brand labeled quote sites it provides to others.

              GTE Corporation. The Company entered into an agreement with GTE
[LOGO         Corporation ("GTE") in 1989 to develop an online interactive
APPEARS       television brokerage service that would be made available
HERE]         through GTE MainStreet, an interactive television system
              operated by GTE over certain cable television franchises. GTE
   MainStreet has been on the air on a pilot basis for approximately four years and is now operational in three test markets. The volume of trades through GTE MainStreet and associated revenues represent an immaterial portion of the Company's business.

              Intuit. The Company has signed a letter of intent for a
[LOGO         strategic relationship with Quicken Investment Services, Inc.,
APPEARS       a subsidiary of Intuit, Inc. ("Intuit"), pursuant to which the
HERE]         services of Intuit would permit Intuit users to download
              information from E*TRADE to the Intuit software resident on an
   Intuit user's personal computer. In addition, it is intended that these same users will be able to link to E*TRADE for the purpose of entering orders for trades via their E*TRADE accounts. There can be no assurance that the Company will reach a definitive agreement with Intuit on terms favorable to the Company, or at all.

 New Products and Services

  E*TRADE Online Ventures is also pursuing opportunities to increase the number of products and services offered to E*TRADE customers. These include
(i) other investment products, including mutual funds, additional fixed income securities and foreign securities, (ii) electronic cash, (iii) preferred vendor relationships, and (iv) insurance. The Company intends to provide its customers with electronic means to apply for and process various products, including life, homeowners and auto insurance. The Company intends to offer electronic transfer of funds which will allow them to fund their accounts or purchase products and services provided by E*TRADE by electronic means. In addition, E*TRADE Securities intends to commence, subject to regulatory approval, investment banking operations, raising public and private equity capital for companies over the Internet and other electronic media. There can be no assurance that the Company will be successful in its pursuit of these opportunities or that such pursuit will not divert management attention or inefficiently utilize Company resources.

  Significant relationships formed to date are as follows:


                 Baseline. The Company signed an agreement with Baseline
  [LOGO          Financial Services in June 1996 to provide company
   APPEARS       information and earnings estimates to E*TRADE's Internet
    HERE]        customers. Baseline information provides customers with
                 access to a wide array of fundamentals, First Call earnings estimates and historical prices on over 7,500 stocks. Available to customers free of charge from the "Information Resources" area of the E*TRADE web site, Baseline information can be used to examine a company's statistics prior to making investment decisions.
   LOGO




                 CyberCash. The Company has signed a memorandum of
   [LOGO         understanding for a strategic relationship with CyberCash,
    APPEARS      Inc. ("CyberCash"), pursuant to which E*TRADE would use the
     HERE]       software and services of CyberCash to permit E*TRADE
                 customers to perform direct deposits into their E*TRADE
   accounts via the Internet from accounts at third-party institutions. There can be no assurance that the Company will reach a definitive agreement with CyberCash on terms favorable to the Company, or at all.


                 National Processing Company. The Company has signed a letter
    [LOGO        of intent with National Processing Company ("NPC") to
     APPEARS     provide the ability for E*TRADE's Internet customers to
      HERE]      initiate, over the Web, funds transfers from checking
                 accounts at third-party institutions into their E*TRADE
   accounts. This service would be made available to E*TRADE customers free of charge. There can be no assurance that the Company will reach a definitive agreement with NPC on terms favorable to the Company, or at all.



                 Quote.com. Quote.com and the Company signed an agreement in
     [LOGO       June 1996 to provide value-added information to E*TRADE
      APPEARS    Internet customers. Quote.com will provide current news and
       HERE]     charting capabilities that are directly linked to E*TRADE
                 customers' stock watch and quote lookup features. News
   provided includes Reuters News, PR Newswire and BusinessWire. Charts provided include intra-day, daily and weekly price graphs. These services are being integrated into E*TRADE's Web site and will be free to E*TRADE customers.
  LOGO

 Alternative Distribution Channels Through Service Bureau Business

  The Company began as an online brokerage transaction service bureau and seeks to develop and maintain alternative distribution channels through the expansion of its service bureau business. The Company's service bureau business permits third-party institutions' customers to place brokerage orders, access their accounts and access other resources online using the E*TRADE system. The Company has relationships with Quick & Reilly and Bank of America to offer online services to their customers. The advantage of this type of relationship is that the Company is able to provide its services to a greater number of customers at little added cost, eliminating the necessity to deal directly with customer service and other administrative responsibilities of providing direct service.

  A significant number of the Company's strategic relationships have only recently been entered into. There can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable, or that the Company will develop any new such relationships.

  The information and financial services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing services and products, develop new services and products that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of new services and products or enhanced versions of existing services and products entails significant technical risks. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services and products to emerging industry standards, developing, introducing and marketing service and product enhancements, or new services and products, including those identified above, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected.

  Substantially all of the Company's revenues in recent years have been from electronic brokerage services, and the Company expects its electronic brokerage services to continue to account for substantially all of its revenues for the foreseeable future. E*TRADE, like other securities firms, is directly affected by national and international economic and political conditions, broad trends in business and finance and substantial fluctuations in volume and price levels of securities and futures transactions. In October 1987 and October 1989, the stock market suffered two of the largest declines in history. As a result of these declines, many firms in the industry suffered financial losses, and the level of individual investor trading activity decreased. Reduced trading volume and prices have historically resulted in reduced transaction revenues. In periods of low volume, the Company's profitability would be adversely affected because certain expenses, consisting primarily of salaries and benefits, computer hardware and software costs and occupancy expenses, remain relatively fixed. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results. Certain of the Company's competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry. See "-- Competition."

MARKETING

  The Company's marketing strategy is based on an integrated marketing model which employs a mix of communications media. The goals of the Company's marketing programs are to increase E*TRADE's brand name recognition and to attract new customers. The Company pursues these goals through direct-response advertising, marketing through its own Web site, an aggressive public relations program and co-marketing. All communications by E*TRADE Securities with the public are regulated by the NASD. See "--Government Regulation; Net Capital Requirements."

 Direct Response Advertising; Web Site Marketing

  The Company's advertising focuses on marketing online trading as a better way of initiating transactions, building awareness of the E*TRADE brand and selling the benefits of E*TRADE services. Advertising is increasingly directing interested prospects to the Company's Web site for additional information, as opposed to generating primarily telephone-based inquiries. Print advertisements are placed in a broad range of business, technology and financial publications, including the Wall Street Journal, Investor's Business Daily, Forbes, Forbes ASAP, Barron's, SmartMoney and Wired. E*TRADE also advertises regularly on CNBC and on national business radio networks. The Company believes its aggressive advertising program has contributed to significant growth in new accounts, based on the increase in the number of accounts following the launch of new advertising campaigns.

  At the Web site, prospective customers can get detailed information on the Company's services, use an interactive demonstration system, request additional information and complete an account application online. Since May 1, 1996, a majority of the Company's new accounts have been generated through the Internet. The Company believes its increasing Internet focus is resulting in decreased customer acquisition costs. The Company may capitalize on the popularity of its Web site by selling advertising to third parties who are interested in targeted marketing. The Company regards this revenue as additional income, raised without a significant increase in overall costs and with no increase in capital costs.

 Public Relations Program

  The Company aggressively pursues public relations opportunities to build brand awareness. This campaign has resulted in appearances on The Today Show, CNN and CNBC, in addition to profiles in Business Week, Time, the Financial Times, Investor's Business Daily and the Wall Street Journal. There are links to E*TRADE's home page from more than 900 sites on the Web, which the Company believes is a significant factor in increasing brand awareness and generating leads, as consumers increasingly look to the Internet as a key source of information and commercial activity. The Company also actively seeks speaking opportunities at industry conferences and events.

 Co-marketing/Promotion

  The Company has established a number of significant co-marketing relationships to promote its products. These include participation in Netscape's in-box promotional offer for the Netscape Navigator browser available through retail outlets, Apple Computer's in-store interactive demonstrations and links with a number of Web-based information providers. The Company intends to enter into additional co-marketing relationships as a component of its marketing strategy.

  E*TRADE is also developing a virtual shopping mall of software, services and products that will help individuals make informed investment decisions. Through E*TRADE's Web site, customers would be able to purchase or subscribe to products available from this mall at special discount prices. Goods and services offered would be reviewed and selected for inclusion by E*TRADE based on overall perceived "best value" within specified product categories. Companies selected for inclusion in return would promote E*TRADE's services through their Web sites and/or marketing materials. There can be no assurance that the Company will succeed in developing a virtual shopping mall or that if developed it will be successful or profitable.

 International Customer Base

  The Company's customers are able to trade securities online from anywhere in the world. The Internet, America Online and CompuServe permit the Company's customers to access its system without regard to geographic location. Although E*TRADE currently has no marketing program directed specifically at consumers outside the United States, it has over 400 accounts for customers with addresses in over 60 foreign countries, who open accounts directly with the Company. The Company expects its international customer base to grow with the continued proliferation of the Internet and increasing free trade, although there can be no assurance in that regard.

  A component of the Company's strategy is its planned aggressive increase in marketing efforts to attract more international customers. The Company plans to create "localized" user interfaces using local languages and offering services tailored to regional requirements and customs. The Company has been discussing possible alliances with local institutions such as brokers and banks to make the portfolio tracking, purchase and sale and funds transfer processes easier for foreign investors, to facilitate the handling of foreign securities, and to ensure the Company is in compliance with local laws and regulations. In addition, the Company recognizes the revenue potential of providing online trading services for the purchase of foreign securities and plans to pursue this market in the future.

  To date, the Company has limited experience in providing brokerage services internationally. There can be no assurance that the Company will be able to market successfully its services and products in international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition and operating results.

CUSTOMER SERVICE

  The Company believes that providing an effective customer service team to handle customer needs is critical to its success. The Company's customer service organization helps customers get online, handles product and service inquiries and addresses all brokerage and technical questions. The customer service team also makes welcome calls to verify the satisfaction of its customers. The Company's customers have access to a toll-free number from 9:00 a.m. to 8:00 p.m. Eastern time, Monday through Friday. The Company's current policy specifies that customer service associates have or obtain a securities broker's license.

  The Company believes that it can further enhance the quality of its customer service by leveraging currently available technology. For example, current interactive voice response ("IVR") technology has the capability of allowing customers to request forms from their touch-tone telephones and immediately receive them via fax. The Company believes that these "faxes-on-demand" have resulted in a reduction of about 5% of the Company's current call volume. By July 1996, key portions of the help text currently available on the Company's Internet site will be available on the IVR system, accessible by those customers whose access is telephonic rather than personal-computer based. The Company expects to continue to enhance this IVR capability and is exploring additional self-help options over the Internet. Also in development is an "electronic trouble ticket," which will allow customers to obtain answers via the Internet or touch-tone telephone to most system-related access questions. The Company believes that broadening the access of the most frequently asked questions regarding terms, procedures and policies will result in a substantial reduction in the number of customer service calls received by the Company.

  The Company's customer service capacity has been and may continue to be severely strained at times. During the three months ended June 30, 1996, the Company's customer service department serviced approximately 80% of its inquiries through telephone calls and approximately 20% through e-mail. This department handles only non-revenue interactions with customers needing extra assistance and generally is not involved in order processing. The Company frequently has fallen far short of its target response time for customer service calls, with callers waiting over 20 minutes during peak times. Continued sub-optimal customer service could damage the E*TRADE name and lead some customers to transfer their business to other, less congested online brokers, limit their trading activity or refrain from electronic trading entirely. Although the Company is addressing the problem through significant investments in technology and personnel and has recently experienced a meaningful improvement in the time required to respond to customer service calls, such attempts have fallen short of increased requirements thus far, as growth in inquiries has, over certain periods, exceeded the growth in the Company's capacity to handle such volumes. The training received by new and current associates now emphasizes efficient call handling and reduced call processing times.

  The Company has contracted with external vendors, allowing for potential outsourcing of certain customer calls during peak call times, without the Company having to pay for such excess capacity in house. On certain high volume days, such vendors have already handled as much as 15% of the Company's daily customer inquiries, generally achieving response times of a few seconds; however on any given day a surge of activity could cause the Company to fail to provide adequate customer service. There can be no assurance that the Company will be able to remedy its customer service capacity constraints, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company's previous investments in customer service were primarily personnel-driven. The Company's new focus on customer independence and technology has successfully resulted in fewer inquiries to E*TRADE personnel per trade than in the past. The impact of these efforts can already be seen in the service levels reached. Wait times and average speed of answer have dropped significantly since the implementation of the new investments in technology, people, training and out-sourcing.

OPERATIONS

 Clearing

  The Company implemented self-clearing operations in July 1996. Clearing operations include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Performing its own clearing operations will allow E*TRADE Securities to retain free credit balances and securities for use in margin lending activities subject to SEC and NASD rules. Prior to its conversion to self-clearing operations, the Company cleared all of its customer trades as a fully disclosed correspondent of Herzog. See "Risk Factors--Risks Associated with Conversion to Self-clearing Operations."

  Since the Company's conversion to self-clearing operations, customers' securities typically are held by the Company in nominee name on deposit at one or more of the recognized securities industry depository trust companies, to facilitate ready transferability. The Company collects dividends and interest on securities held in nominee name and makes the appropriate credits to the customer's account. The Company also facilitates exercise of subscription rights on securities held for customers. The Company arranges for the transmittal of proxy and tender offer materials and issuer reports to customers. E*TRADE Securities' operations department relies upon certificate counts and microfilming procedures as deterrents to theft of securities and, as required by the NASD and certain other regulatory authorities, carries fidelity bonds covering loss or theft.

  Self-clearing operations, especially where conducted by firms such as the Company, without significant prior experience, involve substantial risks of losses due to clerical errors related to the handling of customer funds and securities. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of such errors. Any liability that arises as a result of self-clearing operations could have a material adverse effect on the Company's business, financial condition and operating results. Clearing operations have accounted for a significant portion of the Company's cost of services, and there can be no assurance that clearing for itself will not result in significantly higher clearing costs in the future. During the Company's transition to self-clearing operations, it ran conversion tests to verify the accuracy of its internal systems, while at the same time continuing to incur substantial expenses to Herzog for clearing services. There can be no assurance that such activities accurately tested the reliability of the Company's clearing operations. The failure of the Company to perform self-clearing operations accurately and cost-effectively could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Risks Associated with Conversion to Self-clearing Operations."

 Lending and Borrowing Activities

  Margin Lending. The Company makes loans to customers collateralized by customer securities. Margin lending by the Company is subject to the margin rules of the Board of Governors of the Federal Reserve System, NASD margin requirements and the Company's internal policies, which are more stringent than the Federal Reserve and NASD requirements. In permitting customers to purchase on margin, the Company takes the risk of a market decline that could reduce the value of the collateral held by the Company to below the customers' indebtedness before the collateral can be sold. Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, the Company is obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. E*TRADE's current internal requirement, however, is that the customer's equity not fall below 30%. If it does, the customer will be required to increase the account's equity to 40%. Margin lending to customers constitutes the major portion of the basis on which net capital requirements of the Company are determined under the SEC's Net Capital Rule. To the extent these activities expand, the Company's net capital requirements will increase.

  Securities Lending and Borrowing. The Company borrows securities both to cover short sales and to complete customer transactions in the event a customer fails to deliver securities by the required settlement date. The Company collateralizes such borrowings by depositing cash or securities with the lender and receives a rebate (in the case of cash collateral) or pays a fee calculated to yield a negotiated rate of return. When lending securities, the Company receives cash or securities and generally pays a rebate (in the case of cash collateral) to the other party in the transaction. Securities lending and borrowing transactions are executed pursuant to written agreements with counterparties that require that the securities borrowed be "marked to market" on a daily basis and that excess collateral be refunded or that additional collateral be furnished in the event of changes in the market value of the securities. The securities usually are "marked to market" on a daily basis through the facilities of various clearing houses.

 Order Processing

  All listed market orders other than those with special qualifiers (subject to certain size limitations based on the size in the primary market) are executed at the National Best Bid/Offer ("NBBO") at the time of receipt by the third market firm or exchange. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders (subject to certain size limitations based on the trading characteristics of the particular security) are executed at the Best Bid/Offer (Inside Market), at the time of receipt by the market-maker. Eligible orders are subject to possible price improvement in the marketplace.

  The Company receives and processes trade orders principally through the Internet, online services and touch-tone telephone. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Orders placed from the close of the stock markets one day until the opening the next business day must be processed through the Company's system in a short period of time prior to the opening of the stock markets. Heavy stress placed on the Company's systems during peak trading times could cause the Company's systems to operate at unacceptably low speed or fail. Any significant degradation or failure of the Company's systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. The Company has experienced such system failures and degradation in the past and, most recently, experienced two such failures in May 1996. Any systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company has recently received adverse publicity in the financial press primarily relating to systems failures. See "Risk Factors-- Risks of Systems Failure."

  The rapid growth in the use of the Company's services has strained its ability to adequately expand technologically. The haste required in acquiring new equipment and applications may result in less rigorous testing and validation of hardware and software, which could lead to performance problems. In addition, the Company relies on a number of third parties to process its transactions, including online access providers, back office processing organizations, services providers and market makers, all of which will need to expand the scope of the operations they perform for the Company. Any backlog caused by a third party's inability to expand at the rate necessary to meet the Company's needs could have a material adverse effect on the Company's business, financial condition and operating results. As trading volume increases, the Company may have difficulty hiring, training and integrating qualified personnel at the necessary pace, and the shortage of licensed personnel could cause a backlog in the processing of orders requiring review, exposing the Company not only to unsatisfied customers, but also to liability for transactions that were ordered but not executed on a timely basis.

COMPETITION

  The market for electronic brokerage services, particularly over the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to continue and intensify in the future. E*TRADE encounters direct competition from other discount brokerage firms providing either touch-tone telephone or online brokerage services, or both. Discount brokerage firms generally effect transactions for their customers on an "execution only" basis, without offering other services such as portfolio valuation, investment recommendations and research. These competitors include such discount brokerage firms as Charles Schwab, Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Pacific Brokerage Services, Inc., National Discount Brokers (a subsidiary of Sherwood Securities Corp.), Lombard Institutional Brokerage, Inc., firms owned by TransTerra Co. (including All-American Brokers, also known as eBroker) and PC Financial Network (a division of Donaldson, Lufkin & Jenrette Securities Corporation), among others. The Company also encounters competition from established full-commission brokerage firms such as Dean Witter Reynolds Inc., PaineWebber Incorporated, Merrill Lynch and Smith Barney, Inc., among others. In addition, the Company competes with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic and online brokerage services.

  The Company believes that the principal competitive factors affecting the market for its electronic commercial transaction processing services are cost, service, quality, execution, delivery platform capabilities, ease of use, graphical user interface look and feel, depth and breadth of services, financial strength and innovativeness. The Company believes that it presently competes favorably with respect to each of these factors.

  There are virtually no barriers to entry in the market in which the Company operates. Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to customers than the Company, and adopt more aggressive pricing policies, possibly even sparking a price war in the electronic brokerage business. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, Charles Schwab's One-Source mutual fund service and similar, more complete services may discourage potential customers from using the Company's brokerage services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. Management believes that such success will continue to attract new competitors to the industry such as banks, software development companies, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. Commercial banks and other financial institutions have become a competitive factor in the securities industry by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of the Company's business. Commercial banks generally are expanding their securities activities, as well as their activities relating to the provision of financial services. While it is not possible to predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition or legislation. Particularly as financial services and products proliferate, to the extent the Company's competitors are able to attract and retain customers on the basis of the convenience of one-stop shopping, the Company's business or its ability to grow could be adversely affected. In many instances, the Company is competing with such organizations for the same customers. In addition, competition among financial services firms exists for experienced technical and other personnel.

  There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. Effective trademark protection may not be available for the Company's trademarks. Although the Company has registered the trademark "E*TRADE" in the United States and certain other countries, and has certain other registered trademarks, there can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "E*TRADE," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company's policy is to enter into confidentiality and assignment agreements with its associates, consultants and vendors and generally to control access to and distribution of its software, documentation and other proprietary information. Notwithstanding the precautions taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company may in the future receive notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results.

GOVERNMENT REGULATION; NET CAPITAL REQUIREMENTS

 Securities Industry

  The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. E*TRADE Securities is registered as a broker-dealer with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the SEC as E*TRADE Securities' primary regulator. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of E*TRADE Securities' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. E*TRADE Securities is registered as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico.

  Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. The Company is required to comply with many complex laws and rules to which it previously has not been subject as a fully-disclosed broker-dealer, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges, and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, the NASD or other self-regulatory organizations and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. The Company's ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as the Company's ability to attract and retain qualified compliance personnel. The Company's growth has placed considerable strain on its ability to ensure such compliance, and it has experienced recent turnover in its compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The Company could in the future be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on the Company's business, financial condition and operating results.

  E*TRADE Securities is a member of Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts held by E*TRADE Securities of up to $500,000 for each customer account, subject to a limitation of $100,000 for claims for cash balances. In addition, E*TRADE Securities has obtained protection, in excess of SIPC coverage, of $9.5 million for each account in the form of an excess securities bond from National Union Fire Insurance Company of Pittsburgh, Pennsylvania, a member company of American International Group.

  The Company has initiated an aggressive marketing campaign designed to bring brand name recognition to E*TRADE. All marketing activities by E*TRADE Securities are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by E*TRADE Securities' compliance officer prior to release. The Company has in the past been requested by the NASD to discontinue the use of certain marketing materials. The NASD can impose certain penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees for violations of the NASD's advertising regulations. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

  It is the Company's intent to expand its business in United States securities to other countries through the Internet and other gateways. For the nine months ended June 30, 1996, the Company received approximately 2.5% of its commission revenues from customers with addresses in over 60 foreign countries. In order to expand its services globally, E*TRADE Securities must comply with the regulatory controls of each specific country in which it conducts business. E*TRADE Securities is regulated in the United States primarily by the NASD and the SEC. The varying compliance requirements of other national regulatory jurisdictions will impose a limit to the Company's rate of international expansion.

 Net Capital Requirements

  As registered broker-dealers and members of the NASD, E*TRADE Securities and E*TRADE Capital (a non-operational broker-dealer subsidiary of the Company) are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form.

  E*TRADE Securities has elected to compute net capital under the alternative method of calculation permitted by the Net Capital Rule. Under the alternative method, E*TRADE Securities is required to maintain minimum net capital, as defined in the Net Capital Rule, equal to the greater of $250,000 or 2% of the amount of its "aggregate debit items" computed in accordance with the Formula for Determination of Reserve Requirements for Brokers and Dealers. The "aggregate debit items" are assets that have as their source transactions with customers, primarily margin loans. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness, and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if aggregate debit items rise beyond 5% of net capital. The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates ("capital withdrawal") if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. The Net Capital Rule also provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

  Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts") which reflect the possibility of a decline in the market value of an asset prior to disposition.

  A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results.

  As of June 30, 1996, E*TRADE Securities was required to maintain minimum net capital of $250,000 and had total net capital of approximately $13.9 million, or approximately $13.6 million in excess of the minimum amount required. In February 1996, E*TRADE Capital, then doing business as ET Execution Services, undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services, Inc. As a result of a breakdown of internal controls for the monitoring of such proposed contracts by finance personnel of the Company, this undertaking inadvertently caused E*TRADE Capital to fall short of its minimum net capital requirement and thus be in violation of the Net Capital Rule through May 30, 1996 when E*TRADE Capital was released from the guarantee. The Company has reported the violation of E*TRADE Capital to the SEC and the NASD and is awaiting their decisions. The Company believes that any penalty imposed by the NASD will not be substantial, as the subsidiary in violation is non-operational and no customer assets are now, nor ever have been, in jeopardy as a result of this occurrence. However, there can be no assurance that either or both the SEC or the NASD will not impose a penalty upon E*TRADE Capital, including fines, restrictions on business activities or suspension of trading activities, or that the imposition of any such penalty will not have a material adverse effect on the Company's business, financial condition and operating results. Although the Company has implemented internal controls intended to prevent such violations in the future, including the review of proposed contracts by finance personnel of the Company, there can be no assurance that a violation of the Net Capital Rule will not occur in the future.

 Electronic Commerce

  There can be no assurance that other federal, state or foreign agencies will not attempt to regulate the Company's online and other electronic activities. The Company anticipates that it may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise, and the Company may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. The Company also may be subject to federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or burdensome, less efficient or even impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content and quality of products and services. The Telecommunications Act of 1996, which was enacted in January 1996, prohibits the transmission over the Internet of certain types of information and content. Although certain of these prohibitions have been held unconstitutional by a federal trial court, that ruling is expected to be appealed, and, in any event, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for the Company's services, or could otherwise have a material adverse effect on the Company's business, financial condition and operating results.

ASSOCIATES

  At June 30, 1996, the Company had 297 full-time associates, of whom 82 were employed by E*TRADE Group, Inc. and 215 were employed by E*TRADE Securities. The 82 associates in E*TRADE Group, Inc. performed the following functions: systems (47); marketing (10); strategic relationships (4); finance (5); human resources and facilities (11); and administration (5). The 215 associates in E*TRADE Securities performed the following functions: account initiation (36); customer service (114); clearing operations (43); trading (17); compliance
(3); and administration (2).

  The Company's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain qualified additional senior and middle managers and key personnel in the future. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results. None of the Company's associates is subject to collective bargaining agreements or is represented by a union. The Company considers its relations with its associates to be good.

PROPERTIES

  The Company currently leases two spaces for its corporate offices in Palo Alto, California. The leases comprise an aggregate of 59,000 square feet and expire in December 2001. The Company believes that it has adequate space for its current needs. The Company established a remote back-up data center in Rancho Cordova, California, which facility will become fully operational in late July 1996, replacing a back-up facility in Palo Alto. The Company leases an aggregate 70,000 square feet at the Rancho Cordova facility. The lease expires in July 2006. In addition, the Company leases a small office in New York City under a lease expiring in February 2001.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

  The Company is not currently a party to any litigation that it believes could have a material adverse effect on the Company's business, financial condition or operating results. However, from time to time the Company has been threatened with or named as a defendant in lawsuits and administrative claims. Compliance and trading problems that are reported to the NASD or the SEC by dissatisfied customers are investigated by the NASD or the SEC, and, if pursued by such customers, may rise to the level of arbitration or disciplinary action. One or more of such lawsuits, claims or disciplinary actions decided adversely to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to periodic government audits and inspections. See "Risk Factors--Government Regulation."

  The Company is aware of electronic third-party communications in which a potential class action lawsuit against the Company relating to its systems failures in May 1996 is discussed. The Company believes that any such suit would be without merit and the Company would rigorously defend against it. See "Risk Factors--Risks of Systems Failure."

  The Company maintains insurance in such amounts and with such coverages, deductibles and policy limits as management believes are reasonable and prudent. The principal risks that the Company insures against are comprehensive general liability, commercial property and hardware/software damage. The Company believes that such insurance coverages are adequate for the purposes of its business.

SUBSIDIARIES

  The following are wholly owned subsidiaries of the Company: (i) E*TRADE Securities, Inc., a California corporation, is a discount online brokerage firm performing financial transactions through the Internet, direct modem link, online service providers America Online and Compuserve and touch-tone telephone; (ii) E*TRADE Online Ventures, Inc., a California corporation, develops strategic alliances for the Company, with an emphasis on acquisitions and internal development of new business; (iii) E*TRADE Capital, Inc., formerly ET Execution Services, Inc., a California corporation, is a non-operational broker-dealer; and (iv) TRADE*PLUS Brokerage, Inc., a California corporation, is non-operational.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The directors and officers of the Company are as follows:

             NAME              AGE                    POSITION
             ----              ---                    --------
William A. Porter(1).......... 67  Chairman of the Board
Christos M. Cotsakos(1)....... 47  President, Chief Executive Officer and
                                   Director
David R. Ewing................ 40  Corporate Senior Vice President, Systems and
                                   Chief Information Officer
Wayne H. Heldt................ 56  Corporate Vice President and Managing
                                   Director, International Affairs
Kathy Levinson................ 41  Corporate Senior Vice President; President
                                   and Chief Operating Officer of E*TRADE
                                   Securities, Inc.
Rodney E. Paterson............ 47  Corporate Vice President; Vice President of
                                   E*TRADE Online Ventures
Rebecca L. Patton............. 40  Corporate Vice President, Marketing,
                                   Communications and Quality
Stephen C. Richards........... 42  Corporate Senior Vice President, Finance and
                                   Administration, Chief Financial Officer and
                                   Treasurer; Chief Financial Officer of E*TRADE
                                   Securities, Inc.
Robin N. Rosenberg............ 41  Corporate Vice President, Human Resources
David M. Traversi............. 37  Corporate Senior Vice President; President
                                   and Chief Operating Officer of E*TRADE Online
                                   Ventures; Executive Director, Investment
                                   Banking and Research of E*TRADE Securities
Thomas A. Bevilacqua.......... 39  Secretary
Richard S. Braddock(2)........ 54  Director
William E. Ford(2)(3)......... 35  Director
George Hayter(3).............. 57  Director
Bernard A. Newcomb............ 52  Director Emeritus
Keith Petty(2)................ 76  Director
Lewis E. Randall(1)........... 54  Director
Lester C. Thurow(3)........... 58  Director

- --------

(1) Member of the Nominating Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

  William A. Porter is the Chairman and Founder of E*TRADE Group, Inc. He founded the Company in 1982 and served as President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, until April 1996. He founded E*TRADE Securities, Inc. in 1992. Mr. Porter received a BA in Mathematics from Adams State College, an MA in Physics from Kansas State College, and an MBA in Management from the Massachusetts Institute of Technology. In May 1996, Mr. Porter was named Silicon Valley's Emerging Company Entrepreneur of the Year by the San Jose Business Journal.

  Christos M. Cotsakos joined E*TRADE Group, Inc. in March 1996 as President, Chief Executive Officer and a director. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos joined Nielsen after 19 years with the Federal Express Corporation from 1973 to 1992, where he held a number of senior executive positions both in the United States and Europe, including vice president and general manager for Europe, Africa and the Near East from 1988 to March 1992. Mr. Cotsakos serves as a director of National Processing, Inc., a provider of transaction processing services and customized processing software. A decorated Vietnam Veteran, he received a BA, cum laude, from William Paterson College, an MBA, summa cum laude, from Pepperdine University and is currently pursuing a PhD in the field of corporate governance at the Management School, University of London.

  David R. Ewing has served as Corporate Senior Vice President, Systems and Chief Information Officer of E*TRADE Group, Inc., since May 1996 and Vice President since September 1995. From 1994 to September 1995, Mr. Ewing served as President of Vital Business Solutions, Inc., a company that provides information systems consulting services. From September 1990 to September 1994, Mr. Ewing served as Director of Information Systems at Nellcor Puritan Bennett, Inc., a manufacturer of critical care monitoring components. Prior to that, Mr. Ewing served as a Manager in the Information Technology practice at Price Waterhouse and as a Manager in the Information Systems Division at Charles Schwab.

  Wayne H. Heldt has been Corporate Vice President and Managing Director, International Affairs for E*TRADE Group, Inc. since May 1996 and has served as a director of E*TRADE Securities, Inc. since January 1995. Mr. Heldt joined the Company in June 1993 as Vice President of Operations of E*TRADE Group, Inc., served as President and Chief Operating Officer from October 1993 to July 1995, and served on the Board of Directors from November 1993 to April 1996. Mr. Heldt has also served in various positions with E*TRADE Securities, Inc. and E*TRADE Capital, including Chairman of the Board and Chief Executive Officer, from May 1993 to June 1996. From 1986 to April 1993, Mr. Heldt served as Executive Vice President and Chief Operating Officer of Reynolds, Kendrick, Stratton, Inc., a brokerage firm specializing in clearing securities transactions. He also served as President of PHASE3 Systems, Inc. from January 1983 to December 1984. Previously, he was a founding Partner of Robertson, Colman & Siebel (now Robertson, Stephens & Company) where he was Chief Financial Officer and Chief Operating Officer. Mr. Heldt received a BA in Philosophy from Westminster College.

  Kathy Levinson has served as Corporate Senior Vice President of the Company since May 1996 and President and Chief Operating Officer of E*TRADE Securities, Inc., since January 1996, and a director of E*TRADE Securities, Inc. since June 1996. From January 1995 to December 1995, Ms. Levinson worked as a consultant for the Company. Prior to that, Ms. Levinson worked for Charles Schwab from 1981 to October 1994, most recently serving as Senior Vice President of Custody Services and prior to that was Senior Vice President of Credit Service from 1989 to October 1994. She received a BA in Economics from Stanford University.

  Rodney E. Paterson has been a Corporate Vice President of the Company since September 1995, most recently serving as Vice President of E*TRADE Online Ventures. From January 1992 to July 1995, Mr. Paterson served as Chief Executive Officer for MAI Financial Services Ltd., a financial information and software company, now a subsidiary of United News and Media PLC. Prior to that time, he served as a Vice President of Marketing for Shark Information Services, Inc., a trading information service company, from 1984 to December 1991. Mr. Paterson serves as a director of Audicom Corp., a broadcasting technology company. He received a BA in Science from Open University.

  Rebecca L. Patton has served as Corporate Vice President, Marketing of E*TRADE Group, Inc. since September 1995. From 1988 to September 1995, Ms. Patton served in a variety of management positions at Apple Computer, including Worldwide Marketing Manager of the Personal Interactive Electronics Division and Manager of Apple's PowerBook marketing group. Ms. Patton received a BA in Economics, summa cum laude, from Duke University and an MBA from Stanford University.

  Stephen C. Richards joined the Company in April 1996 as Chief Financial Officer and Treasurer and, as of June 1996, Corporate Senior Vice President, Finance and Administration and Chief Financial Officer of E*TRADE Securities, Inc. From 1984 to April 1996, Mr. Richards served in various positions at Bear Stearns

& Co., Inc., an investment bank, including Managing Director and Chief Financial Officer of Correspondent Clearing. Prior to 1984, Mr. Richards served as Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies & Company, Inc. He received a BA in Statistics and Economics from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles. Mr. Richards is a certified public accountant.

  Robin N. Rosenberg has been the Company's Corporate Vice President, Human Resources since August 1995. Ms. Rosenberg served as President of Career Transitions, a human resources consulting service, from August 1991 to August 1995. Prior to that, she served as Vice President of Human Resources for Wells Fargo Bank for nine years. Ms. Rosenberg received a bachelor's degree in music from Indiana University.

  David M. Traversi joined E*TRADE Group, Inc. in May 1996 as Corporate Senior Vice President of the Company, President and Chief Operating Officer of E*TRADE Online Ventures and Executive Director, Investment Banking and Research of E*TRADE Securities. Before joining E*TRADE, Mr. Traversi served in various positions at Montgomery Securities, an investment banking firm, from June 1989 to May 1996, most recently as Managing Director, Corporate Finance and Co-Head of the Financial Services Technology Group. He has a BS from California State University at Chico, a JD from the University of California at Davis and an MBA from the University of California at Berkeley. He has been admitted to the bar in California and Alaska.

  Thomas A. Bevilacqua has served as the Secretary of E*TRADE Group, Inc. since May 1996 and also serves as a director of E*TRADE Online Ventures. Mr. Bevilacqua has been a partner at the law firm of Brobeck, Phleger & Harrison LLP since 1991. He has a BA and a JD from the University of California.

  Richard S. Braddock has been a director of the Company since April 1996. From June 1994 to September 1995, he served as a partner in Clayton, Dubilier & Rice, a leveraged buy-out firm. From January 1993 to July 1993, he served as Chief Executive Officer of Medco Containment. From 1974 to October 1992, Mr. Braddock served in various capacities with a division of Citibank, including as President and Chief Executive Officer from 1990 to October 1992 and as a director from 1985. Mr. Braddock serves on the board of directors of Eastman Kodak Company, True North Communications, an advertising company, ION Laser Technology and Excimer Vision Leasing. He received a BA in History from Dartmouth and an MBA from Harvard University.

  William E. Ford has been a director of the Company since September 1995. Mr. Ford is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley & Co., Incorporated. Mr. Ford is also a director of Envoy Corporation, a publicly traded health insurance claims processing company, GT Interactive Software, a publicly traded software company, Marcam Corporation, a publicly traded software company, SS&C Technologies, Inc., a publicly traded software company, and several private software companies in which GAP LLC or one of its affiliates is an investor. Mr. Ford received a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

  George Hayter has been a director of the Company since December 1995 and currently provides consulting services to the Company. Mr. Hayter has served as a partner of George Hayter Associates, a consulting firm, from 1990 to the present. From 1976 to December 1990, he served with the London Stock Exchange, serving in his final position as the Managing Director of Trading Markets Division. Mr. Hayter serves on the boards of directors of Critchley Group PLC, an electrical accessories company listed on the London Stock Exchange, Linea Directa Aseguradora SA, a car insurance company in Spain, Pegasus Group PLC, an accounting software company listed on the London Stock Exchange, and Active Imaging PLC, a digital image processing manufacturer traded on the London AIM Market. He received an MA in Natural Sciences from Queens' College, Cambridge, England.

  Bernard A. Newcomb was a co-founder of the Company, has a been a director emeritus of the Company since May 1996 and served as a director from 1982 to May 1996 and Vice President of Research and Development from 1982 to June 1996. Mr. Newcomb has a BS in Business from Oregon State University.

  Keith Petty has been a director of the Company since 1982. Mr. Petty was a founding partner of the law firm of Jackson Tufts Cole & Black, LLP (formerly Petty, Andrews, Tufts & Jackson) and retired from that firm in 1986. He received a BS in Business (major in accounting) from the University of Idaho and a JD from Stanford Law School, is a certified public accountant and has been admitted to the bar in California and Idaho. Mr. Petty currently provides business and legal consulting to start-up companies, and serves as a Director for four other privately held for profit companies and two nonprofit companies.

  Lewis E. Randall has been a director of the Company since 1983. Mr. Randall served both Apple Computer and Intel during their formative years, largely in the capacity of software and hardware engineering management. Mr. Randall is a private investor.

  Lester C. Thurow has been a director of the Company since April 1996. Mr. Thurow has been a Professor of Economics at Massachusetts Institute of Technology ("MIT") since 1990. From 1987 to 1993, he served as Dean of MIT's Sloan School of Management. Mr. Thurow received a BA in economics from Williams College, an MA from Oxford and a Ph.D. from Harvard University.

  Messrs. Braddock, Ford, Hayter, Petty, Randall and Thurow are independent directors. Failure to maintain two independent directors could result in a delisting of the Company's Common Stock from the Nasdaq National Market.

  The members of the Board of Directors of the Company are classified into three classes. One class will be elected at each annual meeting of stockholders, with the members of each class to hold office for a three-year term and until successors of such class have been elected and qualified. See "Description of Capital Stock--Certain Provisions Affecting Stockholders." Messrs. Porter, Cotsakos and Braddock will initially serve as Class I directors of the Company until the annual meeting of stockholders held in 1999, or until their respective successors have been elected and qualified. Messrs. Ford, Hayter and Petty will initially serve as Class II directors of the Company until the annual meeting of stockholders held in 1998, or until their respective successors have been elected and qualified. Messrs. Randall and Thurow will initially serve as Class III directors of the Company until the annual meeting of stockholders held in 1997, or until their respective successors have been elected and qualified. Subject in the case of Mr. Cotsakos to an employment agreement, all officers of the Company serve at the pleasure of the Board. See "--Employment Contract." There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

  The Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating Committee of the Board. The Audit Committee is composed of William E. Ford (Chair), Lester C. Thurow and George Hayter and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which is composed of Richard S. Braddock (Chair), William E. Ford and Keith Petty, recommends to the Board of Directors compensation for the Company's key associates and will administer the 1996 Stock Incentive Plan, the 1993 Stock Option Plan, the 1983 Employee Incentive Stock Option Plan and the 1996 Stock Purchase Plan. See "--Associate Benefit Plans." The Nominating Committee, which is comprised of Christos M. Cotsakos (Chair), William A. Porter and Lewis E. Randall, nominates for stockholder approval persons to membership on the Board of Directors.

DIRECTOR COMPENSATION

  Non-employee directors will receive $5,000 per year, in addition to $800 for each meeting of the Board attended (and $400 for committee meetings attended). In addition, each non-employee director will receive stock options pursuant to the automatic option grant provisions of the Company's 1996 Stock Incentive Plan. See "--Associate Benefit Plans." All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee of the Company will receive compensation for services rendered as a director.

  In January 1996, Mr. Hayter was granted an option to purchase 60,000 shares of Common Stock at an exercise price of $2.05 per share. In March 1996, Messrs. Braddock, Ford, Petty, Randall and Thurow were each granted options to purchase 60,000 shares of Common Stock at an exercise price of $2.33 per share. The options become exerciseable 20% after each year of service from the date of grant.

  In December 1995, the Company entered into a consulting arrangement with Mr. Hayter, a director of the Company, to provide international business consulting at a base rate of $1,500 for each day of consulting plus expenses, with the exception of attendance at Board meetings. Mr. Hayter's fees were payable in the form of $750 in cash and $750 in Common Stock (issued at fair market value on the dates of services rendered). During the six months ended March 31, 1996, Mr. Hayter was paid $23,520 and accrued 6,096 shares of Common Stock pursuant to this arrangement. He also accrued 1,421 shares of Common Stock pursuant to this arrangement from April 1, 1996 through June 6, 1996. The Company and Mr. Hayter restated the consulting arrangement on June 7, 1996, at which time the Common Stock component of the arrangement terminated.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company anticipates reincorporating in Delaware in July 1996, in part to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Restated Certificate of Incorporation and Restated Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the Company's directors the benefit of Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments or dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Restated Bylaws authorize the use of indemnification agreements and the Company intends to enter into such agreements with each of its directors and executive officers. The Company has been advised by the SEC that, in the SEC's view, indemnification for liabilities arising under the Securities Act is contrary to the federal securities laws and, therefore, unenforceable.

  The Company intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

  There is no pending litigation or proceeding involving a director, officer, associate or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

EXECUTIVE COMPENSATION

 Summary of Cash and Other Compensation

  The following table sets forth the compensation for services rendered to the Company during the year ended September 30, 1995, awarded to or earned by the three most highly compensated executive officers of the Company whose combined salary and bonus were in excess of $100,000 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                   ANNUAL COMPENSATION               AWARDS
                            ------------------------------------- ------------
                                                                   SECURITIES
         NAME AND                 SALARY      BONUS  OTHER ANNUAL  UNDERLYING
    PRINCIPAL POSITION      YEAR   ($)         ($)   COMPENSATION OPTIONS (#)
    ------------------      ---- --------    ------- ------------ ------------
William A. Porter.......... 1995 $140,713(3) $22,395    $1,315(4)      --
 Chief Executive Officer
 and Chairman of the
 Board(2)
Wayne H. Heldt............. 1995 $127,500(6) $21,664    $  629(4)  1,080,000
 President(5)
Bernard A. Newcomb(7)...... 1995 $112,709(8) $14,745    $  963(4)      --
 Vice President of Research
 and Development

- --------

(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2)Since April 1996, Mr. Porter has served as Chairman of the Board.
(3)Includes $5,000 paid to Mr. Porter in his capacity as a director.

(4) Represents employer contributions to the Company's 401(k) Plan.

(5) Mr. Heldt now serves as Corporate Vice President and Managing Director, International Affairs.
(6) Includes $5,000 paid to Mr. Heldt in his capacity as a director.
(7) Mr. Newcomb now serves as a director emeritus of the Company.
(8) Includes $5,000 paid to Mr. Newcomb in his capacity as a director.

 Stock Option Grants to Named Executive Officers

  No stock options were granted to the Named Executive Officers during the year ended September 30, 1995.

 Option Exercises and Holdings

  The following table sets forth certain information with respect to exercises of stock options during the year ended September 30, 1995 by the Named Executive Officers and with respect to stock options held by each of the Named Executive Officers as of September 30, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                          NUMBER OF                OPTIONS/SARS AT          AT SEPTEMBER 30,
                           SHARES     VALUE      SEPTEMBER 30, 1995            1995($)(2)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
          NAME           EXERCISE(#)  ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
William A. Porter.......       --         --        --           --           --           --
Wayne H. Heldt..........   127,980   $179,098   520,020      432,000     $918,702     $763,200
Bernard A. Newcomb......       --         --        --           --           --           --

(footnotes on following page)

(footnotes from preceding page)

(1) The amount set forth represents the difference between the fair market value of the shares at the time of exercise, as determined by the Board of Directors, and the exercise price of the option, multiplied by the applicable number of options.

(2) The amount set forth represents the difference between the fair market value of the shares at September 30, 1995, as determined by the Board of Directors, and the exercise price of the option, multiplied by the applicable number of options.

ASSOCIATE BENEFIT PLANS

 Stock Incentive Plan and Option Plans

  The Company's 1996 Stock Incentive Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's existing 1993 Stock Option Plan (the "1993 Plan") which is the successor to the Company's 1983 Employee Incentive Stock Option Plan (the "1983 Plan"). The 1996 Plan became effective on May 31, 1996 upon adoption by the Board of Directors.

  The authorized reserves under the 1996 Plan consist of all of the outstanding options under the 1993 Plan and 1983 Plan, which are incorporated into the 1996 Plan, and an additional 4,000,000 shares, which have been authorized for issuance under the 1996 Plan. No further option grants will be made under the 1993 Plan and the 1983 Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the 1993 Plan and the 1983 Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

  The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of those shares on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services, and
(iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of each such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option also may be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within twelve
(12) months following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members. Options outstanding under the 1993 Plan upon merger or asset sale will be assumed by the acquiring entity. In the event the acquiring entity refuses to assume or substitute the options or in the event of a dissolution or liquidation of the Company, the options will expire on a date at least 20 days after the plan administrator gives written notice to the optionees specifying the terms and conditions of such termination.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program that provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the 1993 Plan or the 1983 Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1993 Plan and the 1983 Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share not less than the fair market value of the Common Stock on the new grant date.

  Under the Automatic Option Grant Program, each individual who is serving as a non-employee member of the Board on the date the underwriting agreement for this offering is executed and who has not previously received a stock option grant from the Company will receive at that time an option grant for 20,000 shares of Common Stock with an exercise price equal to the price per share at which the Common Stock is to be sold in this offering. Each individual who first joins the Board after the effective date of this offering as a non-employee Board member will also receive an option grant for 20,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual stockholders meeting, beginning with the 1997 annual meeting, each individual who is to continue to serve as a non-employee Board will receive an option grant to purchase 5,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The 20,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 5,000-share grant will vest upon the optionee's completion of two years of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on May 30, 2006, unless sooner terminated by the Board.

  Options to purchase an aggregate of 5,619,840 shares were outstanding under the 1996 Plan, the 1993 Plan and the 1983 Plan as of June 30, 1996. Thomas A. Bevilacqua, in his capacity as a director of E*TRADE Online Ventures, received in May 1996 options to purchase 30,000 shares of Common Stock of the Company with an exercise price of $9.50 per share. This number of option shares represents one-half the options granted to nonemployee directors of the Company. See "--Director Compensation."

 1996 Stock Purchase Plan

  The Company's 1996 Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on May 31, 1996. The Purchase Plan is designed to allow eligible associates of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 650,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in July 1998.

  Individuals who are eligible associates on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (February 1 or August 1 each year). Individuals who become eligible associates after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year, with the first such purchase date to occur on January 31,
1997) at a purchase price per share not less than 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.

  The Board may amend or modify the Purchase Plan following any semi-annual purchase date. The Purchase Plan will terminate on the last business day in July 2006, unless sooner terminated by the Board.

 401(k) Plan

  Effective January 1, 1995, the Company adopted a 401(k) (the "401(k) Plan") that covers all eligible associates of the Company. An associate is eligible to participate in the plan upon hire, and may elect to defer, in the form of contributions to the 401(k) Plan, up to the $9,500 limitation imposed by Internal Revenue Code Section 402(g). Associates' contributions are invested in specific assets, specific funds or other investments permitted under the 401(k) Plan according to the directions of each individual associate and the directed investment procedure. The contributions are fully vested and nonforfeitable at all times. Upon completion of one year of service, the 401(k) Plan provides for employer contributions to the 401(k) Plan of an amount equal to 25% of the amount contributed by all eligible associates, up to 2% for individual associates total compensation. The Company has made contributions of $5,994 and $11,938 for the year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.

 Bonus Plan

  Effective October 1, 1994, the Company adopted a bonus plan (the "Bonus Plan") to allow all eligible associates to share a portion of the Company's profits. Thirty days after the end of each fiscal quarter, the

Company will pay 20% of any operating profit that is in excess of 10% of gross revenue into the Bonus Plan. Each eligible associate will be allocated a percent of the total Bonus Plan pool based on the Company's total salary base, that associate's gross earnings for the quarter and designation by group. Bonus payments are distributed over time to associates, who receive 50% of the bonus payment at the end of the month following the end of the quarter, and the remaining 50% over the succeeding three-year time period in increments of one-sixth. If an associate leaves the Company for any reason other than disability, death or retirement, that associate's accumulation of earnings in the bonus pool remains in the pool as additional earnings for the remaining eligible associates.

EMPLOYMENT CONTRACT

  Christos M. Cotsakos entered into an employment agreement with the Company in March 1996. The agreement provides for annual base salary compensation of $250,000. Mr. Cotsakos' base salary is subject to adjustment as follows: if, at the end of any fiscal quarter during the term of the agreement, the Company's annualized revenues equal or exceed $75 million and there is a positive net income at the end of such quarter, the base salary shall be increased to an annualized basis of $320,000; and if, at the end of any fiscal quarter during the term of the agreement, the Company's annualized revenues equal or exceed $100 million and there is a positive net income at the end of such quarter, the base salary shall be increased to an annualized basis of $390,000. Mr. Cotsakos is also eligible to participate in the Company's bonus plan and other benefit plans.

  Pursuant to the employment agreement, on March 29, 1996, Mr. Cotsakos was granted options to purchase 600,000 shares at the Company's Common Stock at an exercise price of $2.33 per share under the Company's 1993 Stock Option Plan. In addition, on May 15, 1996, Mr. Cotsakos was granted additional options to purchase 480,000 shares of Common Stock at the then-current fair market value. The options vest for 20% of the shares on September 1, 1996 and 80% of the shares in equal monthly installments of employment over a period of four years. These options are exercisable until March 28, 2006, subject to certain exceptions.

  The employment agreement terminates on December 31, 2001, but is renewable for successive one-year periods, unless either party gives 180 days' notice. Upon termination of Mr. Cotsakos' employment, he is entitled to severance payments as follows: (i) payment equal to five full years of current total annual compensation if termination within three years after a change in control of the Company (as defined) or if he elects to terminate his employment for good reason (as defined) within three years after any change in control, and (ii) payment equal to four full years of (A) current total annual compensation if he is terminated by the Company other than for cause (as defined) and such termination is not described in (i) above and (B) he elects to terminate his employment for good reason and such termination is not described in (i) above. In addition, Mr. Cotsakos' options become immediately exercisable upon a change in control or upon the termination of Mr. Cotsakos other than for cause or at his election for good reason.

  The Company is in the process of establishing revised terms of employment for Bernard A. Newcomb, a founder of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended September 30, 1995, the Company's Compensation Committee consisted of William A. Porter, Keith Petty and Lewis E. Randall. Mr. Porter was an executive officer of the Company during the year ended September 30, 1995.

  In September 1990, the Company entered into a restructuring agreement with all of its long-term creditors, whereby certain obligations of the Company, totaling $999,508, were converted to subordinated and unsecured promissory notes bearing interest at a rate of seven percent per annum (the "7% Notes"). At that time, the Company's founders, William Porter, the Chairman of the Board, and Bernard Newcomb, then a director and Vice President of Research and Development, received 7% Notes in principal amounts of $230,316 and $152,490, respectively. The Company's indebtedness to Messrs. Porter and Newcomb resulted from accrued but unpaid salaries owed to them. In September 1995, all outstanding principal and accrued interest on the 7% Notes was repaid. Messrs. Porter and Newcomb received $318,276 and $210,741, respectively, pursuant to the 7% Notes.

                             CERTAIN TRANSACTIONS

PREFERRED STOCK FINANCING TRANSACTIONS

  On September 28, 1995, the Company sold 100,000 shares of Series A Preferred Stock for $123 per share. On April 10, 1996, the Company sold 20,336 shares of Series B Preferred Stock for $140 per share. On June 6, 1996, the Company sold 11,180 shares of Series C Preferred Stock for $805 per share. All Preferred Stock was sold in private financings, pursuant to preferred stock purchase agreements and investors' rights agreements. The terms of those agreements (with the exception of amount and price) are substantially similar for the Series A, Series B and Series C, under which the Company made the standard representations, warranties and covenants, and which provided the purchasers thereunder with rights of first offer, tag-along rights, preemptive rights, and demand and piggyback registration rights. All of the material terms of the Series A and Series B agreements, with the exception of the registration rights, will terminate upon the effective date of the Registration Statement of which this Prospectus is a part. All shares of Preferred Stock will convert into Common Stock on a 60-for-1 basis automatically upon the completion of this offering. See "Shares Eligible for Future Sale--Registration Rights." The purchasers of the Preferred Stock included, among others, the following directors, entities associated with directors, and holders of 5% or more of the Company's Common Stock:

                                           SHARES OF PREFERRED STOCK PURCHASED
                                           --------------------------------------
                  INVESTOR                  SERIES A     SERIES B     SERIES C
                  --------                 ------------ -----------  ------------
   General Atlantic Partners II, L.P.(1)..       87,742       6,267       --
   GAP Coinvestment Partners, L.P.(1).....       12,258         876       --
   Christos M. Cotsakos(2)................          --        6,050       --
   Richard S. Braddock....................          --        7,143       --
   SOFTBANK Holdings Inc.(3)..............          --          --      11,180

- --------

(1) The general partner of General Atlantic Partners II, L.P. ("GAP II") is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. William E. Ford, a director of the Company, is one of the managing members of GAP LLC. The same managing members of GAP LLC are the general partners of GAP Coinvestment Partners, L.P. ("GAP Coinvestors"). Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest.

(2) Includes shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, shares held in an IRA account and shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half of the shares held by the Cotsakos Revocable Trust.

(3) E*TRADE is exploring a business relationship with Upgrade Corporation of America dba UCA&L, a company in which SOFTBANK indirectly owns a majority interest. The Company has no other relationship with SOFTBANK or SOFTBANK Corporation other than SOFTBANK's investment in the Company.

OTHER TRANSACTIONS

  In September 1990, the Company entered into a restructuring agreement with all of its long-term creditors, whereby certain obligations of the Company, totaling $999,508, were converted to subordinated and unsecured promissory notes. At that time, the Company's founders, William Porter, the Chairman of the Board, and Bernard Newcomb, then a director and Vice President of Research and Development, received certain of the promissory notes. See "Management-- Compensation Committee Interlocks and Insider Participation."

  In December 1995, the Company entered into a consulting arrangement with George Hayter, a director of the Company, to provide international business consulting. The agreement was modified in June 1996. See "Management--Director Compensation."

  From January 1995 to December 1995, Kathy Levinson, the President and Chief Operating Officer of E*TRADE Securities was self-employed as a consultant. During this period, Ms. Levinson, worked under contract with the Company, pursuant to which she provided consulting services to assist with E*TRADE's transition to self-clearing operations. During the term of this agreement, Ms. Levinson was paid $166,000 by the Company, and received a warrant to purchase 300,000 shares of Common Stock, which warrant was fully exercised by January 1996, and options to purchase 300,000 shares of Common Stock which vest at a rate of 20% per year over a period of five years and will terminate on January 2, 2005.

  In March 1996, Christos M. Cotsakos entered into an employment agreement with the Company. See "Management--Employment Contracts."

  The Company believes that each of these transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties and were in connection with bona fide business purposes. As a matter of policy, all future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                    PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1996 and as adjusted to reflect the sale of shares of Common Stock offered hereby by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each Named Executive Officer, (iii) each director, (iv) each of the Selling Stockholders and (v) all directors and executive officers as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                  SHARES TO BE
                              SHARES BENEFICIALLY                 BENEFICIALLY
                                OWNED PRIOR TO                     OWNED AFTER
            NAME                   OFFERING         NUMBER OF      OFFERING(2)
            ----              -------------------  SHARES TO BE -----------------
    MANAGEMENT AND OTHER                             SOLD IN
  SIGNIFICANT STOCKHOLDERS     NUMBER   PERCENT(1) THE OFFERING  NUMBER   PERCENT
  ------------------------    --------- ---------  ------------ --------- -------
 William A. Porter(3)(4)(5).  3,086,940   12.7%           --    3,086,940  10.9%
 Bernard A. Newcomb(4)......  2,420,820   10.0            --    2,420,820   8.5
 Christos M. Cotsakos(4)(6).  1,443,000    5.9            --    1,443,000   4.9
 Wayne H. Heldt(4)(7).......    700,020    2.8            --      700,020   2.4
 Richard S. Braddock........    428,580    1.8            --      428,580   1.5
 William E. Ford(8).........        --       *            --          --      *
 George Hayter..............      7,517      *            --        7,517     *
 Keith Petty(9).............    364,620    1.5            --      364,620   1.3
 Lewis E. Randall(10).......    399,000    1.6            --      399,000   1.4
 Lester C. Thurow...........        --       *            --          --      *
 General Atlantic Partners,   6,872,580   28.2            --    6,872,580  24.2
  LLC(11)...................
 All directors and executive
  officers as a group
  (16 persons)(12)..........  6,228,617   25.5            --    6,228,617  21.4
 OTHER SELLING STOCKHOLDERS
 --------------------------
 Kristin Marit Dahl(13).....    213,000      *        90,000      123,000     *
 R.D. Fritts................    249,900    1.0         2,100      247,800     *
 Fred Haeckl & Ann G.
  Haeckl, Trustees, Fred
  Haeckl & Ann G. Haeckl
  Family Trust 269 U/A Dated
  08/28/91..................    576,600    2.4        36,600      540,000   1.9
 William R. Happ & Roxann M.
  Happ, Trustees, William &
  Roxann Happ Revocable
  Living Trust Dated
  4/12/91...................    668,880    2.8        47,530      621,350   2.2
 Susan M. Harning...........     20,820      *         8,820       12,000     *
 Hawaiian Trust Company,
  Ltd., Agent for the
  Alexander S. Atherton
  Family Limited
  Partnership(14)...........     54,840      *        54,840          --    --
 Charles R. Huegel..........     26,040      *        17,040        9,000     *
 Jackson, Tufts, Cole &
  Black Profit Sharing Plan
  f/b/o/ Templeton C. Peck..      7,200      *         7,200          --    --
 Robert C. & Normalee A.
  Jacobson, as Joint
  Tenants(15)...............     75,720      *        18,930       56,790     *
 Robert C. Jacobson,
  Individual Retirement
  Account(16)...............     60,000      *        60,000          --    --
 Brian S. Kahn & Julie O.
  Kahn, Trustees, Kahn
  Revocable Family Trust....     60,720      *        12,000       48,720     *

                                SHARES         NUMBER OF
                             BENEFICIALLY     SHARES TO BE    SHARES TO BE
                            OWNED PRIOR TO      SOLD IN    BENEFICIALLY OWNED
          NAME                 OFFERING       THE OFFERING  AFTER OFFERING(2)
          ----             -----------------  ------------ ---------------------
      OTHER SELLING
      STOCKHOLDERS         NUMBER  PERCENT(1)               NUMBER      PERCENT
      -------------        ------- ---------               ----------- ---------
Jacqueline Lancaster.....   26,040      *        14,040         12,000         *
Larkin S. Lapides........   12,000      *         1,000         11,000         *
Diane F. Lee(17).........  147,660      *        27,660        120,000         *
Frank T. McIntosh........   26,040      *        11,040         15,000         *
Kathleen P. McIntosh.....   52,020      *         4,020         48,000         *
Diane Munro..............   78,060      *        15,000         63,060         *
Robert Donald Murie &
 Nancy Dolores Murie,
 Trustees, Robert D.
 Murie and Nancy D. Murie
 Intervivos Trust Dated
 August 16, 1993.........   52,020      *        15,000         37,020         *
Raymond J. Noorda &
 Lewena Noorda...........  465,420    1.9       100,460        364,960       1.3
Arden Orrel..............    9,000      *         4,500          4,500         *
Jeannie Pasturel.........   15,000      *         4,500         10,500         *
Herbert & Marlene
 Swanson(18).............   88,020      *         6,000         82,020         *
John M. & Lynn Thornburn.  104,100      *         7,000         97,100         *
Thomas A. & Rosemary
 Tisch Trust.............  124,860      *        72,000         52,860         *
Brenda L. Vogel..........   26,040      *           720         25,320         *
Agnes Waters.............   36,420      *         9,000         27,420         *
Robert L. Waymost &
 Catherine M. Waymost,
 Trustees, Waymost Family
 Revocable Trust.........   60,720      *        12,000         48,720         *
Thomas R. Yates/Wayne S.
 Fuller, as Joint
 Tenants.................   20,820      *         6,000         14,820         *
                                                -------
    Total..................................     665,000
                                                =======

- --------
*   Less than 1%.

 (1) Based on 24,392,597 shares outstanding on June 30, 1996.
 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) If the Underwriters exercise their over-allotment option to purchase up to an additional 699,750 shares of Common Stock, then William A. Porter will sell up to 240,000 shares of Common Stock to the Underwriters and Mr. Porter will beneficially own 2,846,940 shares of Common Stock, or approximately 9.9% of the outstanding shares.

 (4) The address of Mr. Porter, Mr. Newcomb, Mr. Cotsakos and Mr. Heldt is c/o E*TRADE Group, Inc., Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303.

 (5) Excludes 200,460 shares of Common Stock held by Mr. Porter's wife. Mr. Porter disclaims beneficial ownership of such shares.

 (6) Includes 198,000 shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, 105,000 shares held in an IRA account and 60,000 shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half the shares held by the Cotsakos Revocable Trust. Also includes 1,080,000 shares of Common Stock which Mr. Cotsakos has the option to purchase. See "Management--Employment Contract" for a description of the vesting of these options to purchase Common Stock.

 (7) Includes 420,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

 (8) Excludes 6,030,120 shares held by General Atlantic Partners II, L.P. and 842,460 shares held by GAP Coinvestment Partners, L.P. See footnote 11 below.

 (9) Represents shares held by Keith and Gail Wells Petty, as Trustees or the Keith and Gail Wells Petty Trust.

(10) Excludes 96,000 shares held solely by Mr. Randall's wife. Mr. Randall disclaims beneficial ownership of such shares.

(11) Includes 6,030,120 shares held by General Atlantic Partners II, L.P. ("GAP II") and 842,460 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP II is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. Mr. Ford, a director of the Company, is one of the managing members of GAP LLC. The same managing members of GAP LLC are the general partners of GAP Coinvestment. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest therein. The address for GAP II, GAP Coinvestment, GAP LLC and Mr. Ford is: c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.

(12) Includes the information in the notes above, as applicable. In addition, includes an additional 248,820 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days, which options are held by executive officers of the Company who are not identified in the above table. Excludes 1,080,000 shares of Common Stock which Mr. Cotsakos has the option to purchase. Excludes shares held by Mr. Newcomb who is a director emeritus, but not currently an executive officer of the Company.

(13) Includes 6,000 shares of Common Stock issuable upon exercise of stock options held by Ms. Dahl exercisable within 60 days. Excludes 9,000 shares of Common Stock issuable upon exercise of stock options held by Ms. Dahl not exercisable within 60 days.

(14) Excludes 54,840 shares held in trust for Mr. Atherton's wife.

(15) Excludes amounts held by Robert C. Jacobson, Individual Retirement Account, below.

(16) Excludes amounts held by Robert C. & Normalee A. Jacobson, as Joint Tenants, above.

(17) Excludes 2,640 shares held as a custodian.

(18) Includes 64,020 shares of Common Stock issuable upon exercise of stock options held by Mr. Swanson exercisable within 60 days. Excludes 108,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Swanson not exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

COMMON STOCK

  Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. As of June 30, 1996, giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock automatically upon the completion of this offering, there were 24,392,597 shares of Common Stock outstanding held of record by approximately 150 stockholders. The Common Stock presently outstanding is, and the Common Stock issued in this offering will be, fully paid and nonassessable. The Common Stock has been approved for quotation on the Nasdaq National Market under the trading symbol "EGRP."

PREFERRED STOCK

  Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Restated Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Upon the completion of the offering, there will be no shares of Preferred Stock outstanding and the Company has no present intention to issue any shares of Preferred Stock. See "Risk Factors--Effects of Certain Charter and Bylaw Provisions."

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

  Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. The right of stockholders to cumulate votes in the election of directors is eliminated. In addition, Section 203 of the Delaware General Corporation Law, which will apply to the Company if its Common Stock is authorized for quotation on the Nasdaq National Market, restricts certain "business combinations" with "interested stockholders" for three years following the date that person becomes an interested stockholder, unless the Board of Directors approves the business combination. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. See "Risk Factors-- Effects of Certain Charter and Bylaw Provisions."

  The Company's Restated Certificate of Incorporation and Restated Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Restated Certificate of Incorporation and the Restated Bylaws provide for a classified Board of Directors and permit the Board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the Board members each year, with each director serving a three-year term. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Board only for cause, and such removal requires the affirmative vote of two-thirds of the outstanding voting stock. The Company's Restated Certificate of Incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, the President, a majority of the directors or the holders of not less than 10% of the outstanding voting stock. The Restated Bylaws also establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors, and stockholder proposals.

  The Company's Restated Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law, any "Business Combination" (as defined in the Certificate of Incorporation) requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the Company's then outstanding capital stock, voting together as a class, unless two-thirds of the directors approve the proposed transaction.

  A "Business Combination" includes (i) a merger or consolidation of the Company or any of its subsidiaries with an "Interested Stockholder" (as defined in the Restated Certificate of Incorporation) or any other corporation which is, or after such transaction would be, an "Affiliate" or "Associate" (as such terms are defined in the Securities Exchange Act of 1934, as amended) of an Interested Stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Company or any subsidiary that constitute 5% or more of the total assets of the Company, (iii) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to, or proposed by or on behalf of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property that constitute 5% or more of the total assets of the Company, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any spin-off or split-up of any kind of the Company or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, or (v) any reclassification, recapitalization, or merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Company or any of its subsidiaries that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of any Interested Stockholder.

  An "Interested Stockholder" generally is defined as (i) an individual, corporation or other entity which is or was at any time within the two-year period preceding the date of the transaction in question, the beneficial owner of 10% or more of the outstanding voting securities of the Company, (ii) an Associate or Affiliate of the Company who within the two-year period preceding the date of the transaction in question was the beneficial owner of 10% or more of the outstanding voting securities of the Company, or (iii) under certain circumstances, an assignee of any of the foregoing persons. A person is a "beneficial owner" of any capital stock of the Company (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

(c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

  The foregoing provisions of the Restated Certificate of Incorporation and Restated Bylaws of the Company may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors. Such provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws can be changed or amended only by the affirmative vote of the holders of at least 66 2/3% of the Company's then outstanding voting stock.

  Following the completion of the offering, the Company's present directors (including the director emeritus) and executive officers and their respective affiliates will beneficially own approximately 53.0% of the outstanding Common Stock, giving them veto power with respect to any stockholder action or approval requiring a majority vote.

TRANSFER AGENT AND REGISTRAR

  The Company has appointed American Stock Transfer & Trust Company as its transfer agent and registrar of the Common Stock.

                     SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Upon the completion of this offering, the Company will have outstanding an aggregate of 28,392,597 shares of Common Stock, based upon the number of shares outstanding as of June 30, 1996. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 23,727,597 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) approximately 933,060 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 569,820 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; (iii) approximately 12,627,450 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods.

  The Company, its officers and directors, all of the Selling Stockholders and certain other stockholders, representing in the aggregate approximately 22,032,717 shares of Common Stock and options to purchase approximately 4,950,840 shares of Common Stock, have agreed pursuant to lock-up agreements, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of any of such shares and options for a period of 180 days after the date of this Prospectus (the "Lock-Up Period") without the prior consent of Robertson, Stephens & Company.

  The Company has reserved 4,000,000 shares of Common Stock for issuance under the Company's 1996 Stock Incentive Plan, none of which are outstanding. In addition, the Company has outstanding options to purchase 5,619,840 shares, which options were granted under the Company's 1996 Stock Incentive Plan 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan. Following the offering, the Company intends to file a registration statement under the Securities Act to register 4,000,000 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1996 Stock Incentive Plan, options to purchase 54,000 shares of which were outstanding as of June 30, 1996, and 5,565,840 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan. Shares issued upon the exercise of stock options after the effective date of such registration statement or previously issued on exercise, generally will be available for sale in the open market subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements with Robertson, Stephens & Company described above. The Company also intends to file a registration statement under the Securities Act to register 650,000 shares of Common Stock for issuance under the Company's 1996 Stock Purchase Plan.

  In general, under Rule 144 as currently in effect, beginning 90 days after the completion of this offering, a person (or persons whose shares are aggregated) who, together with any previous holder who is not an affiliate of the Company, has beneficially owned restricted shares of at least two years, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 284,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale, and who, together with any previous holder who is not an affiliate of the Company, has beneficially owned restricted shares for at least three years, would be entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or will continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future. See "Risk Factors--Shares Eligible for Future Sale."

REGISTRATION RIGHTS

  Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 13,663,560 shares of Common Stock and Preferred Stock ("Holders") (which Preferred Stock will automatically be converted into Common Stock upon the completion of this offering), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register its Common Stock in any public offering subsequent to this offering, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled at the Company's expense, subject to certain limitations, to include such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, at its expense, subject to certain limitations, on no more than on five occasions in the aggregate, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 90 days after the completion of a subsequent offering.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC and Deutsche Morgan Grenfell/C. J. Lawrence Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                        NUMBER
                               UNDERWRITER                             OF SHARES
                               -----------                             ---------
   Robertson, Stephens & Company LLC..................................
   Hambrecht & Quist LLC..............................................
   Deutsche Morgan Grenfell/C. J. Lawrence Inc........................
                                                                       ---------
     Total............................................................ 4,665,000
                                                                       =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer shares of the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $ per share, of which $ may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company and a Selling Stockholder have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 459,750 and 240,000 additional shares of Common Stock, respectively, at the same price per share as will be paid for the 4,665,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 4,665,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 4,665,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement. The Company has been advised by the SEC that, in the SEC's view, indemnification for liabilities arising under the Securities Act is contrary to the federal securities laws and, therefore, unenforceable.

  Each officer and director who hold shares of the Company and holders of 22,032,717 shares of Common Stock (including such officers and directors) have agreed with the Representatives, for the Lock-Up Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, the Company has agreed that, during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company and the Selling Stockholders that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company, representatives of the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

SUBSEQUENT RESTRICTIONS

  Securities industry regulations prohibit an NASD member firm, after the completion of a distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following this offering, E*TRADE Securities and the Company's other subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Company's Common Stock.

  Pursuant to the bylaws of the NASD, if any employee of E*TRADE Securities, any person associated (as defined in such bylaws) with E*TRADE Securities or any of the Company's other subsidiaries, or any immediate family member of any such employee or associated person purchases any of the shares offered hereby, such person may not sell, transfer, assign, pledge or hypothecate such shares for a period of five months following the effective date of the offering.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Francisco, California. Thomas A. Bevilacqua, a partner at Brobeck, Phleger & Harrison LLP, holds options to purchase certain shares of Common Stock. See "Management--Associate Benefit Plans."

                                    EXPERTS

  The consolidated financial statements as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10019. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is http://www.sec.gov. The SEC Web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

                            E*TRADE GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of September 30, 1994 and 1995 and June
 30, 1996 (Unaudited) and Pro forma June 30, 1996 (Unaudited)............  F-3
Consolidated Statements of Operations for the Years Ended September 30,
 1993, 1994 and 1995 and for the Nine Months Ended June 30, 1995 and 1996
 (Unaudited).............................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficiency) for the
 Years Ended September 30, 1993, 1994 and 1995 and for the Nine Months
 Ended June 30, 1995 and 1996 (Unaudited)................................  F-5
Consolidated Statements of Cash Flows for the Years Ended September 30,
 1993, 1994 and 1995 and for the Nine Months Ended June 30, 1995 and 1996
 (Unaudited).............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of E*TRADE Group, Inc.:

  We have audited the accompanying consolidated balance sheets of E*TRADE Group, Inc. and subsidiaries (the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of E*TRADE Group, Inc. and subsidiaries at September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

San Francisco, California
November 20, 1995
(      as to Note 10)

                               ----------------

  The accompanying consolidated financial statements give effect to the reincorporation of the Company in Delaware, an increase in the number of authorized shares to 50,000,000 and the related exchange of each share of common stock of the Company for 60 shares of common stock of the Delaware Corporation in July 1996. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon completion of such exchange of the Company's outstanding common stock described in Note 10 to the consolidated financial statements and assuming that from July 19, 1996 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

DELOITTE & TOUCHE LLP

San Francisco, California

July 19, 1996

                   E*TRADE GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                    PRO FORMA
                                  SEPTEMBER 30,                     JUNE 30,
                             ------------------------  JUNE 30,       1996
                                1994         1995        1996       (NOTE 1)
                             -----------  ----------- -----------  -----------
                                                      (Unaudited)  (Unaudited)
          ASSETS
Current assets:
 Cash and equivalents......  $   691,897  $ 9,624,219 $15,408,710
 Brokerage receivables.....      498,728    1,935,513   3,091,551
 Accounts receivable.......       36,500      115,700     140,500
 Income taxes receivable...          --           --      817,008
 Deferred tax asset........      588,821      285,863   1,134,196
 Other assets..............       34,211       68,391     506,268
                             -----------  ----------- -----------
  Total current assets.....    1,850,157   12,029,686  21,098,233
Property and equipment--
 net.......................      313,189    1,458,152   5,983,175
Deposits with clearing
 organizations.............          --           --    1,110,000
Investment.................          --       675,726     809,448
Other assets...............          --           --      684,328
                             -----------  ----------- -----------
TOTAL......................  $ 2,163,346  $14,163,564 $29,685,184
                             ===========  =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued liabilities......  $   429,777  $ 1,428,353 $ 3,830,060
 Accrued compensation and
  benefits.................          --       557,804     587,634
 Litigation settlement
  payable..................      350,000          --          --
 Provision for claims......       64,928      360,744     504,960
 Income taxes payable......        8,944      602,275         --
 Current portion of notes
  payable..................    1,314,268          --      500,000
 Current portion of capital
  leases...................       23,199       21,870      22,805
                             -----------  ----------- -----------
  Total current
   liabilities.............    2,191,116    2,971,046   5,445,459
Long-term portion of
 capital leases............       64,439       44,551      27,032
Long-term notes payable....          --           --    1,833,333
                             -----------  ----------- -----------
  Total liabilities........    2,255,555    3,015,597   7,305,824
                             -----------  ----------- -----------
COMMITMENTS AND
 CONTINGENCIES (NOTES 7 AND
 8)
STOCKHOLDERS' EQUITY (DEFI-
 CIENCY):
Preferred stock, $.01 par:
 shares authorized,
 1,000,000; Series A:
 800,000 shares designated;
 shares issued and out-
 standing: 1994, none;
 1995, 100,000; 1996,
 131,516 (pro forma 1996,
 none).....................          --         1,000       1,315  $       --
Common stock, $.01 par:
 shares authorized,
 50,000,000; shares issued
 and outstanding: 1994,
 14,954,400; 1995,
 14,890,980;
 1996, 16,501,637 (pro
 forma 1996, 24,392,597)...      149,544      148,910     165,016      243,926
Additional paid-in capital.    1,240,560    9,899,373  22,448,331   22,370,736
Retained earnings (defi-
 cit)......................   (1,482,313)   1,098,684    (235,302)    (235,302)
                             -----------  ----------- -----------  -----------
  Total stockholders' eq-
   uity (deficiency).......      (92,209)  11,147,967  22,379,360  $22,379,360
                             -----------  ----------- -----------  ===========
TOTAL......................  $ 2,163,346  $14,163,564 $29,685,184
                             ===========  =========== ===========

                See notes to consolidated financial statements.

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                     YEAR ENDED                 NINE MONTHS ENDED
                                   SEPTEMBER 30,                     JUNE 30,
                         ----------------------------------- ------------------------
                            1993       1994         1995        1995         1996
                         ---------- -----------  ----------- ----------- ------------
                                                                   (Unaudited)
REVENUES:
 Transaction revenues... $2,158,064 $ 9,547,688  $20,834,586 $13,591,794 $ 30,207,651
 Computer services......    709,226     953,228    1,425,536     911,067    1,793,673
 Interest and other.....    106,668     404,098    1,080,416     646,322    2,481,549
                         ---------- -----------  ----------- ----------- ------------
    Total revenues......  2,973,958  10,905,014   23,340,538  15,149,183   34,482,873
                         ---------- -----------  ----------- ----------- ------------
COST OF SERVICES:
 Cost of services.......  1,972,627   6,795,808   12,678,339   8,011,232   21,104,935
 Self-clearing start-up
  costs.................        --          --       141,185      84,687    1,843,952
                         ---------- -----------  ----------- ----------- ------------
    Total cost of serv-
     ices...............  1,972,627   6,795,808   12,819,524   8,095,919   22,948,887
                         ---------- -----------  ----------- ----------- ------------
OPERATING EXPENSES:
 Selling and marketing..    282,324     997,703    2,466,429   1,538,761    5,748,650
 Technology development.    215,737     335,371      942,500     538,156    1,322,539
 General and
  administrative........    400,573   2,532,361    2,802,724   1,385,969    6,686,982
                         ---------- -----------  ----------- ----------- ------------
    Total operating ex-
     penses.............    898,634   3,865,435    6,211,653   3,462,886   13,758,171
                         ---------- -----------  ----------- ----------- ------------
    Total cost of
     services and
     operating expenses.  2,871,261  10,661,243   19,031,177  11,558,805   36,707,058
                         ---------- -----------  ----------- ----------- ------------
PRE-TAX INCOME (LOSS)...    102,697     243,771    4,309,361   3,590,378   (2,224,185)
INCOME TAX EXPENSE
 (BENEFIT)..............      3,607    (541,474)   1,728,364   1,440,000     (890,199)
                         ---------- -----------  ----------- ----------- ------------
NET INCOME (LOSS)....... $   99,090 $   785,245  $ 2,580,997 $ 2,150,378 $ (1,333,986)
                         ========== ===========  =========== =========== ============
Net income (loss) per
 share.................. $      --  $       .03  $       .10 $       .08 $       (.05)
                         ========== ===========  =========== =========== ============
Shares used to compute
 per share data......... 26,803,000  26,312,000   26,608,000  25,577,000   28,550,000


                See notes to consolidated financial statements.

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                               TOTAL
                          PREFERRED STOCK     COMMON STOCK       ADDITIONAL    RETAINED    STOCKHOLDERS'
                          ---------------- --------------------    PAID-IN     EARNINGS       EQUITY
                           SHARES  AMOUNT    SHARES     AMOUNT     CAPITAL     (DEFICIT)   (DEFICIENCY)
                          -------- ------- ----------  --------  -----------  -----------  -------------
BALANCE, OCTOBER 1,
 1992...................                   14,700,180  $147,002  $ 1,112,321  $(2,366,648)  $(1,107,325)
 Net income.............                                                           99,090        99,090
 Issuance of common
  stock.................                      798,000     7,980      212,680                    220,660
                                           ----------  --------  -----------  -----------   -----------
BALANCE, SEPTEMBER 30,
 1993...................                   15,498,180   154,982    1,325,001   (2,267,558)     (787,575)
 Net income.............                                                          785,245       785,245
 Issuance of common
  stock.................                      380,520     3,805      159,018                    162,823
 Exercise of stock
  warrants..............                    1,235,940    12,359      (12,153)                       206
 Repurchase of common
  stock.................                   (2,160,240)  (21,602)    (231,306)                  (252,908)
                                           ----------  --------  -----------  -----------   -----------
BALANCE, SEPTEMBER 30,
 1994...................                   14,954,400   149,544    1,240,560   (1,482,313)      (92,209)
 Net income.............                                                        2,580,997     2,580,997
 Issuance of Series A
  preferred stock.......   100,000  $1,000                        12,299,000                 12,300,000
 Exercise of stock
  warrants..............                    1,293,120    12,931         (271)                    12,660
 Exercise of stock
  options...............                      497,100     4,971      141,510                    146,481
 Repurchase of common
  stock.................                   (1,853,640)  (18,536)  (3,781,426)                (3,799,962)
                          -------- ------- ----------  --------  -----------  -----------   -----------
BALANCE, SEPTEMBER 30,
 1995...................   100,000   1,000 14,890,980   148,910    9,899,373    1,098,684    11,147,967
 Net loss*..............                                                       (1,333,986)   (1,333,986)
 Issuance of Series B
  preferred stock, net
  of issuance costs*....    20,336     203                         2,837,237                  2,837,440
 Issuance of Series C
  preferred stock, net
  of issuance costs*....    11,180     112                         8,949,788                  8,949,900
 Exercise of stock
  warrants, including
  tax benefit*..........                      403,080     4,031      285,628                    289,659
 Exercise of stock
  options, including tax
  benefit*..............                    1,200,060    12,000      456,880                    468,880
 Issuance of common
  stock for services*...                        7,517        75       19,425                     19,500
                          -------- ------- ----------  --------  -----------  -----------   -----------
BALANCE, JUNE 30, 1996*.   131,516 $ 1,315 16,501,637  $165,016  $22,448,331  $  (235,302)  $22,379,360
                          ======== ======= ==========  ========  ===========  ===========   ===========

* Unaudited


                See notes to consolidated financial statements.

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   YEARS ENDED                NINE MONTHS ENDED
                                  SEPTEMBER 30,                    JUNE 30,
                         ---------------------------------  -----------------------
                           1993       1994        1995         1995        1996
                         ---------  ---------  -----------  ----------  -----------
                                                                 (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....  $  99,090  $ 785,245  $ 2,580,997  $2,150,378  $(1,333,986)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Deferred income taxes.              (588,821)     302,958     588,821     (848,333)
 Issuance of common
  stock for services...                                                      19,500
 Depreciation and
  amortization.........     15,077     64,991      229,807      95,700      477,678
 Equity income from
  investment...........                           (352,817)    (77,912)    (541,907)
 Interest converted to
  long-term notes
  payable..............     81,070     87,217       67,047      56,190
 Net effect of changes
  in:
  Brokerage
   receivables.........   (243,544)  (203,222)  (1,436,785) (1,218,961)  (1,156,038)
  Accounts receivable..    (73,249)    86,555      (79,200)    (39,200)     (24,800)
  Deposits with
   clearing
   organizations.......                                                  (1,110,000)
  Other assets.........    (27,262)    10,369      (34,180)    (24,293)  (1,122,205)
  Accounts payable and
   accrued expenses....     36,463    639,784    1,502,196     751,850    2,575,753
  Income taxes.........                 8,944      593,331     789,479   (1,066,866)
                         ---------  ---------  -----------  ----------  -----------
   Net cash provided by
    (used in) operating
    activities.........   (112,355)   891,062    3,373,354   3,072,052   (4,131,204)
                         ---------  ---------  -----------  ----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of office
  facilities,
  equipment, and
  leasehold
  improvements.........   (114,376)  (123,956)  (1,374,770)   (765,825)  (2,502,701)
 Purchase of
  investment...........                           (504,000)   (504,000)
 Distributions received
  from investment......                            181,091                  408,185
                         ---------  ---------  -----------  ----------  -----------
   Net cash used in
    investing
    activities.........   (114,376)  (123,956)  (1,697,679) (1,269,825)  (2,094,516)
                         ---------  ---------  -----------  ----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of Series A preferred
  stock................                         12,300,000
 Proceeds from issuance
  of Series B preferred
  stock................                                                   2,837,440
 Proceeds from issuance
  of Series C preferred
  stock................                                                   8,949,900
 Proceeds from issuance
  of common stock......    220,660    162,823
 Proceeds from exercise
  of stock options.....                            146,481      63,188      293,550
 Proceeds from exercise
  of stock warrants....                   206       12,660         200      112,572
 Repurchase of common
  stock................              (252,908)  (3,799,962)
 Repayment of long-term
  notes payable........                         (1,381,315)   (750,000)    (166,667)
 Repayment of capital
  leases...............     (5,813)   (21,592)     (21,217)    (16,273)     (16,584)
                         ---------  ---------  -----------  ----------  -----------
   Net cash provided by
    (used in) financing
    activities.........    214,847   (111,471)   7,256,647    (702,885)  12,010,211
                         ---------  ---------  -----------  ----------  -----------
INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS..    (11,884)   655,635    8,932,322   1,099,342    5,784,491
CASH AND EQUIVALENTS--
 Beginning of period...     48,146     36,262      691,897     691,897    9,624,219
                         ---------  ---------  -----------  ----------  -----------
CASH AND EQUIVALENTS--
 End of period.........  $  36,262  $ 691,897  $ 9,624,219  $1,791,239  $15,408,710
                         =========  =========  ===========  ==========  ===========
SUPPLEMENTAL
 DISCLOSURES:
 Cash paid for
  interest.............  $  13,158  $  18,347  $   398,601  $  381,873  $    60,324
                         =========  =========  ===========  ==========  ===========
 Cash paid for income
  taxes................  $   3,607  $  41,000  $   830,000  $   70,000  $ 1,025,000
                         =========  =========  ===========  ==========  ===========
 Noncash investing and
  financing activities:
 Capital expenditures
  financed with capital
  leases...............  $  70,215  $  26,070
 Tax benefit on
  exercise of non-
  qualified stock
  warrants.............                                                 $   177,087
 Tax benefit on
  exercise of stock
  options..............                                                 $   175,330
 Capital expenditures
  financed with note
  payable..............                                                 $ 2,500,000

                See notes to consolidated financial statements.

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--The consolidated financial statements include E*TRADE Group, Inc. and its subsidiaries (collectively, the "Company") E*TRADE Securities, Inc. ("E*TRADE Securities"), and E*TRADE Capital, Inc. (formerly, ET Execution Services, Inc.), securities broker-dealers. All intercompany balances and transactions have been eliminated.

  As discussed in Notes 5 and 10, the convertible Preferred Stock will be automatically converted upon the closing of the public offering contemplated herein. The accompanying pro forma balance sheet gives effect to this conversion as if such events had occurred on June 30, 1996.

  Transaction Revenues--The Company derives revenues on a discount brokerage basis from commissions and payments from other broker-dealers for order flow related to customer transactions in equity and debt securities, options, and mutual funds. Securities transactions are recorded on a trade date basis and are executed by independent broker-dealers. Through June 30, 1996, the Company did not receive or hold customers' securities or funds. The Company implemented self-clearing operations in July 1996.

  Computer services revenues represent connect time charges for interactive online computer services provided to networks for distribution to customers. Such revenues are recorded as earned.

  Interest revenues represent the Company's participation in the interest differential on its customer debit and credit balances through a contractual agreement with its principal clearing broker, and fees on its customer assets invested in money market accounts.

  Depreciation and Amortization--Office facilities and equipment generally are depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the life of the lease.

  Technology Development Costs--Technology development costs are charged to operations as incurred. Technology development costs include costs incurred in the development and enhancement of software used in the Company's product offerings. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility of the software.

  Cash and Equivalents--For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Investment represents the Company's March 1995 investment in a limited liability company, Roundtable Partners LLC ("Roundtable"), which is accounted for using the equity method. The Company's return on its investment in Roundtable is included in other revenues. Roundtable is a consortium of broker-dealers.

  Estimated Fair-Value of Financial Instruments--The Company believes the amounts presented for financial instruments on the consolidated balance sheet consisting of cash equivalents and long-term notes payable to be reasonable estimates of fair-value.

  Use of Estimates--The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

  Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109--Accounting for Income Taxes. SFAS 109 requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)
tax benefits attributable to temporary differences are recognized currently to the extent that realization of such benefits is more likely than not.

  Earnings Per Share--Earnings per share is based on the weighted average number of common and common equivalent shares outstanding during the period. Pursuant to rules of the Securities and Exchange Commission, all common and common equivalent shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the computation of common and common equivalent shares outstanding for all periods presented.

  Recently Issued Accounting Standards--The Company is required to adopt SFAS No. 123, Accounting for Stock-Based Compensation, in fiscal 1997. SFAS No. 123 establishes accounting and disclosure requirements using a fair-value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair-value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore, such adoption will have no effect on the Company's consolidated net income or cash flows.

  The Company is also required to adopt SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in fiscal 1997. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.

  Unaudited Interim Information--The consolidated financial information as of June 30, 1996 and for the nine months ended June 30, 1995 and 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such period. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

  Reclassifications--Certain items in prior years' financial statements have been reclassified to conform to the fiscal 1995 presentation.

2. PROPERTY AND EQUIPMENT--NET

  Property and equipment--net consists of the following:

                                                   SEPTEMBER 30,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (Unaudited)
   Furniture and fixtures..................... $   96,066 $  206,385 $  651,942
   Equipment..................................    947,991  2,199,193  4,996,762
   Leasehold improvements.....................     38,327     51,576  1,811,150
                                               ---------- ---------- ----------
                                                1,082,384  2,457,154  7,459,854
   Less: Accumulated depreciation.............    769,195    999,002  1,476,679
                                               ---------- ---------- ----------
   Total...................................... $  313,189 $1,458,152 $5,983,175
                                               ========== ========== ==========

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)

3. LONG-TERM NOTES PAYABLE

  In September 1990, the Company entered into a restructuring agreement with its long-term creditors. In connection with the restructuring agreement, all royalty obligations due and long-term debt were converted to promissory notes of $999,508 bearing interest at 7% per annum as well as warrants to purchase 2,626,140 shares of the Company's common stock for an aggregate exercise price of $438 ("the Restructuring Warrants"). The promissory notes were uncollateralized and subordinated to all other debt, and principal and interest was to be paid at the sole discretion of the Board of Directors of the Company. No principal or interest had been paid on the notes prior to 1995, when the notes, including accrued interest, were paid in full.

  In February 1996, the Company obtained $2.5 million in equipment financing through a term loan agreement with Merrill Lynch Business Financial Services, Inc. This term loan was used to finance the purchase of equipment and leasehold improvements. Interest is accrued at the per annum rate equal to the sum of 2.70% over the 30-Day Commercial Paper Rate as defined. The terms of such financing provide for the repayment of the term loan in 60 consecutive monthly installments. The term loan is collateralized by a first lien on all business assets of the parent company.

4. INCOME TAXES

  The components of income tax expense (benefit) for the years ended September 30 are as follows:

                                                     1993    1994        1995
                                                    ------ ---------  ----------
   Current:
     Federal....................................... $  --  $  10,752  $1,030,253
     State.........................................  3,607    36,595     395,153
                                                    ------ ---------  ----------
       Total current...............................  3,607    47,347   1,425,406
                                                    ------ ---------  ----------
   Deferred:
     Federal.......................................    --   (562,594)    301,574
     State.........................................    --    (26,227)      1,384
                                                    ------ ---------  ----------
       Total deferred..............................    --   (588,821)    302,958
                                                    ------ ---------  ----------
   Total tax expense (benefit)..................... $3,607 $(541,474) $1,728,364
                                                    ====== =========  ==========

  Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences and tax carryforwards which created deferred tax assets at September 30 are detailed below:

                                                     1993       1994     1995
                                                   ---------  -------- --------
   Deferred tax assets:
     Net operating loss carryforwards............. $ 645,176  $558,279 $    --
     Reserves and allowances......................     6,823    26,061  144,795
     Other........................................       544     4,481  141,068
                                                   ---------  -------- --------
       Total deferred tax assets..................   652,543   588,821  285,863
   Valuation allowance............................  (652,543)      --       --
                                                   ---------  -------- --------
   Net deferred tax asset......................... $     --   $588,821 $285,863
                                                   =========  ======== ========

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)
  The effective tax rate differs from the federal statutory rate as follows:

                                                     1993     1994    1995
                                                     -----   ------   ----
   Tax expense at federal statutory rate............  34.0 %   34.0 % 35.0%
   State income taxes, net of federal tax benefit...   2.3      2.8    6.1
   Decrease in federal income tax asset valuation
    allowance....................................... (34.1)  (260.4)   --
   Other............................................   1.3      1.5   (1.0)
                                                     -----   ------   ----
   Effective tax rate...............................   3.5 % (222.1)% 40.1%
                                                     =====   ======   ====

5. STOCKHOLDERS' EQUITY

  On September 28, 1995, the Company sold 100,000 shares of Series A Preferred Stock to General Atlantic Partners for $12,300,000. The Company used approximately $3,800,000 of the proceeds to repurchase and retire outstanding common stock from existing stockholders.

  Each share of Series A Preferred Stock is convertible, at the option of the stockholder, into 60 shares of common stock (subject to adjustment for events of dilution). Conversion of the Preferred Stock into common stock is automatic upon the closing of an underwritten public offering under the Securities Act of 1933, the proceeds of which exceed $7,500,000. The Preferred stockholders have voting rights equal to the common shares they would have upon conversion. Upon liquidation, holders of the Preferred Stock are entitled to receive a preferential amount equal to their original per share purchase price plus any declared and unpaid dividends before any distributions to common stockholders.

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)
  The Company's stock option plans provide for granting of nonqualified or incentive stock options to officers, directors, key employees and consultants for the purchase of shares of common stock at the prevailing price of the Company's stock as determined by the Board of Directors at the date the option is granted. The options are generally exercisable ratably over a five-year period from the date the option is granted and expire within ten years from the date of grant. A summary of stock option activity follows:

                                                          NUMBER    OPTION PRICE
                                                        OF SHARES    PER SHARE
                                                        ----------  ------------
   Outstanding at October 1, 1992......................    840,000          $.13
     Granted...........................................  2,370,000     $.13-$.28
                                                        ----------  ------------
   Outstanding at September 30, 1993...................  3,210,000     $.13-$.28
     Granted...........................................     90,000          $.28
                                                        ----------  ------------
   Outstanding at September 30, 1994...................  3,300,000     $.13-$.28
     Granted...........................................  1,776,000     $.28-$.50
     Cancelled.........................................   (876,000)    $.28-$.42
     Exercised.........................................   (497,100)    $.13-$.50
                                                        ----------  ------------
   Outstanding at September 30, 1995...................  3,702,900     $.13-$.50
     Granted...........................................  3,273,000  $2.05-$13.42
     Cancelled.........................................   (156,000)   $.28-$2.05
     Exercised......................................... (1,200,060)    $.13-$.50
                                                        ----------  ------------
   Outstanding at June 30, 1996........................  5,619,840   $.13-$13.42
                                                        ==========  ============

                                                            SEPTEMBER 30,
                                                     ---------------------------
                                                      1993     1994      1995
                                                     ------- --------- ---------
   Options available for grant...................... 690,000 1,800,000   900,000
   Options exercisable.............................. 588,000 1,230,000 1,490,000

  In April 1993, the Company's stockholders approved the 1993 Stock Option Plan (the "1993 Plan") which authorized 1,800,000 shares of the Company's common stock as available for the granting of options. The 1993 Plan was the successor plan to the 1983 Employee Incentive Stock Option Plan which expired in March 1993. In 1994, the number of authorized shares under the 1993 Plan was increased to 3,000,000. In January 1996, the authorized number of shares under the 1993 Plan was increased to 4,200,000 and in April 1996, the authorized number of shares was increased to 5,400,000.

   During 1994 and 1995, Restructuring Warrants (see Note 3) to purchase 1,235,940 and 1,263,240 shares of common stock, respectively, were exercised for $210 and $206, respectively. The remaining Restructuring Warrants expired in September 1995. In 1995, a consultant was granted a warrant to purchase 300,000 shares of the Company's common stock at $.42 per share, of which 29,880 were exercised in fiscal 1995 and the remainder in the nine months ended June 30, 1996.

6. REGULATORY REQUIREMENTS

  E*TRADE Securities is subject to the Uniform Net Capital Rule (the "Rule") under the Securities Exchange Act of 1934. E*TRADE Securities computes net capital under the aggregate indebtedness method of the Rule, which, at September 30, 1995, requires the maintenance of minimum net capital of the greater

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)

of six and two-thirds percent (6 2/3%) of aggregate indebtedness or $100,000 and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. E*TRADE Securities may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in aggregate indebtedness exceeding 1000% of net capital or in net capital of less than 120% of the minimum net capital requirement. At September 30, 1995, E*TRADE Securities had net capital of $7,062,000, which was $6,951,000 in excess of its required net capital of $111,000. E*TRADE Securities' ratio of aggregate indebtedness to net capital was .24 to 1 at September 30, 1995. Effective May 31, 1996, E*TRADE Securities has elected to use the alternative method, permitted by the Rule, which requires that the Company maintain minimum net capital equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. At June 30, 1996, E*TRADE Securities had net capital of $13,879,596, which was $13,629,596 in excess of its required net capital of $250,000.

7. LEASE ARRANGEMENTS

  The Company leases equipment under capital leases expiring through fiscal 1999. Future minimum lease payments under capital leases as of September 30, 1995 are as follows:

   Year ending September 30:
     1996............................................................. $ 30,249
     1997.............................................................   26,826
     1998.............................................................   20,137
     1999.............................................................    2,473
                                                                       --------
   Total minimum lease payments.......................................   79,685
   Less: Amount representing interest ................................   13,264
                                                                       --------
   Present value of minimum lease payments............................ $ 66,421
                                                                       ========

  The Company also has two noncancelable operating leases for office facilities through 2002. Future minimum rental commitments under these leases at September 30, 1995 are as follows:

   Year ending September 30:
     1996........................................................... $  790,900
     1997...........................................................  1,123,700
     1998...........................................................  1,191,100
     1999...........................................................  1,258,800
     2000...........................................................  1,281,100
     Thereafter.....................................................  1,634,600

  Rent expense for the years ended September 30, 1993, 1994 and 1995 was approximately $100,500, $168,800 and $344,100, respectively.

8. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER

  The Company is a defendant in civil actions arising from the normal course of business. In the opinion of management, these actions are expected to be resolved with no material effect on the Company's financial position or results of operations. During the year ended September 30, 1994, the Company settled claims made by its former clearing broker. The total amount of this settlement was $850,000 and is included in

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)
general and administrative expenses. In connection with the settlement agreement, the Company repurchased all shares of its common stock owned by its former clearing broker at the date of the settlement for $252,908, which represented their estimated fair market value.

  In March 1996, the Company entered into a five-year employment agreement with a key executive officer. The employment agreement provides for, among other things, an annual base salary which is subject to adjustment based on the Company's performance and a severance payment up to $1,250,000 in the event of termination of employment under certain defined circumstances.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK

  As a securities broker, E*TRADE Securities' transactions are executed with and on behalf of customers. E*TRADE Securities introduces these transactions for clearance to its clearing brokers on a fully disclosed basis.

  In the normal course of business, E*TRADE Securities' customer activities involve the execution of securities transactions and settlement by its clearing brokers. As the agreements between E*TRADE Securities and its clearing brokers provide that E*TRADE Securities is obligated to assume any exposure related to nonperformance by its customers, these activities may expose E*TRADE Securities to off-balance-sheet credit risk in the event a customer is unable to fulfill its contracted obligations. In the event a customer fails to satisfy its obligations, E*TRADE Securities may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill such customer's obligations.

  The Company seeks to control off-balance-sheet credit risk by monitoring its customer transactions and reviewing information it receives from its clearing brokers on a daily basis and reserving for doubtful accounts when necessary.

10. SUBSEQUENT EVENTS

  Effective January 18, 1996, the stockholders of the Company approved a change in its name from Trade*Plus, Inc. to E*TRADE Group, Inc.

  On April 10, 1996, the Company sold 20,336 shares of Series B Preferred Stock ("Series B") for $2,847,040 and incurred issuance costs of $9,600. On June 6, 1996, the Company sold 11,180 shares of Series C Preferred Stock ("Series C") to SOFTBANK Holdings Inc. for $8,999,900 and incurred issuance costs of $50,000. Each share of Series B and Series C Preferred Stock is convertible, at the option of the stockholder, into 60 shares of common stock. Conversion of the Preferred Stock into common stock is automatic upon the closing of an underwritten public offering under the Securities Act of 1933, the proceeds of which exceed $7,500,000. The Series B and Series C Preferred Stock have rights and privileges comparable to the Series A Preferred Stock (see Note 5), except that Series B and C have no anti-dilution provisions.

  In May 1996, the Company obtained $100 million in committed lines of financing to provide collateral financing of customer securities upon the conversion to self-clearing.

  In July 1996, the stockholders of the Company approved the following:

  . The 1996 Stock Incentive Plan (the "1996 Plan"), and reserved 4,000,000 shares of common stock for future grants. The 1996 Plan is divided into three components: the Discretionary Option Grant

                   E*TRADE GROUP, INC. AND SUBSIDIARIES

 (INFORMATION AT JUNE 30, 1996 AND FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND
                            1996 IS UNAUDITED)
     Program, the Stock Issuance Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be granted to purchase shares of common stock at an exercise price not less than the fair market value of those shares on the grant date to eligible employees. The Stock Issuance Program allows for individuals to be issued shares of common stock directly through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services. Under the Automatic Option Grant Program, options are automatically granted at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

  . The 1996 Stock Purchase Plan, and reserved 650,000 shares of common stock for sale to employees at a price no less than 85% of the lower of the fair market value at the beginning of the two-year offering period or the end of each of the six-month purchase periods.

  . The reincorporation of the Company in Delaware, an increase in the number of authorized shares of common stock to 50,000,000 and the related exchange of each share of common stock of the Company into 60 shares of common stock of the Delaware corporation. Such reincorporation and share exchange will be consummated in July 1996. All references in the consolidated financial statements to numbers of shares, per share amounts and prices of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

E*TRADE: EMPOWERING CONSUMERS THROUGH TECHNOLOGY

E*TRADE uses information technology to provide value-added commercial transaction processing services. In 1992, the Company formed E*TRADE Securities and began offering consumers online brokerage services available 24 hours a day, seven days a week. E*TRADE empowers its customers to take control of their own financial transactions.

Cost-effective Services.

Services are offered unbundled, so that customers can choose just the services they want.

User-friendly Web Trading Interface.

E*TRADE has made online trading simple, fast and fun.

Secure Operations.

By offering highly secure services through encrypted transmissions, E*TRADE has achieved industry recognition for its leadership in the secure provision of online brokerage services.

Personalized Environments.

Customers can customize their user interfaces to enhance their personal trading experiences.

Customers are able to trade through a broad range of electronic access points, including the Internet, direct modem link, America Online, CompuServe and touch-tone telephone.

               [Graphical depiction of E*TRADE order screen]

                 [Graphical depiction of E*TRADE Web page]

                       [Photo of person at computer]

ACCESS

                                    ANY TIME

                                                                   ANYWHERE

                               JOIN THE
                                               ELECTRONIC
                         TRADING
                                   REVOLUTION

              [Graphic of globe with circling rings in palm]

                              www.etrade.com

                              [COMPANY LOGO]

              INFORMATION CONTAINED IN THE COMPANY'S WEB SITE
              SHALL NOT BE DEEMED TO BE PART OF THIS
              PROSPECTUS.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD fee and the Nasdaq National Market fee.

                                                                       AMOUNT
                                                                         TO
                                                                      BE PAID
                                                                     ----------
Registration fee.................................................... $   35,056
NASD fee............................................................     10,666
Nasdaq National Market fee..........................................     50,000
Printing and engraving..............................................    160,000
Legal fees and expenses.............................................    400,000
Accounting fees and expenses........................................    400,000
Blue sky fees and expenses..........................................     15,000
Transfer agent fees.................................................      2,000
Director and officer insurance premiums.............................    425,000
Miscellaneous.......................................................    247,278
                                                                     ----------
  Total............................................................. $1,745,000
                                                                     ==========

  The Selling Stockholders will bear their pro rata portion of underwriting discounts and commissions, based on the number of shares offered by such holders. All of the other costs and expenses of the Selling Stockholders will be borne by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

  Article 5 of the Restated Bylaws of the Registrant provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

  In connection with the incorporation of the Registrant into the State of Delaware, the Registrant entered into indemnification agreements with each director and certain officers, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide indemnification to such directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since June 30, 1993, the Registrant has sold and issued the following unregistered securities:

  (1) During the period June 30, 1993 through June 30, 1996 the Registrant granted stock options to employees, directors and consultants under its 1993 Stock Option Plan and 1996 Stock Incentive Plan, covering an aggregate of 6,249,000 shares of the Company's Common Stock at an average exercise price of $2.15 per share. Of these, options covering an aggregate of 1,032,000 were cancelled without being exercised. During the same period, the Registrant sold an aggregate of 1,697,160 shares of its Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $431,701 upon the exercise of outstanding stock options.

  (2) On October 29, 1993, the Registrant sold 125,640 shares of Common Stock to RKS Financial Group, Inc. ("RKS") for $35,598 in cash as a result of antidilution provisions in the RKS Stock Purchase Agreement dated October 21, 1991. On May 17, 1994, the Registrant sold an additional 34,620 shares to RKS for $17,310 in cash as a result of antidilution provisions.

  (3) On March 30, 1994, the Registrant sold 220,860 shares of Common Stock to Robert Graham, Roberta Colin, Tracy Henderson and Steve Herrick for $110,430 in cash.

  (4) On May 17, 1994, the Registrant sold 44,116 shares of Common Stock to 17 early stockholders of the Registrant, including co-founders William A. Porter and Bernard A. Newcomb, for an aggregate price of $441.16 pursuant to the exercise of warrants.

  (5) On September 28, 1995, the Registrant sold 100,000 shares of Series A Preferred Stock to General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. for $12,300,000 in cash.

  (6) On September 28, 1995, the Registrant sold 29,880 shares of its Common Stock to an employee for $12,450 in cash upon the exercise of a warrant, and on January 31, 1996 sold the remaining 270,120 shares exercisable under the warrant for $112,550 in cash.

  (7) On April 10, 1996, the Registrant sold 20,336 shares of Series B Preferred Stock to Christos M. Cotsakos and affiliates, Richard S. Braddock, General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. for $2,847,040 in cash.

  (8) On March 31, 1996 and June 7, 1996 the Registrant issued 6,096 and 1,421 shares of Common Stock, respectively, to George Hayter, a director of the Company, for consulting services.

  (9) On June 6, 1996, the Registrant sold 11,180 shares of Series C Preferred Stock to SOFTBANK Holdings Inc. for $9.0 million in cash.

  The sales and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sale and issuance of securities in the transaction described in paragraphs (2) through (9) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  In May 1996, E*TRADE Group, Inc., a Delaware corporation ("E*TRADE Delaware") was formed and 100 shares of Common Stock were issued to E*TRADE Group, Inc., a California corporation ("E*TRADE California") for a de minimis dollar amount. The sale and issuance was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as a transaction not involving any public offering.

  In July 1996, E*TRADE California will merge with and into E*TRADE Delaware. In connection with the merger, E*TRADE Delaware will issue an aggregate of 16,073,357 shares of Common Stock to the holders of common stock of E*TRADE California (assuming shares outstanding at June 30, 1996), such that holders of common stock of E*TRADE California will receive a proportionate interest in E*TRADE Delaware Common Stock, without giving effect to the offering. Likewise, E*TRADE Delaware will issue 100,000 shares of Series A Preferred Stock, 20,336 shares of Series B Preferred Stock and 11,180 shares of Series C Preferred Stock to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively. The issues of securities will not be registered under the Securities Act due to the exemption from registration thereunder provided by Section 3(a)(9) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

  EXHIBIT
  NUMBER  DOCUMENT DESCRIPTION
  ------- --------------------
    1.1   Form of Underwriting Agreement.
   *3.1   Certificate of Incorporation of the Registrant.
   *3.2   Bylaws of the Registrant.
    3.3   Restated Certificate of Incorporation of the Registrant to be
          effective prior to the offering.
    3.4   Restated Bylaws of the Registrant to be effective prior to the offering.
    4.1   Specimen of Common Stock Certificate.
    4.2   Reference is hereby made to Exhibits 3.1 to 3.4.
    5.1   Opinion of Brobeck, Phleger & Harrison LLP.
  *10.1   Form of Indemnification Agreement to be entered into between the
          Registrant and its directors and certain officers.
  *10.2   1983 Employee Incentive Stock Option Plan.

  EXHIBIT
  NUMBER  DOCUMENT DESCRIPTION
  ------- --------------------
  *10.3   1993 Stock Option Plan.
   10.4   1996 Stock Incentive Plan.
   10.5   Not used.
   10.6   Not used.
   10.7   Not used.
  *10.8   401(k) Plan.
   10.9   1996 Stock Purchase Plan.
  *10.10  Employee Bonus Plan.
  *10.11  Lease of premises at Four Embarcadero Place, 2400 Geng Road, Palo
          Alto, California.
   10.12  Lease of premises at 10951 White Rock Road, Rancho Cordova,
          California.
   10.13  Employment Agreement dated March 15, 1996, by and between Christos M.
          Cotsakos and the Registrant.
  *10.14  Clearing Agreement between E*TRADE Securities, Inc. and Herzog,
          Heine, Geduld, Inc. dated May 11, 1994.
  *10.15  Guarantee by the Registrant to Herzog, Heine, Geduld, Inc.
  +10.16  BETAHOST Master Subscription Agreement between E*TRADE Securities,
          Inc. and BETA Systems Inc. dated June 27, 1996.
   10.17  Stock Purchase Agreement among the Registrant, General Atlantic
          Partners II, L.P. and GAP Coinvestment Partners, L.P. dated September
          28, 1995.
   10.18  Stock Purchase Agreement among the Registrant, General Atlantic
          Partners II, L.P., GAP Coinvestment Partners, L.P., Richard S.
          Braddock and the Cotsakos Group dated April 10, 1996.
   10.19  Stock Purchase Agreement between the Registrant and SOFTBANK Holdings
          Inc. dated
          June 6, 1996.
   10.20  Stockholders Agreement among the Registrant, General Atlantic
          Partners II, L.P., GAP Coinvestment Partners, L.P. and the
          Stockholders named therein dated September 28, 1995 (the
          "Stockholders Agreement").
   10.21  Supplement No. 1 to Stockholders Agreement dated as of April 10,
          1996.
   10.22  Stockholders Agreement Supplement and Amendment dated as of June 6,
          1996.
   10.23  Consulting Agreement between the Registrant and George Hayter dated as of June 7, 1996.
   11.1   Statement regarding computation of per share earnings.
   21.1   Subsidiaries of the Registrant.
   23.1   Consent of Independent Auditors.
   23.2   Consent of Counsel (included in Exhibit 5.1).
  *24.1   Power of Attorney.
  *27.1   Financial Data Schedule as of and for the six months ended March 31,
          1996 and as of and for the year ended September 30, 1995.
   27.2   Financial Data Schedule as of and for the nine months ended June 30,
          1996 and as of and for the year ended September 30, 1995.

- --------

*Previously filed.

+Confidential treatment has been requested with respect to certain portions of this exhibit.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Restated Bylaws of Registrant, Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on this 19th day of July 1996.

                                          E*TRADE Group, Inc.

                                              /s/ Christos M. Cotsakos
                                          By___________________________________
                                                  Christos M. Cotsakos
                                                        President
                                               and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE


        * William A. Porter            Chairman of the           July 19, 1996
- -------------------------------------  Board
          William A. Porter


    /s/ Christos M. Cotsakos           President and Chief
- ------------------------------------   Executive Officer
        Christos M. Cotsakos           (principal
                                       executive officer)


      * Stephen C. Richards            Chief Financial          July 19, 1996
- -------------------------------------  Officer (principal
         Stephen C. Richards           financial and
                                       accounting officer)


      *  Richard S. Braddock           Director                July 19, 1996
- -------------------------------------
         Richard S. Braddock


         * William E. Ford             Director               July 19, 1996
- -------------------------------------
           William E. Ford


         * George Hayter               Director               July 19, 1996
- -------------------------------------
            George Hayter

              SIGNATURE                         TITLE                DATE


           * Keith Petty                      Director            July 19, 1996
- -------------------------------------
             Keith Petty


        * Lewis E. Randall                 Director               July 19, 1996
- -------------------------------------
          Lewis E. Randall


        * Lester C. Thurow                 Director               July 19, 1996
- -------------------------------------
          Lester C. Thurow

     /s/ Christos M. Cotsakos

*By ____________________________

       Christos M. Cotsakos

        (Attorney-in-fact)

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                        DOCUMENT DESCRIPTION
  -------                       --------------------
    1.1   Form of Underwriting Agreement.
   *3.1   Certificate of Incorporation of the Registrant.
   *3.2   Bylaws of the Registrant.
    3.3   Restated Certificate of Incorporation of the Registrant to be
          effective prior to the offering.
    3.4   Restated Bylaws of the Registrant to be effective prior to the offering.
    4.1   Specimen of Common Stock Certificate.
    4.2   Reference is hereby made to Exhibits 3.1 to 3.4.
    5.1   Opinion of Brobeck, Phleger & Harrison LLP.
  *10.1   Form of Indemnification Agreement to be entered into between the Registrant and its directors and certain officers.
  *10.2   1983 Employee Incentive Stock Option Plan.
  *10.3   1993 Stock Option Plan.
   10.4   1996 Stock Incentive Plan.
   10.5   Not used.
   10.6   Not used.
   10.7   Not used.
  *10.8   401(k) Plan.
   10.9   1996 Stock Purchase Plan.
  *10.10  Employee Bonus Plan.
  *10.11  Lease of premises at Four Embarcadero Place, 2400 Geng Road,
          Palo Alto, California.
   10.12  Lease of premises at 10951 White Rock Road, Rancho Cordova,
          California.
   10.13  Employment Agreement dated March 15, 1996, by and between
          Christos M. Cotsakos and the Registrant.
  *10.14  Clearing Agreement between E*TRADE Securities, Inc. and Herzog,
          Heine, Geduld, Inc. dated May 11, 1994.
  *10.15  Guarantee by the Registrant to Herzog, Heine, Geduld, Inc.
  +10.16  BETAHOST Master Subscription Agreement between E*TRADE
          Securities, Inc. and BETA Systems Inc. dated June 27, 1996.
   10.17  Stock Purchase Agreement among the Registrant, General Atlantic
          Partners II, L.P. and GAP Coinvestment Partners, L.P. dated
          September 28, 1995.
   10.18  Stock Purchase Agreement among the Registrant, General Atlantic
          Partners II, L.P., GAP Coinvestment Partners, L.P., Richard S.
          Braddock and the Cotsakos Group dated April 10, 1996.
   10.19  Stock Purchase Agreement between the Registrant and SOFTBANK
          Holdings Inc. dated
          June 6, 1996.
   10.20  Stockholders Agreement among the Registrant, General Atlantic
          Partners II, L.P., GAP Coinvestment Partners, L.P. and the
          Stockholders named therein dated September 28, 1995 (the
          "Stockholders Agreement").
   10.21  Supplement No. 1 to Stockholders Agreement dated as of April
          10, 1996.
   10.22  Stockholders Agreement Supplement and Amendment dated as of
          June 6, 1996.
   10.23  Consulting Agreement between the Registrant and George Hayter dated as of June 7, 1996.
   11.1   Statement regarding computation of per share earnings.
   21.1   Subsidiaries of the Registrant.
   23.1   Consent of Independent Auditors.
   23.2   Consent of Counsel (included in Exhibit 5.1).
  *24.1   Power of Attorney.
  *27.1   Financial Data Schedule as of and for the six months ended
          March 31, 1996 and as of and for the year ended September 30,
          1995.
   27.2   Financial Data Schedule as of and for the nine months ended
          June 30, 1996 and as of and for the year ended September 30,
          1995.

- -------
*Previously filed.

+Confidential treatment has been requested with respect to certain portions of this exhibit.